                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]         Preliminary Proxy Statement                               [ ] Confidential,  for  Use of the  Commission
                                                                          Only (as permitted by Rule 14a-6(e)(2))
[X]         Definitive Proxy Statement

[ ]         Definitive Additional Materials

[ ]         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             WORLD OF SCIENCE, INC.
                (Name of Registrant as Specified in its Charter)

                             WORLD OF SCIENCE, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]         No fee required
[X]         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            (1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share ("World of Science Common Stock")

            (2) Aggregate number of securities to which transaction applies: 4,736,105 shares

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The amount on which the filing fee of $1,089.30 is calculated was determined pursuant to Rule 0-11(c) of the Securities Exchange Act, as amended, by multiplying 1/50th of 1% by an amount equal to the product of (x) $1.15, the cash merger consideration per share, and (y) 4,736,105, the number of shares of World of Science Common Stock issued and outstanding.

            (4)         Proposed maximum aggregate value of transaction:
                        $5,446,521.

            (5)         Total fee paid :  $1,089.30

[X]         Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.


            (1)         Amount Previously Paid: ____________________________

            (2)         Form, Schedule or Registration Statement No.: ______

            (3)         Filing Party: ______________________________________

            (4)         Date Filed: ________________________________________

                            WORLD OF SCIENCE, INC.
                       900 Jefferson Road, Building Four
                           Rochester, New York 14623

                 To the stockholders of World of Science, Inc.

                A MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

     You are cordially invited to attend a special meeting of stockholders of World of Science, Inc., to be held at 11:00 a.m., local time, on Friday, September 8, 2000, at the principal offices of World of Science at 900 Jefferson Road, Building Four, Rochester, New York.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement, dated as of August 3, 2000, by and among Natural Wonders, Inc., Merger Sub, a wholly-owned subsidiary of Natural Wonders to be formed, and World of Science, pursuant to which World of Science will become a wholly-owned subsidiary of Natural Wonders and each share of World of Science common stock will be converted into a right to receive $1.15 in cash. Approval of the proposed merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of World of Science common stock entitled to vote on the merger.

     Your board of directors has unanimously approved the merger and recommends that its stockholders vote FOR the merger proposal.

     Information about the merger is contained in this proxy statement. I urge you to read this proxy statement and give it your careful attention.

     If the merger is approved, stockholders will receive appropriate instructions for exchanging their stock certificates for cash. Please do not send in your stock certificates at this time.

     Your vote is very important, regardless of the number of shares you own. Whether or not you intend to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.


                                          /s/ Fred H. Klaucke
                                          Fred H. Klaucke
                                          President and Chief Executive Officer,
                                          Chairman of the Board

     This proxy statement is dated August 15, 2000, and is first being mailed to stockholders of World of Science on or about August 18, 2000.

                            WORLD OF SCIENCE, INC.
                      900 Jefferson Road, Building Four
                          Rochester, New York 14623
                                (716) 475-0100

          Notice of Special Meeting of World of Science Stockholders

                 Friday, September 8, 2000 at 11:00 a.m.

To The Stockholders Of World Of Science, Inc.:

     NOTICE HEREBY IS GIVEN that a special meeting of stockholders of World of Science, Inc., a New York corporation, will be held at 11:00 a.m., local time, on Friday, September 8, 2000, at the principal offices of World of Science at 900 Jefferson Road, Building Four, Rochester, New York, for the following purposes:

     1. To consider and vote upon a proposal to adopt a merger agreement, dated as of August 3, 2000, by and among Natural Wonders, Inc., Merger Sub, a wholly-owned subsidiary of Natural Wonders to be formed, and World of Science, pursuant to which World of Science will become a wholly owned subsidiary of Natural Wonders and each share of World of Science common stock will be converted into a right to receive $1.15 in cash.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     The item of business is described in the attached proxy statement. The affirmative vote of the holders of at least two-thirds of the outstanding shares of World of Science common stock entitled to vote on the merger is required for adoption of the merger agreement. Holders of record of World of Science common stock at the close of business on August 15, 2000, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.

                                   By Order of the Board of Directors of
                                   World of Science, Inc.

                                   /s/ Richard B. Callen


                                   Richard B. Callen
                                   Corporate Secretary

Rochester, New York

August 15, 2000

                              SUMMARY TERM SHEET

     This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. We urge you to read carefully the proxy statement and the documents attached to this proxy statement for a complete understanding of the merger. See "Where You Can Find More Information" (page 42). Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (see page 32)                     interactive toys and games. Natural Wonders'
                                                            target customers are predominately well
World of Science, Inc.                                      educated, middle income families (adults ages
900 Jefferson Road, Building Four                           25 and up and children ages 6 to 12). As of
Rochester, New York 14623                                   the date of this proxy statement, Natural
(716) 475-0100                                              Wonders operated 177 retail stores in 39
                                                            states. A copy of Natural Wonders' 1999
     World of Science, Inc., a New York                     Annual Report to Stockholders and its
corporation, is a specialty retailer of a variety           Quarterly Report on Form 10-Q for the quarter
of traditional and distinctive science and                  ended April 29, 2000 are included in this
nature products. Its stores typically include               proxy statement as Annex D and Annex G,
products from 25 different merchandise                      respectively.
categories, including anatomy (anatomical
models, charts and books), astronomy                        Merger Sub
(telescopes, solar system models), dinosaurs,               4209 Technology Drive
geography, geology (mineral and fossil                      Fremont, California 94538
collectibles), physics and puzzles and games.               (510) 252-9600
World of Science has a broad customer base,
as its products appeal to customers of all ages                  Merger Sub will be a wholly-owned
for gift-giving, educational use and                        subsidiary of Natural Wonders, formed as a
entertainment. The Company operates both a                  corporation under the laws of the State of New
permanent and seasonal store format. At the                 York, for the specific purpose of being merged
date of this proxy statement, World of Science              with and into World of Science in order to
operated 85 permanent stores and 16                         facilitate the merger.
seasonal stores in 25 states. In addition to its
traditional retail stores, World of Science                 Special Meeting (see page 11)
operates an e-commerce retail site, through its
wholly-owned subsidiary, WOSI on the Web,                        The special meeting of World of Science
Inc., which is a New York corporation.                      stockholders will be held on Friday, September 8,
                                                            2000 at 11:00 a.m., local time, at the principal offices
Natural Wonders, Inc.                                       of World of Science at 900 Jefferson Road, Building Four,
4209 Technology Drive                                       Rochester, New York.
Fremont, California 94538
(510) 252-9600                                              Record Date; Vote Required (see page 11)

     Natural Wonders, Inc., a Delaware                           You can vote at the special meeting if you
corporation, is a specialty gift retailer of                owned common stock of World of Science at
unique and affordable family gifts inspired by              the close of business on August 15, 2000,
the wonders of science and nature. Its                      the record date. On that date, there were
merchandise assortment includes telescopes,                 4,736,105 shares of common stock outstanding
mineral carvings, globes, home and garden                   and entitled to vote. To adopt the merger
items, ceramics, wind chimes, hats and shirts,              agreement, the holders of two-thirds of
books, tapes, cd's, videos and a variety of                 those shares must vote in favor of doing so.

You may cast one vote for each share of                          General.
common stock that you owned on
August 15, 2000.                                                 We propose a merger in which a wholly-
                                                            owned subsidiary of Natural Wonders will
A failure to vote, either by not returning the              merge with and into World of Science. When
enclosed proxy card or by checking the                      the merger is complete, each share of World
"Abstain" box on the proxy card, or a failure               of Science common stock (other than shares
to instruct your broker to vote if your shares              owned by Natural Wonders, Merger Sub or
are held in an account at a brokerage firm or               World of Science) will automatically convert
bank will have the same effect as a vote                    into the right to receive cash in the amount of
against the merger. Accordingly, the board of               $1.15, without interest.
directors of World of Science urges you to
complete, date and sign the accompanying                         Opinion of Financial Advisor (see page 19)
proxy card and return it promptly in the
enclosed, postage paid envelope.                                 In deciding to approve the merger and the
                                                            merger agreement, World of Science's board
Voting by Directors and Executive Officers                  of directors considered the opinion of its
(see page 39)                                               financial advisor, Raymond James &
                                                            Associates, Inc., that, as of August 3, 2000,
     As of August 15, 2000, the date                        the cash consideration to be received in the
of this proxy statement, directors and                      merger was fair from a financial point of view
executive officers of World of Science held, as             to the holders of World of Science common
a group, approximately 43% of common stock                  stock. The full text of this opinion is attached
entitled to vote at the special meeting.                    as Annex B. You should read the opinion
All of the directors of World of Science                    completely to understand the assumptions
have signed a voting agreement under which                  made, matters considered and limitations of
they have agreed to vote all shares of                      the review undertaken by Raymond James
common stock held by them in favor of the                   in providing its opinion.
merger. As of the date of this proxy statement,
the directors held, as a group, approximately               Effective Time (see page 28).
42% of the voting power of World of Science
common stock entitled to vote at the                             The merger will occur after all of the
World of Science special meeting.                           conditions to the completion of the merger
                                                            have been satisfied or waived in accordance
Recommendation of the Board of Directors                    with the merger agreement. The merger will
and Reasons for the Merger (see page 18)                    become effective when a certificate of merger
                                                            is filed by the New York Department of State,
     The board of directors of World of                     the effective time. We expect to complete the
Science believes that the merger is fair to you             merger during the third calendar quarter of
and in your best interest, and unanimously                  2000.
voted to approve the merger agreement and
unanimously recommends that you vote                        Exchange of Certificates (see page 28).
"FOR" the approval of the merger agreement.
                                                            Pursuant to the merger agreement,
The Merger (see page 13)                                    immediately prior to the date of the closing
                                                            of the merger, Natural Wonders will deposit,
     The merger agreement is attached to this               or will cause the Merger Sub to deposit, with
document as Annex A. Please read the merger                 American Stock Transfer & Trust Company, the
agreement. It is the legal document that                    disbursing agent, the amount of cash equal to
governs the merger.                                         the product of $1.15 multiplied by the shares
                                                            of World of Science common stock









outstanding immediately prior to the effective              .    holders of the requisite number of shares
time, other than shares held by World of                    of World of Science common stock must have
Science, Natural Wonders and Merger Sub.                    approved the merger agreement;
Promptly after the effective time, the
disbursing agent will send to each stockholder              .    there must have been no material adverse
of record immediately prior to the effective                change in the prospects, financial condition or
time, a letter of transmittal and detailed                  results of operations of World of Science since
instructions specifying the procedures to be                January 29, 2000; and
followed in surrendering certificates. Share
certificates should not be forwarded to the                 .    neither company shall have breached its
disbursing agent until receipt of the letter                representations, warranties or covenants in the
of transmittal. Upon the surrender of a share               merger agreement.
certificate, the disbursing agent will issue to
the surrendering holder $1.15 for each share of                  Interests of Directors and Officers in the
World of Science common stock, in cash, without             Merger (see page 25)
interest, the merger consideration.

     Treatment of Outstanding Options (see
page 13)                                                         You should be aware that certain directors
                                                            and executive officers of World of Science
     The merger agreement requires World of                 have interests in the merger that are different
Science to cancel all outstanding options to                from, or in addition to, the interests of World
purchase World of Science common stock,                     of Science's stockholders. Among other
whether vested or unvested, and convert the                 things, certain executives will have their
options into the right to receive cash in an                existing employment and compensation
amount equal to the difference between the                  agreements assumed, and the severance
merger consideration and the exercise price                 benefits under those agreements paid, by
with respect to the options, multiplied by the              Natural Wonders. These executive officers of
number of shares covered by the option. For                 World of Science may enter into new
example, if you hold an option to purchase                  agreements or arrangements with respect to
100 shares of World of Science at an exercise               employment with Natural Wonders or World
price of $1.00 per share, you will be entitled to           of Science, as the surviving corporation.
receive $15.
                                                                 Termination of the Merger Agreement;
     Conditions to the Completion of the                    (see page 38)
Merger (see page 36)
                                                                 The merger agreement contains provisions
     World of Science and Natural Wonders                        addressing the circumstances under which
will complete the merger only if they satisfy               World of Science or Natural Wonders may
or, in some cases waive, several conditions,                terminate the merger agreement. Either
including the following:                                    company may terminate the merger
                                                            agreement:
 .    Natural Wonders shall have obtained the
necessary financing to pay the merger                       .    if Natural Wonders has not obtained
consideration. As more fully discussed in                        financing sufficient to consummate the
"The Merger - Lack of Financing Sufficient to                    merger prior to August 25, 2000;
Complete the Merger", Natural Wonders does
not currently have firm commitment letters                  .    if the merger is not completed on or before
from its financing sources;                                      October 2, 2000 (unless extended by the
                                                                 mutual consent of the parties), so long as
                                                                 the terminating company is not in breach
                                                                 under the merger agreement;

 .    if the World of Science stockholders do                Stockholders desiring to exercise their
     not approve the merger; or                             appraisal rights will have the rights and duties
                                                            and must follow the procedures set forth in
 .    if the other company breaches its                      Section 623 of the New York Business
     representations, warranties or covenants in            Corporation Law, the full text of Section 623
     the merger agreement in a material way.                is attached to this proxy statement as Annex
                                                            C. Stockholders who wish to exercise
     In addition, World of Science can                      appraisal rights must carefully follow the
terminate the agreement in the event its board              procedures described in Section 623 and are
of directors determines, consistent with its                urged to read Annex C in its entirety.
fiduciary obligations, to accept an unsolicited
third party offer.                                          Certain Federal Income Tax Consequences
                                                            (see page 39)
     "No Solicitation" (see page 36).
                                                                 Your exchange of shares of common stock
     The merger agreement prohibits World of                for cash pursuant to the merger will be a
Science, WOSI on the Web, or any of their                   taxable transaction for federal income tax
respective officers, directors, employees,                  purposes. You will recognize gain or loss for
agents and representatives, from taking any                 federal income tax purposes equal to the
action to initiate or solicit a proposal for the            difference between the amount of cash you
acquisition of World of Science or WOSI on                  receive for your shares and your tax basis in
the Web. The merger agreement does not,                     the shares surrendered, assuming that you do
however, prohibit World of Science or its                   not have a special tax status or did not acquire
board of directors from considering, and                    your shares pursuant to an incentive stock
potentially accepting, an unsolicited                       option or special compensation arrangement.
acquisition proposal from a third party.
                                                            Determining the actual tax consequences of
     Break-up Fee (see page 36)                             the merger to you may be complex. They will
                                                            depend on your specific situation and on
     In the event World of Science violates the             variables not within our control. You should
no solicitation prohibition contained in the                consult your own tax advisor for a full
merger agreement, or closes an acquisition                  understanding of the merger's tax
transaction arising from an unsolicited third               consequences.
party offer, World of Science must pay Natural
Wonders a $150,000 break-up fee.

     Expenses (see page 38)

     In the merger agreement, Natural Wonders has agreed to pay documented costs and expenses incurred by World of Science in the amount of
(i) $150,000, upon the filing of the
preliminary proxy statement with the
Securities and Exchange Commission and
(ii) $250,000, upon the mailing of this proxy statement to World of Science stockholders.
Except for that agreement, World of Science and Natural Wonders will each bear its own expenses in connection with the merger.

Appraisal Rights of Dissenting
Stockholders (see page 29)

     Under New York law, World of Science
stockholders who do not vote in favor of the merger will be entitled to exercise appraisal rights in connection with the merger.


                               TABLE OF CONTENTS

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
                                                                                          Page
                                                                                          ----
SUMMARY TERM SHEET.......................................................................   1

  The Parties to the Merger..............................................................   1
  Special Meeting........................................................................   1
  Record Date; Vote Required.............................................................   1
  Voting By Directors and Executive Officers.............................................   2
  Recommendation of the Board of Directors and Reasons for the Merger....................   2
  The Merger.............................................................................   2
  Appraisal Rights of Dissenting Stockholders............................................   4
  Certain Federal Income Tax Consequences................................................   4


QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING...........................   7

THE SPECIAL MEETING......................................................................  11

  Proxy Statement........................................................................  11
  Date, Time and Place of Special Meeting................................................  11
  Purpose of the Special Meeting.........................................................  11
  Recommendation of the Board of Directors...............................................  11
  Stockholder Record Date for the Special Meeting........................................  11

  Vote Required for Adoption of the Merger Agreement.....................................  12

  Proxies................................................................................  12
  Solicitation of Proxies................................................................  13

THE MERGER...............................................................................  13

  General................................................................................  13
  Background of the Merger...............................................................  14
  Recommendation of the Board of Directors and Reasons for the Merger....................  18
  Opinion of Financial Advisor...........................................................  19
  Interests of Certain Directors and Executive Officers in the Merger....................  25
  Lack of Financing Sufficient to Complete the Merger....................................  27
  Completion and Effectiveness of the Merger.............................................  28
  Structure of the Merger................................................................  28
  Payment for Shares; Disbursing Agent...................................................  28
  Dissenters' Rights.....................................................................  29
  Regulatory Matters.....................................................................  31
  The Merger Agreement...................................................................  32
  Voting Agreement.......................................................................  39
  Certain Federal Income Tax Consequences of the Merger..................................  39
  Accounting Treatment of the Merger.....................................................  40

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT..............................  40

STOCKHOLDER PROPOSALS....................................................................  41

OTHER MATTERS............................................................................  41

WHERE YOU CAN FIND MORE INFORMATION......................................................  42


ANNEXES
     Annex A - Agreement and Plan of Merger
     Annex B - Opinion of Financial Advisor
     Annex C - Section 623 of the New York Business Corporation Law
     Annex D - 1999 Annual Report to Stockholders of Natural Wonders, Inc.
     Annex E - Natural Wonders' Annual Report on Form 10-K for the year ended
               January 29, 2000
     Annex F - Natural Wonders' Report on Form 8-K dated May 23, 2000
     Annex G - Quarterly Report on Form 10-Q for the first quarter ended April
               29, 2000 of Natural Wonders, Inc.
     Annex H - Natural Wonders' Report on Form 8-K dated August 4, 2000

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
                            AND THE SPECIAL MEETING

Q:   Is the financial condition of Natural Wonders relevant to my decision on how to vote or for any other reason?

A:   A condition to the completion of the merger is that Natural Wonders deposit, or cause to be deposited, with the disbursing agent an amount of cash equal to the aggregate merger consideration. If Natural Wonders is not able to fulfill this condition the merger will not occur. However, once your shares of World of Science common stock are purchased you will no longer have an investment in the company that survives as a result of the merger.

Q:   Does Natural Wonders have the resources to pay the full cash price for all of the outstanding shares?

A:   No. Natural Wonders does not currently have the funds necessary to complete the merger transaction in accordance with the terms of the merger agreement, including the payment of the merger consideration. Natural Wonders has executed financing term sheets with two financial institutions. The term sheets are not binding and do not evidence a commitment to extend credit.

     Although Natural Wonders has advised World of Science's board of directors that the proposed financing terms with the two institutional lenders are acceptable, there can be no assurances that Natural Wonders will, in fact, close the financing transactions with those lenders and, if not, that Natural Wonders will be able to secure financing in an amount sufficient to complete the merger or on acceptable terms. The closings of the financings are subject to, among other things, Natural Wonders' securing $1.25 million of additional subordinated debt or equity beyond the amounts proposed from the two institutional lenders, the satisfactory completion of due diligence by the lenders, and the absence of any material adverse change in the financial condition, business, profitability, assets or operations of Natural Wonders. Natural Wonders has indicated to World of Science that certain principals of Natural Wonders are prepared to provide financing to Natural Wonders in the amount of $550,000, and that the financial advisors of both Natural Wonders and World of Science have each agreed to defer a portion of their fees in consideration of a promissory note and warrants.

Q:   What will happen if Natural Wonders is unable to secure the financing necessary for it to pay the merger consideration?

A:   The merger agreement provides that in the event Natural Wonders does not remove the contingency to closing the merger transaction due to the lack of adequate financing by August 25, 2000, either World of Science or Natural Wonders may terminate the merger agreement.

Q:   What will happen to the outstanding shares of World of Science common stock?

A:   If the merger occurs, each stockholder of World of Science will receive
$1.15 in cash, the merger consideration, without interest, for each share of common stock held by that stockholder.

Q:   Will World of Science continue to exist following the merger?

A:   World of Science will be the surviving corporation in the merger, and will operate as a wholly-owned subsidiary of Natural Wonders. You will have no further interest in World of Science after completion of the merger.

Q:   Does World of Science's board of directors recommend approval of the merger?

A:   Yes. The board of directors of World of Science has approved the merger and unanimously recommends that World of Science stockholders vote in favor of the merger. In addition, each of the directors of World of Science has entered into a voting agreement with Natural Wonders to vote his shares of common stock in favor of the merger.

Q:   Is the proposed merger a taxable transaction?

A:   Yes. The acquisition of your shares for cash consideration is a taxable transaction and may result in tax liability. You should consult your own tax advisor to determine the tax consequences of the transaction.

Q:   What needs to happen in order for the merger to occur?

A:   Natural Wonders must secure the financing necessary to pay the merger consideration. Moreover, the merger cannot occur unless holders of World of Science common stock representing at least two-thirds of all outstanding shares entitled to vote on the merger vote in favor of the merger and the necessary third-party consents are obtained.

Q:   When do you expect the merger to be completed?

A:   We expect to complete the merger during the third calendar quarter of 2000.
However, because the merger is subject to third-party consents and Natural Wonders' securing the necessary financing to pay the merger consideration, we cannot predict the exact timing.

Q:   Is the merger fair to World of Science stockholders?

A:   Raymond James & Associates has issued a written fairness opinion dated as of August 4, 2000, stating that, as of August 3, 2000, the amount which will be paid to World of Science stockholders in the merger is fair from a financial point of view.

Q:   Should I send in my stock certificates now?

A:   No. After completion of the merger, Natural Wonders will send instructions to World of Science stockholders whose shares are being purchased in the merger. These instructions will explain how to submit your World of Science stock certificates for payment of the merger consideration.

Q:   How do I vote?

A:   After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting.

Q:   What if I don't vote?

A:   .    If you fail to respond, it will have the same effect as a vote against the merger.

     . If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

     . If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:   If my shares are held in an account at a brokerage firm or bank, will the broker or bank vote the shares for me?

A:   Not unless you instruct your broker or bank to vote your shares, following the directions provided to you by your broker or bank. A failure to instruct your broker or bank to vote your shares in favor of adoption of the merger is the equivalent of a vote against the merger.

Q:   Can I change my vote after I have delivered my proxy?

A:   Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of World of Science before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person.

Q:   Do I have appraisal rights?

A:   Yes. You will be entitled to appraisal rights. We describe the procedures for exercising appraisal rights in this proxy statement and we have attached the provisions of New York law that govern appraisal rights as Annex C.

Q:   Do the directors and officers of World of Science have an interest in the merger?

A:   Yes. Natural Wonders has agreed to assume, and pay the severance benefits under, Mr. Klaucke's employment agreement and the compensation agreements of Charles Callahan, World of Science's chief financial officer, vice president of finance and assistant secretary, and Christine Luchi, World of Science's vice president of operations. In addition, World of Science, as the surviving corporation after the merger, and Natural Wonders will provide indemnity, and World of Science or Natural Wonders will provide liability insurance, to the current officers and directors of World of Science.

     Thomas James, a director of World of Science is the chairman of the board of directors and chief executive officer of Raymond James & Associates, World of Science's financial advisor. World of Science has paid Raymond James & Associates a retainer fee of $50,000. Raymond James & Associates is entitled to additional aggregate fees in the amount of $400,000, of that amount $150,000 was payable at the time it issued its fairness opinion to World of Science's board of directors and $250,000 is payable at the closing of the merger. Raymond James & Associates has agreed to defer payment of the $250,000 portion of its fee in consideration of a promissory note and warrants to purchase shares of Natural Wonders' common stock.

Q:   Is World of Science subject to any restrictions pending the merger?

A:   In general, World of Science has agreed that it will not seek or encourage a competing transaction to acquire World of Science or its subsidiary, WOSI on the Web, except in very limited situations in which an unsolicited offer is made. World of Science has agreed to conduct its business in the ordinary and usual course, subject to certain restrictions, pending the merger. Additionally, World of Science has agreed to provide Natural Wonders with access to certain operating information and, upon the occurrence of specified events, World of Science has agreed to permit Natural Wonders to place some of its employees at World of Science's offices in Rochester, New York to oversee World of Science's inventory decisions and to coordinate the shipment of merchandise.

Q:   Who can help answer my questions?

A:   If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

          World of Science, Inc.
          900 Jefferson Road, Building Four
          Rochester, New York 14623
          (716) 475-0100
          Attention: Charles Callahan,
            Vice President of Finance, Chief
            Financial Officer and Assistant Secretary

                              THE SPECIAL MEETING

Proxy Statement

     This proxy statement is being furnished by World of Science to the holders of outstanding shares of its common stock, par value $.01 per share, in connection with the solicitation of proxies by World of Science's board of directors in connection with the proposed merger.

     This proxy statement is first being furnished to stockholders of World of Science on or about August 18, 2000.

Date, Time and Place of Special Meeting

     The special meeting of the stockholders of World of Science is to be held at the principal offices at World of Science at 900 Jefferson Road, Building Four, Rochester, New York at 11:00 a.m., local time, on Friday, September 8, 2000, and any adjournments or postponements of the special meeting. Holders of common stock are entitled to one vote for each share held by them.

Purpose of the Special Meeting

     The special meeting is being held so that the stockholders of World of Science may consider and vote upon a proposal to adopt a merger agreement, dated as of August 3, 2000, among Natural Wonders, Merger Sub, a wholly-owned subsidiary of Natural Wonders to be formed, and World of Science, providing for the merger of Merger Sub with and into World of Science. In the merger, each outstanding share of World of Science common stock (other than shares owned by Natural Wonders, Merger Sub or World of Science) will be converted into the right to receive a cash payment of $1.15, without interest.

Recommendation of the Board of Directors

     The board of directors of World of Science has unanimously adopted the merger agreement and has determined that the merger is fair and in the best interests of World of Science and its stockholders. Accordingly, the board of directors of World of Science unanimously recommends that World of Science's stockholders vote "FOR" adoption of the merger agreement.

Stockholder Record Date for the Special Meeting

     The board of directors of World of Science has fixed the close of business on August 15, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of record of shares of common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting. On the record date, there were 4,736,105 shares of World of Science stock outstanding, held by approximately 121 holders of record.

Vote Required for Adoption of the Merger Agreement

     The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of World of Science common stock entitled to vote at the special meeting is required to constitute a quorum at the special meeting.

     The affirmative vote of two-thirds of the outstanding shares of World of Science common stock entitled to vote on the merger is required to adopt the merger agreement.

     At the special meeting, each stockholder of World of Science is entitled to one vote for each share of common stock held in that stockholder's name on the record date. The directors of World of Science have agreed to vote each share of common stock beneficially owned by them in favor of adoption of the merger agreement and the transactions contemplated thereby. As of the record date, the directors as a group owned approximately 42% of the voting power of World of Science common stock outstanding on the record date.

Proxies

     All shares of World of Science common stock represented by properly executed proxies received before or at the World of Science special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED PROXY CARD, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. THE PROXIES WILL ALSO HAVE THE AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING ANY MOTION TO ADJOURN THE SPECIAL MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING. You are urged to mark the box on the proxy card to indicate how to vote your shares.

If a properly executed proxy card is returned and the stockholder has abstained from voting on adoption of the merger agreement, the World of Science common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

     Because adoption of the merger agreement requires the affirmative vote of at least two-thirds of the shares of World of Science's common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

     The World of Science special meeting may be adjourned or postponed in order to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted on any proposal to adjourn or postpone the special meeting that is submitted to the stockholders for a vote.

     World of Science does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with the direction of a majority of the board of directors with respect to those matters, unless authority to do so is withheld on the proxy card.

     A stockholder may revoke his or her proxy at any time before it is voted by:

     . notifying in writing the Corporate Secretary of World of Science, Inc. at 900 Jefferson Road, Building Four, Rochester, New York 14623 of his or her intention to revoke;

     .    granting a subsequently dated proxy; or

     . appearing in person and voting at the special meeting if you are a holder of record.

     Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

     This solicitation of proxies is being made by the board of directors of World of Science. All expenses associated with soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, will be borne by World of Science. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of World of Science may solicit proxies personally or by telephone. No additional compensation will be paid to directors, officers or employees for such solicitation. World of Science has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, including from brokers, bank nominees, and other institutional owners, at an estimated cost of $5,000 plus reimbursement of expenses. In addition, World of Science will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding these proxy materials to their principals.

     You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                  THE MERGER

     This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement and the voting agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents we refer to carefully for a more complete understanding of the merger.

General

     Under the merger agreement, at the time the merger becomes effective, each outstanding share of World of Science common stock, other than shares owned by Natural Wonders, Merger Sub or World of Science, will be converted automatically into the right to receive the merger consideration, of $1.15 per share. Additionally, all outstanding options to purchase common stock, whether vested or unvested, are required to be canceled and converted into the right to receive cash in an amount equal to the merger consideration less the exercise price with respect to those options, multiplied by the number of shares covered by those options. As a result of the merger, holders of common stock will cease to have an equity or other interest in, or possess any rights as stockholders of, World of Science.

Background of the Merger

     Since November 1999, Fred Klaucke and representatives of Natural Wonders have had periodic, informal conversations regarding a potential business combination between the two companies. In November 1999, Fred Klaucke contacted Peter Hanelt, president, chief executive officer and chief financial officer of Natural Wonders, by telephone to discuss, among other things, the softening of the specialty retail industry and the impending LearningSmith bankruptcy. Fred Klaucke and Peter Hanelt also discussed generally the benefits that might be associated with a combination of Natural Wonders and World of Science. In December 1999, Fred Klaucke and Peter Hanelt determined that it would be mutually beneficial to meet and discuss, on a more formal basis, the possibility of combining the two companies.

     In connection with these initial discussions, the companies began consulting with various financial and legal advisors about issues associated with transactions of the kind discussed. World of Science discussed these matters with its counsel, Harris Beach & Wilcox, LLP and with Raymond James & Associates, the financial advisor it subsequently retained for these purposes. Natural Wonders retained Renaissance Capital Group, Inc. as its financial advisor and Sheppard, Mullin, Richter & Hampton, LLP, as its legal counsel. The parties consulted with their advisors at the outset of discussions and these consultations continued throughout the remaining merger discussions.

     In contemplation of an upcoming meeting between Fred Klaucke and Peter Hanelt, World of Science's board of directors determined that World of Science and Natural Wonders should enter into a confidentiality agreement prior to the meeting, which they did on December 16, 1999. The board of directors also approved the retention of Raymond James & Associates to assist it in discussions with Natural Wonders, as well as to explore and evaluate other opportunities that may be available to World of Science to enhance stockholder value through a possible strategic transaction with a third party.

     On January 3, 2000, World of Science retained Raymond James & Associates to act as its financial advisor. The board of directors of World of Science instructed Raymond James & Associates to explore various investment and acquisition alternatives designed to maximize stockholder value.

     The board of directors of World of Science placed no restrictions on Raymond James & Associates with respect to contacting potential candidates that Raymond James & Associates might identify as parties with whom World of Science might engage in a transaction that would accomplish the objectives of World of Science - to maximize stockholder value. During the period from January 3, 2000 through May 23, 2000, Raymond James & Associates engaged in discussions with 18 potential candidates that were identified as possible transaction partners.

     On January 10, 2000, Peter Hanelt met with Fred Klaucke, Charles Callahan and a representative of Raymond James & Associates at World of Science's offices in Rochester, New York. At that meeting the parties exchanged selected information and discussed the strategic benefits of a possible transaction and the possible synergies and opportunities that might be realized by combining World of Science and Natural Wonders, as well as steps in the process towards a possible transaction.

     On March 13, 2000, Charles Callahan and a representative of Raymond James & Associates met with Peter Hanelt, other representatives of Natural Wonders, and a representative of Renaissance Capital Group, at Natural Wonders' offices in Fremont, California. At that meeting, Raymond James & Associates presented information concerning the valuation of World of Science and collected additional information about Natural Wonders' business operations to better refine its assumptions.

     At a telephonic meeting of the board of directors of World of Science on April 21, 2000, a representative of Raymond James & Associates presented a report concerning its progress and dealings with potential transaction partners, including the current status of discussions with Natural Wonders. At that meeting the representative of Raymond James & Associates also provided the board of directors with a summary of its financial analysis related to any proposed transaction. The board of directors authorized the representative of Raymond James & Associates to continue discussions with Natural Wonders about a possible transaction between the two companies, including a transaction involving a consideration consisting of the common stock of Natural Wonders or other equity securities.

     On April 25, 2000 and April 26, 2000, Peter Hanelt, other representatives of Natural Wonders, and a representative of Renaissance Capital, and Fred Klaucke, Charles Callahan and a representative of Raymond James & Associates met at World of Science's offices. The purpose of the meetings was to provide Natural Wonders with an opportunity to acquire detailed information about World of Science, its business, financial condition and operations. Natural Wonders requested this information so that it could refine its valuation of World of Science for purposes of preparing and submitting an offer to World of Science to combine the two companies. At this meeting, and in telephone calls between Raymond James & Associates and Renaissance Capital, a representative of Renaissance Capital communicated the preference of Natural Wonders' board of directors not to use its common stock or other securities as consideration in an acquisition transaction by Natural Wonders.

     On May 10, 2000, Natural Wonders submitted a proposed, non-binding letter of intent to World of Science for its consideration. The terms of the letter of intent included an offer to purchase all of the outstanding common stock of World of Science at a purchase price not to exceed $7.0 million in cash, subject to possible reduction related to specified examinations. Over the next several days, World of Science's management team, together with representatives of Harris Beach & Wilcox, LLP and Raymond James & Associates discussed various terms and provisions of the letter of intent, and negotiated the terms of the letter of intent with Renaissance Capital and Sheppard, Mullin, Richter & Hampton, LLP.

     On May 23, 2000, the board of directors of World of Science met to discuss the terms of a non-binding letter of intent presented to World of Science for signature. During that meeting the board of directors discussed in great detail Natural Wonders' proposal to acquire all of the issued and outstanding shares of World of Science for $1.32 in cash per share, as well as alternative strategies available to World of Science. Representatives of Raymond James & Associates and Harris Beach & Wilcox, LLP attended the meeting to review with the board its fiduciary duties in considering a merger transaction, the potential financial and strategic benefits of the proposed transaction, Raymond James & Associates' financial valuation analyses, and the terms and conditions of the Natural Wonders' proposal. The board unanimously concluded, after extensive deliberation and discussion and consultation with their legal and financial advisors, as to the financial and legal impact of such a cash offer, that the Natural Wonders offer represented value to the World of Science stockholders that could not be obtained through any other strategy. At the conclusion of that meeting, the board of directors of World of Science unanimously authorized World of Science's management to enter into the letter of intent and, in the afternoon of May 23, 2000, the parties executed the letter of intent and issued a joint press release announcing the execution of the letter of intent.

     During the next several weeks Natural Wonders and World of Science exchanged draft merger agreements, delivered various due diligence items and draft disclosure schedules. Throughout this time, representatives of Natural Wonders met with various potential financing sources.

     From June 9, 2000 to June 16, 2000 Peter Hanelt, together with other Natural Wonders' representatives conducted due diligence examinations at World of Science's headquarters in Rochester, New York.

     On June 30, 2000, the letter of intent between Natural Wonders and World of Science expired. World of Science's management team, board of directors and its legal and financial advisors discussed, both internally, as well as with representatives of Renaissance Capital and Sheppard, Mullin, Richter & Hampton, LLP, the status of Natural Wonders' on-going efforts to secure financing. Both companies decided to continue negotiations, and Natural Wonders continued to seek the financing necessary to complete the transaction and to accommodate the ongoing operations of the combined companies.

     On July 17, 2000, Renaissance Capital notified Raymond James & Associates that, after numerous discussions with the financial institutions from whom Natural Wonders was seeking to secure financing, and in light of the terms proposed in such financings, revisions to the terms and conditions of the agreement, including a possible reduction in the per share purchase price were being evaluated. During the period from July 17, 2000 through July 21, 2000 the parties discussed possible alternative structures, terms and conditions.

     In the afternoon of July 21, 2000, Peter Hanelt and Cathy Klein of Natural Wonders, Charles Callahan of World of Science, and representatives of World of Science's and Natural Wonders' respective legal and financial advisors participated in a telephone conference call. During that call, Mr. Hanelt communicated Natural Wonders' proposed revisions to its original proposed terms for the merger. Among other things, it was communicated that the purchase price per share would be reduced from $1.32 to $1.20 per share of common stock, assuming a closing of the merger prior to August 23, 2000, and a per share price of $1.15 in the event that the merger closed after August 23, 2000. It was further communicated that the merger had to be completed no later than September 8, 2000.

     On July 24, 2000, the board of directors of World of Science met to discuss the status of negotiations with Natural Wonders. At this meeting a representative of Raymond James & Associates reported to the board of directors the terms of Natural Wonders revised offer, including a reduction in the purchase price and the condition that the merger be completed on or before September 8, 2000. During this meeting, Raymond James & Associates reviewed with the board its financial valuation analyses of the proposed purchase price. Raymond James advised the board that Natural Wonders continued to engage in discussions and negotiations with potential sources of financing. After substantial discussion, the board of directors instructed Mr. Klaucke to communicate in writing with Natural Wonders outlining the terms on which World of Science was prepared to proceed with discussions, including a requirement that the execution of any merger agreement be concluded by July 27, 2000 and be preceded by the delivery of term sheets executed by both Natural Wonders and its proposed financial lenders evidencing the availability of financing adequate for Natural Wonders to complete the merger. Mr. Klaucke was instructed to further advise Natural Wonders that World of Science would have no choice but to discontinue discussions in the event that the conditions could not be met. On the morning of July 25, 2000, Mr. Klaucke delivered a letter to Mr. Hanelt outlining World of Science's terms for continuing discussions about a possible merger.

     During the period from July 25, 2000 through July 27, 2000 numerous discussions took place between representatives of World of Science and Natural Wonders, but the discussions did not conclude with an agreement on mutually acceptable terms of a possible combination between the two companies.

     On July 27, 2000, the board of directors of World of Science met to discuss the status of discussions and Natural Wonders' response to World of Science's conditions. Representatives of Raymond James & Associates provided a summary of the discussions and negotiations that had taken place since the delivery of World of Science's written communication and advised that Natural Wonders was unwilling or unable to meet certain of the conditions set out in that letter. After substantial discussion, the board of directors unanimously approved the termination of further discussions and instructed Mr. Klaucke to inform Natural Wonders that World of Science would be unable to continue negotiations related to a possible merger. Mr. Klaucke informed Mr. Hanelt in writing that World of Science was terminating its discussions and provided a form of proposed press release. On July 28, 2000, World of Science issued a press release announcing its termination of further merger negotiations.

     Over the weekend of July 29, 2000, Mr. Hanelt contacted Mr. Klaucke by telephone to discuss the possibility of resurrecting the proposed merger transaction and indicated that Natural Wonders might be able to meet conditions previously identified by World of Science as being essential to any merger of the two companies. On July 29, 2000, Mr. Hanelt forwarded a letter proposing revised terms and conditions. Throughout the weekend, Mr. Klaucke and Mr. Hanelt, together with Raymond James & Associates and Renaissance Capital, engaged in numerous telephone conversations regarding a proposed merger.

     On Monday, July 31, 2000, the board of directors of World of Science met telephonically to discuss a new merger proposal received from Natural Wonders. At the meeting Raymond James & Associates outlined Natural Wonders' new merger proposal. The World of Science board of directors authorized Raymond James & Associates to communicate to Natural Wonders its position with respect to Natural Wonders' proposed terms and conditions.

     On August 2, the Natural Wonders' board of directors held a meeting. Counsel to the company provided the directors with a summary of the proposed merger agreement and related transactions contemplated by the merger agreement and representatives of Renaissance Capital described its financial analysis with respect to the possible combination. Following presentations regarding financial, legal and other aspects of the merger, the Natural Wonders' board of directors considered the terms of the merger and the merger agreement and approved and adopted the merger agreement.

     On August 3, 2000, the World of Science board of directors held a meeting. Members of the board of directors were provided copies of the proposed merger agreement and, during the meeting, a representative of Harris Beach & Wilcox discussed the terms of the merger agreement and the related transactions contemplated by the merger agreement. Representatives of Raymond James & Associates provided the board with a package of analytical exhibits, reaffirming its earlier guidance provided orally to the board, that the consideration offered by Natural Wonders to the World of Science stockholders was fair from a financial point of view, and later delivered its written opinion, to the effect that, as of August 3, 2000, the purchase price to be paid to the holders of World of Science common stock was fair, from a financial point of view to such stockholders. Upon completing its deliberations, the board of directors of World of Science unanimously approved the merger agreement.

     On the evening of August 3, 2000, the merger agreement was executed on behalf of World of Science and Natural Wonders.

     On the morning of August 4, 2000, World of Science and Natural Wonders issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

     During the August 3, 2000 meeting, after extended discussions covering the factors described below, the board of directors unanimously approved the proposed merger agreement. In determining whether to approve the merger and the merger agreement, the board of directors of World of Science considered a number of factors, including the following principal factors:

     . the consideration to be received by the stockholders of World of Science in the merger and the board of directors' view of the likelihood that the merger would deliver value to the stockholders of World of Science exceeding the value that could be expected in connection with continued independence;

     . the likelihood that the merger could be consummated, noting the timing of and conditions to the merger;

     . the terms and conditions set forth in the merger agreement, including, but not limited to, the financing contingency and the timing of its removal;

     . the oral presentation of Raymond James & Associates, Inc., followed by written confirmation, with respect to its determination as to the fairness of the merger, from a financial point of view, to World of Science's stockholders, and the analyses, methodologies and conclusions underlying such determination;

     . the premium of $.46 per share, which represents the difference between the merger consideration and the last reported sale price of the common stock as reported by Nasdaq on August 2, 2000 ($ .69 per share), the last trading day prior to the August 3, 2000 board of directors meeting;

     . the recent sales release of World of Science and the trading prices of its common stock; and

     . World of Science's future prospects and uncertainties in the business in which World of Science engages.

     This description of the information and factors considered by the board of directors of World of Science above is not meant to be exhaustive, but is believed to include all material factors considered by the board of directors of World of Science. The board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger is advisable for, and in the best interests of, the stockholders of World of Science. Rather, the board of directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. In considering the recommendation of the board of directors of World of Science with respect to the merger, stockholders of World of Science should be aware that the interests of certain directors and executive officers with respect to the merger are or may be different from or in addition to the interests of the stockholders of World of Science generally. The board of directors was aware of these interests and took them into account in making its recommendation.

     The board of directors unanimously recommends adoption of the merger agreement by the stockholders of World of Science.

Opinion of Financial Advisor

     The World of Science board of directors retained Raymond James & Associates, Inc. to deliver an opinion to the board as to the fairness of the merger consideration to World of Science's stockholders from a financial point of view. Prior to the August 3, 2000 meeting of the World of Science board of directors, during which the board of directors reviewed and considered the terms of the merger, Raymond James provided the board with a package of analytical exhibits, reaffirming earlier guidance, provided orally to the board, that the consideration offered by Natural Wonders to the World of Science stockholders was fair from a financial point of view. The terms of the merger, including the merger consideration, were determined by arms-length negotiation between World of Science and Natural Wonders.

     On August 4, 2000, Raymond James delivered to the World of Science board of directors a written opinion that, as of August 3, 2000 and based upon and subject to the various considerations described therein, the merger consideration of $1.15 per share in cash to be received by the holders of common stock pursuant to the merger agreement was fair to such stockholders from a financial point of view. As set forth in the written opinion, Raymond James assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Raymond James did not make or obtain an independent evaluation or appraisal of the assets or liabilities of World of Science.

     THE FULL TEXT OF RAYMOND JAMES' OPINION IS ATTACHED AS ANNEX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. Shareholders of World of Science are urged to read Raymond James' opinion in its entirety for a description of the assumptions made, matters considered and the qualifications and limitations of the review undertaken by Raymond James in rendering its opinion. The opinion was provided to World of Science's board of directors in connection with its consideration of the transaction contemplated by the merger agreement; however, Raymond James' opinion does not address the relative merits of the merger, any alternatives thereto or the World of Science board of directors' decision to proceed with the merger. Further, the opinion does not constitute a recommendation as to how holders of World of Science's common stock should vote with respect to the merger.

     In connection with its opinion, Raymond James, among other things:

     (i) reviewed the financial terms and conditions as stated in the August 3, 2000 draft of the merger agreement and assumed the final form of the merger agreement would not vary in any respect material to Raymond James' analysis;

     (ii) reviewed the audited financial statements of World of Science as of and for the years ended January 29, 2000, January 30, 1999 and January 31, 1998 and its unaudited financial statements for the quarters ended April 29, 2000 and May 1, 1999;

     (iii) reviewed World of Science's annual reports filed on Form 10-K for the past three fiscal years ended January 29, 2000, as well as its Form 10-Q for the quarter ended April 29, 2000;

     (iv) reviewed other financial and operating information requested from and/or provided by World of Science, including financial and operating projections, lease agreements and other documents related to World of Science;

     (v) discussed with members of the senior management of World of Science certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;

     (vi) reviewed the historical market prices and trading activity of the common stock of World of Science;

     (vii) compared historical and projected revenues, operating earnings, net income and capitalization of World of Science and certain other publicly held companies deemed comparable to World of Science;

     (viii) reviewed financial and operating information concerning selected business combinations which were deemed comparable in whole or in part;

     (ix) compared the merger consideration to the estimated proceeds to holders of World of Science common stock that could be reasonably expected in an orderly liquidation of the business; and

     (x) conducted such other financial studies, analyses and investigations as Raymond James deemed appropriate for rendering its opinion.

     In preparing the opinion, Raymond James performed a variety of financial and comparative analyses and made assumptions in conjunction with World of Science with respect to assets, financial condition and other matters, many of which are beyond the control of World of Science. The estimates of value arrived at by Raymond James based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Raymond James was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Raymond James did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness of the merger consideration from a financial point of view. Rather, in reaching its conclusion, Raymond James considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Raymond James did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination.

     With respect to financial forecasts and projections provided to Raymond James by World of Science, Raymond James assumed that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of World of Science's management as to the future financial performance of World of Science and that such projections provided a reasonable basis upon which Raymond James could form an opinion. Raymond James has assumed no responsibility for, and expressed no view as to, such forecasts, projections, or the assumptions on which they were based.

     Raymond James' opinion is necessarily based on general economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date of such opinion, as well as the information then currently available to Raymond James. It should be understood that, although subsequent developments may have affected Raymond James' report, Raymond James does not have any obligation to update, revise or reaffirm its report.

     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Raymond James in arriving at its opinion and reviewed by World of Science's board of directors. The summary set forth below does not purport to be a complete description of either the analyses underlying Raymond James' opinion or the presentation made by Raymond James to the World of Science board of directors.

     Comparison of Historical Stock Price Performance. Raymond James examined the history of the trading prices for World of Science common stock from January 3, 2000 to August 2, 2000. During this period, World of Science's common stock closing price ranged from a low of $0.53 per share to a high of $1.88 per share. The merger agreement sets forth a purchase price of $1.15 per share, which represents a premium to the period's low closing price of 116.5% and a discount to the period's high closing price of 38.7%. Raymond James has conducted a review of 51 acquisition transactions completed since January 1, 1998 involving public companies, each having a transaction value of $25 million or less, and has observed the following range of historical premiums:


                                                                                  1 Day Before
                                                                                    Agreement
                                                                                    (8/02/00)
                                                                                     -------
Merger Consideration per Share to World of Science Shareholders                    $    1.15
World of Science Closing Price                                                     $  0.6875
Premium                                                                                 67.3%

Historical Premiums for 51 Recent Comparable Transactions:
Low                                                                                      4.3%
High                                                                                   102.3%

Average                                                                                 38.1%

     The premium of 67.3% being received by World of Science stockholders is substantially greater than the 38.1% average premium observed for the sample of comparable transactions. Raymond James also considered the premium of the merger consideration to World of Science's closing price on the day prior to the announcement, on January 4, 2000, that World of Science had retained Raymond James to pursue certain strategic alternatives, including a sale of the business. This premium was equal to 53.3%, and is also substantially greater than the 38.1% average premium of merger consideration to the stock price prevailing the day before the transaction announcement for the sample of comparable transactions.

     Comparison With Selected Publicly Traded Companies. Raymond James compared selected financial data of World of Science with certain data from publicly traded companies considered by Raymond James to be comparable to World of Science. Specifically, Raymond James included in its review the following specialty toy and mall-based retailers:

   .   Toys "R" Us
   .   Zany Brainy
   .   Brookstone
   .   Sharper Image
   .   Electronics Boutique
   .   Hibbett Sporting Goods
   .   Sunglass Hut
   .   Natural Wonders

Except for Toys "R" Us, all of the companies considered are small-capitalization stocks as determined by their market value of equity of less than $500 million.

In examining these comparable companies, Raymond James calculated the enterprise value of each company as a multiple of its respective: (i) LTM sales; (ii) LTM EBITDA; (iii) LTM EBIT; (iv) projected fiscal year ending January 2001 EBITDA; and (v) projected fiscal year ending January 2002 EBITDA. The "enterprise value" of a company is equal to the value of its fully diluted common equity plus the average level of debt over the past four quarters and the liquidation value of outstanding preferred stock, if any, minus the average level of cash and marketable securities over the past four quarters. "LTM" is defined as the last twelve-month period for which financial data for the company at issue has been publicly reported. "EBITDA" is defined as earnings before interest expense, taxes, depreciation and amortization. "EBIT" is defined as earnings before interest expenses and taxes. Raymond James also calculated the market value of the equity of each company as a multiple of: (i) current book value; (ii) LTM earnings; (iii) projected fiscal year ending January 2001 earnings; and (iv) projected fiscal year ending January 2002 earnings. All historical data was derived from publicly available sources and all projected data was obtained from First Call Research consensus earnings estimates and Wall Street analyst projections. For the twelve months ended April 29, 2000, World of Science reported negative EBITDA, EBIT and earnings and, therefore, there was no financial basis on which to compare World of Science to the selected comparable companies on these criteria. World of Science is also expected to report a loss for the fiscal year ended January 2001 and comparison to the respective multiples of the selected comparable companies was not meaningful. However, World of Science is expected to generate positive EBITDA for the fiscal year ended January 2001 and positive net income and EBITDA for the fiscal year ended January 2002. Raymond James did make comparisons to the selected comparable companies on these criteria. Raymond James' analysis of the comparable companies yielded the following range of multiples:

                                              World of
                                              Science          Median          Mean         Range
                                             ---------        --------        ------       -------
Enterprise Value/LTM Sales                    0.2 x            0.5 x           0.5 x        0.1 to 0.9 x
Enterprise Value/
 FYE 1/2001 EBITDA                            8.7              5.5             5.0          1.7 to 8.8
Enterprise Value/
 FYE 1/2002 EBITDA                            4.6              4.3             4.0          1.0 to 7.0
Equity Value/
 FYE 1/2002 EPS                               7.7              9.3             8.9          1.9 to 14.1
Equity Value/Book Value                       0.3              2.0             2.3          0.2 to 6.4

     Analysis of Selected Mergers and Acquisitions. Raymond James reviewed selected acquisitions involving companies in the specialty toy and mall-based retail industries that Raymond James believed are reasonably comparable to World of Science. These transactions consisted of:

  Target/Acquiror:

    .   Noodle Kidoodle/Zany Brainy
    .   Funco/Barnes & Noble
    .   Afterthoughts/Claire's Stores
    .   Babbage's Etc./Barnes & Noble
    .   Camelot Music/Trans World Entertainment
    .   Imaginarium/Toys "R" Us
    .   Kay-Bee Toy & Hobby Shops/Consolidated Stores

As several of the targets were either private companies or divisions of larger organizations, or in a distressed financial condition, reliable historical and projected financial data was difficult to obtain. Consequently, Raymond James could employ only two valuation methodologies in measuring consideration received by target shareholders, neither of which Raymond James deemed as being as relevant as EBITDA-based or other earnings-based methodologies. Raymond James calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM sales and the equity value of the acquired company as a multiple of book value. Raymond James' analysis of these comparable acquisitions yielded the following range of multiples:

                                World of    Median      Mean     Range
                                Science
                               ---------   --------    ------   -------
Enterprise Value/LTM Sales         0.2 x      0.5 x     0.5 x     0.3  to  1.2 x
Equity Value/Book Value            0.3        1.5       2.2       0.6  to  4.2

     For purposes of this analysis, Raymond James focused primarily on the Noodle Kidoodle/Zany Brainy transaction. This transaction was highlighted because it was the most recent and relevant transaction when compared to the merger. Additionally, both Noodle Kidoodle and Zany Brainy were public companies with readily obtainable historical and projected financial data. Noodle Kidoodle is a mall-based retailer of educational and non-violent children's products, a close comparable to World of Science, and the transaction was completed on July 27, 2000. In addition to the above analysis, Raymond James calculated the enterprise value of target Noodle Kidoodle implied by the transaction as a multiple of: (i) LTM sales; (ii) projected fiscal year ending January 2001 EBITDA; and (iii) projected fiscal year ending January 2002 EBITDA. Raymond James also calculated the equity value of Noodle Kidoodle implied by the transaction as a multiple of book value. For the twelve months ended
April 29, 2000, World of Science reported negative EBITDA, EBIT and earnings and, therefore, there was no financial basis on which to compare World of Science to the Noodle Kidoodle acquisition on these criteria. Raymond James' analysis of this transaction yielded the following multiples:

                                                                        Noodle Kidoodle/
                                              World of Science            Zany Brainy
                                              ----------------          ----------------
Enterprise Value/LTM Sales                          0.2 x                     0.3 x
Enterprise Value/FYE 1/2001 EBITDA                  8.7                       6.3
Enterprise Value/FYE 1/2002 EBITDA                  4.6                       4.2
Equity Value/Book Value                             0.3                       0.6

     As shown above, the merger consideration for World of Science shareholders represents a greater multiple of fiscal 2001 and fiscal 2002 EBITDA than was observed in the Noodle Kidoodle transaction.

     Liquidation Analysis. As part of its analysis, Raymond James also attempted to estimate the proceeds that World of Science's common stockholders could reasonably be expected to receive in the event of an orderly liquidation of the World of Science assets as of April 29, 2000. Raymond James is not an expert in liquidation analyses and it relied upon conversations with and estimates of the senior management of World of Science and a review of recent retail industry liquidations, especially that of Learningsmith, a retailer comparable to World of Science that liquidated its assets during the Christmas 1999 selling season. Based on these analyses, Raymond James estimated that the expected proceeds from an orderly liquidation of World of Science would likely be less than the merger consideration of $1.15 per share.

     Based upon all of the foregoing analyses and those discussed in the opinion, Raymond James determined that the merger consideration was fair to holders of World of Science common stock from a financial point of view.

     Engagement Letter. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. The World of Science board of directors selected Raymond James to act as its financial advisor in connection with the merger based on Raymond James' qualifications, expertise and reputation. Pursuant to the terms of an engagement letter executed by World of Science on January 3, 2000, World of Science paid Raymond James a non-refundable retainer fee of $50,000 and became obligated to pay a fee of $150,000 when Raymond James delivered its fairness opinion. Raymond James & Associates is also entitled to receive a fee of $250,000 at the completion of the merger. In addition, World of Science agreed to reimburse Raymond James, upon request by Raymond James from time to time, for all out-of-pocket expenses up to $20,000 incurred by Raymond James in connection with its engagement, and to indemnify Raymond James and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. As described below in "Interests of Certain Directors and Executive Officers in the Merger - Relationship of Director with Financial Advisor", Raymond James has agreed to defer the payment of the $250,000 fee it is entitled to at the completion of the merger.

     Other Relationships. In the ordinary course of business, Raymond James and its affiliates may own or actively trade the securities of World of Science for their accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in World of Science securities. Raymond James has performed investment banking and other services for World of Science in the past, including acting as a co-manager of World of Science's 1997 initial public offering and has been compensated for such services. In addition, Thomas A. James, chairman and chief executive officer of Raymond James, is a member of World of Science's board of directors.

Interests of Certain Directors and Executive Officers in the Merger

     In considering the recommendation of the board of directors to vote for the proposal to adopt the merger agreement, stockholders of World of Science should be aware that certain members of the World of Science board of directors and members of its management team have agreements or arrangements that provide them with interests in the merger that differ from those of World of Science stockholders. The World of Science board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to the stockholders of World of Science that they vote for the proposal to adopt the merger agreement.

     Indemnification and Insurance.

     The merger agreement provides that, upon completion of the merger, World of Science, then as the surviving corporation, and Natural Wonders, will, for a period of six years from the completion of the merger, indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present directors and officers of World of Science and WOSI on the Web in all of their capacities:

     . to the same extent they were indemnified or had the right to advancement of expenses as of August 3, 2000, which is the date of the merger agreement, pursuant to World of Science's certificate of incorporation and by-laws; and

     . to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the completion of the merger.

     The merger agreement also provides that, upon completion of the merger, World of Science, then as the surviving corporation, or Natural Wonders, will cause to be maintained, for a period of six years after completion of the merger, the current policy of directors' and officers' liability insurance maintained by World of Science, or a policy of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although World of Science, then as the surviving corporation, or Natural Wonders, will not be required to expend in any one year an amount in excess of twice the annual premium currently paid by World of Science for directors' and officers' liability insurance.

     Assumption of Employment and Compensation Agreements; Payment of Severance Benefits.

     Natural Wonders has agreed to assume, and pay the severance benefits under, the employment agreement of Fred Klaucke, the president and chief executive officer of World of Science, and the compensation agreements of Charles Callahan, the chief financial officer, vice president of finance and assistant secretary of World of Science, and Christine Luchi, the vice president of operations of World of Science.

     In addition to the merger consideration for his stock, Mr. Klaucke will be paid approximately $394,615 upon the closing of the merger transaction. Pursuant to the terms of Mr. Klaucke's employment agreement, he may terminate his employment with World of Science upon completion of the merger. Mr. Klaucke has advised Natural Wonders that he intends to terminate his employment upon completion of the merger. As a result of such termination, Mr. Klaucke will be paid: (i) any current bonus entitlements and accrued vacation; and (ii) a lump sum payment equal to $360,000. He is also entitled to continued participation for 24 months in the benefit plans of World of Science immediately before the completion of the merger or the provision of comparable benefits by Natural Wonders, and the payment of any legal fees and expenses incurred by Mr. Klaucke in enforcing his rights under the agreement. The present term of Mr. Klaucke's agreement expires on January 31, 2002.

     In addition to the merger consideration payable to Mr. Callahan and Ms. Luchi, for their stock, Mr. Callahan will be paid approximately $129,230 and Ms. Luchi will be paid approximately $104,121 upon the closing of the merger transaction. Pursuant to the terms of their respective compensation agreements, Mr. Callahan and Ms. Luchi may terminate their employment with World of Science upon completion of the merger. Both Mr. Callahan and Ms. Luchi have advised Natural Wonders of their intentions to terminate their employment. As a result, the executive officer will be paid: (i) any current bonus entitlements and accrued vacation; and (ii) a lump sum payment equal to twelve months of base salary - $120,000 for Mr. Callahan and $100,000 for Ms. Luchi. In addition, upon termination, any outstanding stock options previously granted to the executive immediately vest and the executive is entitled to continued participation for twelve months in the benefit plans of World of Science immediately before the completion of the merger or the provision of comparable benefits by Natural Wonders.

     In addition, those executive officers may enter into consulting or employment agreements or similar types of arrangements with Natural Wonders or World of Science, as the surviving corporation.

     Relationship of Director with Financial Advisor.

     Thomas James, one of World of Science's directors, is the chairman of the board of directors and chief executive officer of Raymond James & Associates and Raymond James Financial, Inc., its parent. World of Science paid Raymond James & Associates a non-refundable retainer fee of $50,000 in January 2000, when it retained Raymond James & Associates to assist World of Science in exploring and evaluating various strategic alternatives to maximize stockholder value. At the time Raymond James & Associates delivered its fairness opinion to World of Science's board of directors, it became entitled to payment of a fee of $150,000. At the completion of the merger, Raymond James & Associates will be paid a fee of $250,000, together with the reimbursement of up to $20,000 of out-of-pocket expenses. As discussed below, Raymond James & Associates has agreed to defer the payment of $250,000 of its fee in consideration of a promissory note and a warrant from Natural Wonders.

Lack of Financing Sufficient to Complete the Merger

     On August 2, 2000, Natural Wonders entered into a term sheet with IBJ Whitehall Retail Finance, Inc. and a term sheet with Hilco Capital LLP. The IBJ Whitehall term sheet contemplates a senior revolving line of credit facility providing for a maximum borrowing availability of $50.0 million, secured by a first lien on all of the assets of Natural Wonders and its subsidiaries, including World of Science. The IBJ term sheet contemplates that the credit facility will be used to, among other things, pay the merger consideration, refinance Natural Wonders' existing revolving line of credit, and finance the working capital needs of the combined companies. The term sheet provides that, the credit facility would bear interest at IBJ's prime rate or LIBOR plus 2.75%, and would mature three years from the date of the closing of the merger. The Hilco term sheet contemplates a junior secured term loan in an amount equal to the lesser of: $5.0 million from the closing of the merger through December 15, 2000 and $2.5 million thereafter or 100% of the net recovery value of Natural Wonders' eligible inventory, which will be determined after giving effect to the inventory portion of IBJ's credit facility. The Hilco credit facility would be secured by a second lien on all of the assets of Natural Wonders. The Hilco term sheet contemplates that the proceeds of the Hilco credit facility would be used to finance the merger transaction and ongoing working capital needs of the combined companies. The Hilco term sheet provides that the Hilco credit facility will bear interest at 20% per annum and will mature on December 15, 2001.

     The IBJ and Hilco financing are both subject to the satisfaction of a number of conditions, including Natural Wonders securing $1.25 million of additional subordinated debt or equity beyond the amounts proposed by IBJ and Hilco, the satisfactory completion of due diligence by Hilco and IBJ, there being no material adverse change in the financial condition, business, profitability, assets or operations of Natural Wonders and the approval of IBJ's and Hilco's respective credit committees. The IBJ and Hilco term sheets are not binding and do not evidence a commitment to extend credit to Natural Wonders. There can be no assurance that the credit facilities and other transactions contemplated by the term sheets will be consummated and, if not, that Natural Wonders will be able to secure financing in an amount sufficient to complete the merger or on acceptable terms.

     Natural Wonders has informed World of Science that various principals of Natural Wonders have agreed to provide $550,000 of financing toward the additional $1.25 million required under the IBJ and Hilco term sheets, and that Renaissance Capital has agreed to defer $450,000 of its fees, and Raymond James & Associates has agreed to defer $250,000 of its fees.

Completion and Effectiveness of the Merger

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including Natural Wonders having obtained the necessary financing to pay the merger consideration and the adoption of the merger agreement by the stockholders of World of Science. The merger will become effective upon the filing of a certificate of merger with the New York Department of the State.

     We are working toward completing the merger as quickly as possible. We expect to complete the merger during the third calendar quarter of 2000.

Structure of the Merger

     To accomplish the merger, Natural Wonders will form a wholly-owned subsidiary, Merger Sub. At the time the merger is completed, Merger Sub will be merged into World of Science, and World of Science will be the surviving corporation.

     As a result of the merger, at the effective time, each share of common stock issued and outstanding (other than shares owned by Natural Wonders, World of Science or Merger Sub) will be converted into the right to receive, without interest, the merger consideration of $1.15 per share. Upon consummation of the merger, stockholders will cease to have any further ownership or other interest in World of Science.

Payment for Shares; Disbursing Agent

     Upon the consummation of the merger, each issued and outstanding share of World of Science common stock, other than shares owned by Natural Wonders, World of Science or Merger Sub, will be deemed for all purposes to represent only the right of the holder to receive the merger consideration. American Stock Transfer & Trust Company will act as disbursing agent in order to facilitate the payment of the merger consideration in exchange for certificates previously representing shares of World of Science common stock.

     Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be mailed to stockholders promptly after the effective date of the merger. Stockholders should surrender certificates for shares of World of Science common stock in accordance with the instructions in the letter of transmittal. Each holder of common stock shall receive payment promptly after surrender of the certificate or certificates representing his or her shares of World of Science common stock and related documentation by mailing such stock certificate or certificates and related documentation to the disbursing agent, for payment, as promptly as practicable following the effective date of the merger, by return mail. Each holder of shares held in street name by a broker, dealer, clearing agency or other nominee should contact that entity as soon as possible prior to the effective date of the merger to direct the entity to tender such holder's shares as instructed by the letter of transmittal.

STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD

     Upon receipt of a certificate or certificates for World of Science common stock together with a duly executed letter of transmittal from a particular stockholder, the disbursing agent will issue cash or a cash equivalent to the person or persons entitled thereto in an amount equal to the product determined by multiplying the merger consideration of $1.15 per share by the number of shares of common stock represented by such stockholder's certificate or certificates. No interest will accrue to holders of common stock in respect of payments to which they become entitled upon consummation of the merger.

     If any payment for shares of common stock is to be made in a name other than that in which the certificate or certificates for such shares are registered on the stock transfer books of World of Science as of the effective time of the merger, it will be a condition of such payment that the certificate or certificates so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such transfer pay to the disbursing agent all transfer or other taxes or establish that such taxes have been paid or are not required to be paid.

     Natural Wonders has agreed in the merger agreement to deposit or cause to be deposited in trust with the disbursing agent, not later than the date of the closing of the merger, all of the cash required for payment of the aggregate merger consideration to be made to all holders of World of Science common stock.

Dissenters' Rights

     The following summary of the provisions of Section 623 of the New York Business Corporation Law is not intended to be a complete statement of those provisions and is qualified in its entirety by reference to the full text of
Section 623 of the New York Business Corporation Law, a copy of which is attached to this proxy statement as Annex C and is incorporated into this summary by reference.

     Under New York law, World of Science common stockholders are entitled to appraisal rights in connection with the merger.

     If the merger is completed, each holder of World of Science common stock who (1) files a written objection to the merger with World of Science, which objection must include a notice of election to dissent, the holder's name and residence address, the number of shares of common stock as to which dissent is made and a demand for payment of the fair value of the holder's shares, prior to the World of Science special meeting or at the special meeting, but before the vote at the special meeting, and (2) follows the procedures and meets the requirements set forth in Section 623, will be entitled to be paid for his or her World of Science common stock by the surviving corporation the fair value in cash of the shares of World of Science common stock. Within ten days after the date of the special meeting, World of Science, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the approval of the merger.

     A dissenting stockholder may not dissent as to less than all shares of World of Science common stock beneficially owned by the stockholder. At the time of filing the notice of election to dissent or within one month thereafter, the dissenting stockholder must submit certificates representing all of the dissenting shares to World of Science or its transfer agent. Failure to submit the certificates may result in the loss of such stockholder's dissenters' rights.

     Within 15 days after the expiration of the period within which stockholders may file their notices of election to dissent or within 15 days after completion of the merger, whichever is later, but in no event later than 90 days after the special meeting, World of Science must make a written offer, which, if the merger has not been consummated within such 90 day period, may be conditioned upon such consummation, to each dissenting stockholder who has filed a notice of election, to pay for the dissenting shares at a specified price which World of Science considers to be their fair value. If World of Science and the dissenting stockholders are unable to agree as to the fair value of the dissenting shares, Section 623 provides for a judicial determination of the fair value. The fair value of shares of World of Science common stock will be determined by the New York Seventh Judicial District Supreme Court.

     Upon completion of the merger, a dissenting stockholder shall cease to have any of the rights of a stockholder, except the right to be paid the fair value of the dissenting stockholder's shares, and any other rights under Section 623.


     A vote against approval and adoption of the merger agreement does not constitute the written objection required to be filed by a dissenting stockholder. Failure by a stockholder to vote against approval and adoption of the merger agreement, however, will not constitute a waiver of rights under
Section 623 provided that a written objection has been properly filed and such stockholder has not voted any of his or her shares for the approval and adoption of the merger agreement. A notice of election may be withdrawn by a stockholder at any time prior to acceptance of World of Science's offer or within 60 days of the effective time of the merger.

     If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 623 to perfect your appraisal rights.


     A demand for payment of fair value should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which payment of fair value is being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

     If any holder of World of Science common stock who demands payment of fair value for his or her shares under Section 623 fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares will be converted into a right to receive $1.15 in cash, for each share of World of Science common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

     .    the merger is abandoned;

     . the dissenting stockholder fails to make a timely written demand for appraisal;

     .    the dissenting shares are voted in favor of the merger;

     . neither World of Science nor the stockholder institutes a proceeding to determine the rights of dissenting stockholders and to fix the fair value of the dissenting shares within the statutory time periods prescribed in Section 623; or

     . the stockholder delivers to World of Science, as the surviving corporation, within 60 days of the effective time of the merger, or thereafter with World of Science's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the New York Supreme Court may be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 623 of the New York Business Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a World of Science stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 623 of the New York Business Corporation Law, World of Science stockholders who are considering objecting to the merger should consult their own legal advisors.

Regulatory Matters

     There are no Federal or state regulatory requirements which remain to be complied with in order to consummate the merger (other than the filing of the certificate of merger by the New York Department of State).

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. World of Science and Natural Wonders each filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger and requested early termination of the specified waiting period. Both World of Science and Natural Wonders received early termination of the specified waiting period. Essentially, this means that the Antitrust Division of the Department of Justice and the Federal Trade Commission have determined not to challenge the merger on antitrust grounds. Notwithstanding the grant of early termination of the waiting period, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws if it later determines that such action is necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period was terminated, any state in which either Natural Wonders or World of Science conducts business could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

The Merger Agreement

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement.

Parties to the Merger

     World of Science, Inc. World of Science is a New York corporation. It is a specialty retailer of a variety of traditional and distinctive science and nature products including wind chimes, globes, binoculars, telescopes, solar system models, dinosaur models and replicas, minerals, fossils, puzzles and games. World of Science has developed a broad customer base, as its products are purchased by customers of all ages for gift-giving, educational use and entertainment. World of Science operates both a permanent and seasonal store format. Permanent World of Science stores are open year-round under long-term leases and seasonal stores are open during the holiday selling season, or for an extended period beyond that season, under leases with shorter terms. At the date of this proxy statement World of Science operated 85 permanent stores and 16 seasonal stores in 25 states, primarily in enclosed malls. In addition to its traditional retail stores, World of Science operates an e-commerce retail site, through its wholly-owned subsidiary, WOSI on the Web, Inc., which is a New York corporation. The principal executive offices of World of Science are located at 900 Jefferson Road, Building Four, Rochester, New York 14623, and its telephone number is (716) 475-0100.

     Merger Sub, Inc. Merger Sub will be a newly formed, wholly-owned subsidiary of Natural Wonders, incorporated under the laws of the State of New York in connection with the merger. It will not have carried on any activities other than in connection with the merger. The principal offices of Merger Sub are located at 4209 Technology Drive, Fremont, California 94538, and its telephone number is (510) 252-9600.

     Natural Wonders, Inc. Natural Wonders is a Delaware corporation. Its principal offices are located at 4209 Technology Drive, Fremont, California 94538, and its telephone number is (510) 252-9600. Natural Wonders is a specialty retailer of unique and affordable family gifts inspired by the wonders of science and nature. Its products include telescopes, carvings, globes, home garden items, ceramics, wind chimes, hats and shirts, books, tapes, cd's, videos and a variety of interactive toys and games. Natural Wonders' target customers are predominately well educated, middle income families. At the date of this proxy statement Natural Wonders operated 177 retail stores in 39 states, primarily in enclosed malls.

Representations and Warranties

     Representations and Warranties by World of Science

     The merger agreement contains customary representations and warranties by World of Science as to:

     . corporate organization and similar corporate matters concerning World of Science and WOSI on the Web;

     .    the capital structure of World of Science;

     . the power and authority of World of Science to execute the merger agreement and complete the merger subject to stockholder approval;

     . compliance with instruments, including the World of Science certificate of incorporation and bylaws and other agreements to which World of Science is a party;

     . fair presentation of World of Science's financial statements and reports filed with the Securities and Exchange Commission;

     . absence of changes in the respective businesses of World of Science and WOSI on the Web since January 29, 2000;

     . no required filing or approvals from any governmental or regulatory agency other than under the Hart-Scott Rodino Antitrust Improvements Act, and the filing of this proxy statement with the Securities and Exchange Commission and the filing of the certificate of merger by the New York Department of State;

     .    pending or threatened litigation;

     .    obligations and liabilities;

     .    labor and employment matters;

     .    employee benefit matters;

     .    broker's and finder's fees;

     . accuracy and truthfulness of information relating to World of Science and WOSI on the Web contained in this proxy statement;

     .    tax matters;

     . description and title to, or leasehold interests in, all real properties, and the absence, or the extent of, any liens and encumbrances on property used by World of Science and WOSI on the Web;

     . absence of any material breach or default under agreements, contracts and other instrument to which World of Science is a party;

     . ownership of and rights to use intellectual property and absence of related infringement claims;

     .    insurance;

     . contracts and other instruments of World of Science or WOSI on the Web, which are material to or restrictive on the business of World of Science or WOSI on the Web, or relate to independent consultants and guarantees;

     .    arrangements or agreements with officers and directors;

     . compliance with applicable laws, licenses or government authorizations;

     .    environmental matters; and

     .    absence of any untrue representation or warranty.

     Representations and Warranties by Natural Wonders

     The merger agreement contains standard representations and warranties by Natural Wonders and Merger Sub, its wholly-owned subsidiary, which will be merged into World of Science pursuant to the merger, as to:

     . corporate organization and similar corporate matters concerning Natural Wonders and Merger Sub;

     . the power and authority of Natural Wonders and Merger Sub to execute the merger agreement and complete the merger;

     . compliance with instruments, including the Natural Wonders' and Merger Sub's respective certificates of incorporation and bylaws and other agreements to which Natural Wonders or Merger Sub is a party;

     . no required filing or approvals from any governmental or regulatory agency other than under the Hart-Scott Rodino Antitrust Improvements Act, and the filing of this proxy statement with the Securities and Exchange Commission and the filing of the certificate of merger by the New York Department of State;

     . best efforts to obtain financing necessary for Parent and Merger Sub to complete the merger;

     . accuracy and truthfulness of information relating to Natural Wonders, Merger Sub and Natural Wonders' affiliates contained in this proxy statement; and

     .    absence of any untrue representation or warranty.

     Conduct of Business Pending the Merger. Under the merger agreement, World of Science has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement or to the extent that Natural Wonders consents in writing, it will carry on its business in the usual and ordinary course and will:

     . preserve its business organization intact and maintain its existing relationships with its customers, suppliers, employees, agents and other business partners;

     . file and cause WOSI on the Web to file all reports and returns when due;

     . provide Natural Wonders with access to its properties, books and records;

     . provide prompt notice of any breach or potential breach of a representation, any material adverse change in the financial condition, properties or businesses of World of Science or WOSI on the Web or any event which would render its representations and warranties untrue or inaccurate;

     . convene a special meeting of its stockholders to consider and vote on the merger;

     . cause its independent auditors to prepare and deliver a letter with respect to World of Science's interim financial statements;

     . cancel all outstanding options to acquire shares of World of Science common stock;

     . use its best efforts to take, or cause to be taken, such action necessary to complete the merger; and

     . provide notice of its intention to enter into leases for seasonal stores, and will not enter into a lease, for a seasonal store in a mall where Natural Wonders currently maintains or has executed a lease to operate a retail store, having a term beyond January 31, 2001, in a mall where average mall sales for the prior year were below $225 per square foot.

     In addition, World of Science has agreed, subject to certain exceptions, to comply and insure WOSI on the Web's compliance with specific restrictions relating to the following:

     . the declaration of dividends in respect of capital stock and the split, combination, reclassification of its capital stock;

     .    the amendment of its certificate of incorporation or bylaws;

     . the sale, pledge, disposition or encumbrance of its and WOSI on the Web's capital stock, or securities convertible or exchangeable for, or options, warrants or other rights to acquire its capital stock or the capital stock of WOSI on the Web;

     . the transfer, sale, lease, license, mortgage, pledge or other disposition of any assets;

     .    incurrence of any indebtedness or other liability;

     .    the acquisition or redemption of its capital stock;

     . the authorization of capital expenditures in excess of $10,000 individually and $50,000 in the aggregate, or the making of an investment in, or the acquisition of the assets or stock of, any other person in excess of $10,000 individually and $50,000 in the aggregate;

     .    entering into new leases for permanent retail stores;

     . the grant of any severance or termination pay to, or entering into any employment agreement with, any director, officer or employee of World of Science or WOSI on the Web;

     . the adoption or amendment of any employment agreement or employee benefit plan to increase compensation or benefits payable thereunder;

     . the acquisition of control or majority ownership interest of any business, corporation, partnership, association or other business organization or division, or the acquisition of a substantial portion of the foregoing entities' assets;

     .    the merger, consolidation or combination with another corporation;

     . the modification, amendment or termination of any lease, contract or agreement, or the waiver, release or assignment of any rights or claims;

     .    cancelation or termination of insurance policies; and

     .    taking or agreeing or take any of the actions described above.

     Interim Operations. In addition to the above operational covenants, World of Science has agreed that from August 3, 2000, the date of the merger agreement, until Natural Wonders has secured the financing necessary to consummate the merger and has removed the condition to the closing of the merger related to such financing, it will provide Natural Wonders with access, generally, to World of Science's operating information. The information provided will be primarily focused on World of Science's "open to buy" positions, personnel issues, inventory and sales, and borrowings and cash position. Natural Wonders will not have any control over the business operations of World of Science and will have no right to participate in World of Science's purchasing, hiring, borrowing or other operational decisions.

     After Natural Wonders has secured the financing necessary to consummate the merger and the condition to closing the merger related to such financing is removed, World of Science has agreed to permit Natural Wonders to locate one or more of its employees at World of Science's corporate headquarters in Rochester, New York. Natural Wonders' employees would assume responsibility, in coordination with World of Science's management, for direct oversight of World of Science's acquisition of inventory and coordination of the shipment of merchandise to World of Science stores.

     No Solicitation of Other Transactions. Pursuant to the merger agreement, World of Science has agreed that it will not, and it will not permit WOSI on the Web, or any officer, director, employee, representative or agent of World of Science to, solicit or initiate inquiries, or the making of any proposal with respect to the acquisition, business combination or purchase of all or a significant portion of the assets of or any equity interest in World of Science or WOSI on the Web.

     Nothing in the merger agreement prohibits World of Science from participating in discussions, negotiations or furnishing information in connection with, or from considering, reviewing and accepting an unsolicited third-party offer to acquire World of Science.

     World of Science has agreed to notify Natural Wonders of any inquiries or proposals received by, or if any information is requested from, or of any discussions or negotiations being sought with, World of Science. World of Science has also agreed to request or cause to be requested the return of all information it may have provided to others prior to August 3, 2000, the date of the merger agreement, in connection with the possible acquisition of World of Science. In the event World of Science violates the non-solicitation provision of the Merger Agreement or World of Science closes a transaction for the acquisition of all or substantially all of World of Science shares of common stock or assets arising out of an unsolicited third party purchase offer made prior to the closing of the merger, World of Science is obligated to pay Natural Wonders a break up fee of $150,000 within 30 days of the violation or closing of the third-party transaction.

     Conditions to the Completion of Merger. Each of World of Science's and Natural Wonders' obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

     . Natural Wonders shall have secured the financing necessary to complete the merger prior to August 25, 2000;

     . the adoption of the merger agreement by the affirmative vote of two-thirds of the outstanding shares of World of Science common stock;

     . the absence of any law, order or injunction prohibiting completion of the merger;

     .    the receipt of all necessary approvals and consents; and

     . World of Science's receipt of a written opinion from Raymond James & Associates that the merger consideration is fair from a financial point of view to the World of Science stockholders.

     The obligation of World of Science to complete the merger is subject to the satisfaction of the following additional conditions, which may be waived by World of Science:

     . Natural Wonders shall have deposited or caused to be deposited in trust with the disbursing agent an amount of cash equal to the aggregate merger consideration to be paid to the holders of World of Science common stock;

     . Natural Wonders shall have executed and delivered agreements of assumption and acknowledgment of entitlement, agreeing to assume, and pay the severance benefits under, Mr. Klaucke's employment agreement and Mr. Callahan's and Ms. Luchi's compensation agreements;

     . World of Science must have received a written opinion of counsel from Sheppard, Mullin, Richter & Hampton, LLP with respect to the corporate organization of Natural Wonders and Merger Sub, the power and authority of Natural Wonders and Merger Sub to complete the merger, the receipt of all necessary approvals, and the absence of any conflict or breach under the certificates of incorporation and bylaws of Natural Wonders and Merger Sub and other agreements to which Natural Wonders or Merger Sub is a party in the performance of each of their obligations under the merger agreement;

     . the representations and warranties of Natural Wonders and Merger Sub must be true and correct as of the date of the merger agreement and as of the date of completion of the merger; and

     . Natural Wonders and Merger Sub must have performed and complied in all material respects with all of their respective agreements, covenants and conditions required to be performed or complied with by each of them under the merger agreement.

     The obligations of Natural Wonders and Merger Sub to complete the merger are subject to the satisfaction of the following additional conditions which may be waived by Natural Wonders or Merger Sub:



     . no material adverse change in the prospects, financial condition or results of operations of World of Science between January 29, 2000 and the completion of the merger;

     . Natural Wonders and Merger Sub must have received from Harris Beach & Wilcox, LLP, a written opinion with respect to the corporate organization of World of Science, the absence of any issuance or change in the authorized capital stock of World of Science, the due authorization, validity and assessability of issued shares of World of Science common stock, the power and authority of World of Science to complete the merger, the receipt of all necessary approvals and the absence of any conflict or breach under the certificate of incorporation and bylaws of World of Science and other agreements to which World of Science is a party in the performance of its obligations under the merger agreement;

     . World of Science's representations and warranties must be true and correct as of the date of the merger agreement and as of the date of completion of the merger; and

     . World of Science must have performed or complied in all material respects with all agreements, covenants and conditions required to be performed or complied with by it under the merger agreement.

     Termination. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approval has been obtained:

     . by either World of Science or Natural Wonders if the merger is not completed on or before October 2, 2000, except that this right to terminate the merger agreement will not be available to any party who shall be in breach of its obligations under the merger agreement;

     . by either World of Science or Natural Wonders if the financing contingency is not removed by Natural Wonders in writing by August 25, 2000;

     . by either World of Science or Natural Wonders if the shareholders of World of Science do not approve the merger; and

     . by either World of Science or Natural Wonders if the other party materially breaches any of its representations and warranties or fails to comply in any material respect with its covenants or other agreements contained in the merger agreement.

     Amendment, Extension and Waiver. The merger agreement may be amended by the parties, by action taken by their respective boards of directors, at any time before or after approval of the merger by the stockholders of World of Science has been obtained. After the approval has been obtained, no amendment may be made which by law requires further approval by the stockholders of World of Science. All amendments to the merger agreement must be in writing and signed by each party.

     At anytime before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, waive any terms or provisions of the merger agreement, provided such waiver is in writing and is given by the party which is, or whose stockholders or directors are entitled to the benefits of the term or provision waived.



     Expenses. Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except that in the merger agreement Natural Wonders has agreed to pay $150,000, upon the filing of a preliminary proxy statement, of documented costs and expenses incurred by World of Science, and $250,000 of such costs and expenses upon the mailing of this proxy statement.

Voting Agreement

     In connection with the execution and delivery of the merger agreement, Natural Wonders entered into a voting agreement with each of the directors of World of Science under which they agreed to vote all their shares of World of Science common stock in favor of the adoption of the merger agreement. As of the record date for the special meeting, these directors owned shares of World of Science common stock representing approximately 42% of the total voting power of the outstanding shares of World of Science capital stock.

     Each voting agreement prohibits the director from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of World of Science common stock.

     The voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

Certain Federal Income Tax Consequences of the Merger

     The following summary is a general discussion of certain anticipated United States federal income tax consequences of the merger to World of Science stockholders. The summary assumes that stockholders are individuals or corporations who do not have a special tax status (e.g., dealers in securities, nonresident aliens, individual retirement accounts, or tax-exempt organizations). The discussion is based upon existing federal tax law and does not address any state, local or foreign tax consequences of the merger. The discussion also does not describe certain special tax rules that may apply to stockholders who acquired their stock pursuant to incentive stock options or other stock compensation arrangements.

     The exchange by stockholders of their shares of common stock for the merger consideration pursuant to the merger will be a taxable transaction for federal income tax purposes. A stockholder whose shares are exchanged generally will recognize gain or loss equal to the difference between the amount of cash received pursuant to the merger and his or her adjusted tax basis in the shares exchanged therefor. Such gain or loss will constitute capital gain or loss if the shares exchanged in the merger were held as capital assets. Capital gain or loss will constitute long-term capital gain or loss if the stockholder's holding period with respect to the shares is greater than one year and otherwise will constitute short-term capital gain or loss.

     Under current federal income tax law, the highest marginal tax rate applicable to ordinary income of individuals is 39.6%, and the highest rate applicable to corporations is 35%. Net capital gains (the excess of net long-term capital gains over net short-term capital losses) generally are taxed at rates up to 20% for individuals and at the regular corporate rates for corporations. The excess of net short-term capital gains (the excess of short-term capital gains over short-term capital losses) over net long-term capital losses (the excess of long-term capital losses over long-term capital gains) generally is taxed at the same rates as ordinary income for both individuals and corporations, as applicable. Corporations may use capital losses only against capital gains. Individuals may use capital losses only against capital gains and up to $3,000 of ordinary income (married individuals filing separate returns may each only apply capital losses against up to $1,500 of ordinary income).

Compensatory stock option holders whose options are canceled in connection with the merger in exchange for a cash payment will recognize ordinary compensation income in the amount of such cash payment. World of Science will be required to withhold applicable federal and state taxes from such payment.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE MERGER, INCLUDING POTENTIAL AND RECENT CHANGES OF LAW. THE FOREGOING SUMMARY IS INTENDED AS A GENERAL DESCRIPTION ONLY OF CERTAIN MATERIAL TAX CONSEQUENCES AND DOES NOT CONSIDER THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER.

Accounting Treatment of the Merger

     The merger will be accounted for under the "purchase" method whereby the purchase price paid for common stock will be allocated based upon the fair value of the assets acquired and the liabilities assumed pursuant to the merger as of the effective date of the merger.

  PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following tables set forth certain information regarding the beneficial ownership of World of Science's common stock, as of the record date, by (i) each person known by World of Science to be the beneficial owner of more than 5% of the outstanding common stock (without taking into account shares of World of Science's common stock that Natural Wonders may be deemed to beneficially own as a result of the voting agreement), (ii) each of World of Science's directors and executive officers, and (iii) all directors and executive officers of World of Science as a group.

     The nature of beneficial ownership shown in the tables is, unless otherwise noted, shares for which the owner has sole voting and sole investment power. Beneficial ownership as set forth in the table includes 108,000 presently exercisable options to purchase shares of World of Science common stock. At the effective time of the merger, each outstanding option to purchase common stock is required to be canceled and converted into the right to receive the difference between the merger consideration and the exercise price for those options. The options listed in the following tables do not represent shares of common stock entitled to vote at the special meeting.

Ownership information is based upon information furnished by the respective persons listed.


                                                     Amount         Percent of
Name of Beneficial Owner or Group                 of Beneficial    Common Stock
and Nature of Beneficial Ownership                  Ownership       Outstanding
----------------------------------                -------------    ------------
Fred H. Klaucke (1) ............................       1,769,140        37.4%
Thomas A. James (2) ............................         229,800         4.8%
Richard B. Callen (3) ..........................          34,335         *
Patrick J. Fulford (4) .........................           6,500         *
Charles A. Callahan (5) ........................          56,000         1.2%
Christine M. Luchi (6) .........................          54,500         1.1%

All executive officers and directors as a
   Group (6 persons) /(7)/.....................        2,150,275        44.4%

------------------

* Less than 1%

     (1) Includes 227,140 shares which are owned jointly with Mr. Klaucke's spouse.
     (2) Includes 213,800 shares held by trusts of which Mr. James is the sole trustee and 16,000 shares subject to currently exercisable stock options. Mr. James's business address is: Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.
     (3) Includes 16,000 shares subject to currently exercisable stock options and 8,335 shares held by a bank custodian for Mr. Callen's IRA
         Account.
     (4) Includes 4,000 shares subject to currently exercisable stock options.
     (5) Includes 36,000 shares subject to currently exercisable stock options.
     (6) Includes 36,000 shares subject to currently exercisable stock options.
     (7) Includes 108,000 shares subject to currently exercisable stock options.

                             STOCKHOLDER PROPOSALS

     If the merger is consummated, World of Science will not hold an annual meeting of stockholders in 2001. However, if the merger is not consummated and the 2001 annual meeting of stockholders is held, stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of stockholders in 2001 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws. To be eligible for inclusion in the Company's proxy statement and proxy, stockholder proposals must be received by the Company's Corporate Secretary no later than January 6, 2001.

Advance Notice Procedures. Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting (which includes shareholder proposals that the Company is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote at the meeting who has delivered notice to the Secretary of the company (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the date of the Company's proxy statement for the preceding year's annual meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement. The Company may use its discretion in voting proxies with respect to stockholder proposals that do not meet the foregoing advanced notice procedures.

                                 OTHER MATTERS

     Management knows of no other business to be transacted at the special meeting, but, if any other matters do properly come before the special meeting, the persons named as proxies or their substitute will vote or act with respect to such other matters in accordance with the direction of a majority of the board of directors of World of Science.

                      WHERE YOU CAN FIND MORE INFORMATION

     Both World of Science and Natural Wonders file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following SEC locations:

  Public Reference Room       New York Regional Office      Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center          Citicorp. Center
  Room 1024                   Suite 1300                    500 West Madison Street
  Washington, D.C. 20549      New York , New York 10048     Suite 1400
                                                            Chicago, Illinois 60661-2511

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is: http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" into this proxy statement information Natural Wonders has filed with it, which means we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about Natural Wonders that may not be included in or delivered with this proxy statement. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference the documents listed below:

 .  Natural Wonders' 1999 Annual Report to Stockholders;

 .  Natural Wonders' Annual Report on Form 10-K for the year ended January 29,
   2000;

 .  Natural Wonders' Report on Form 8-K dated May 23, 2000;

 .  Natural Wonders' Quarterly Report on Form 10-Q for the fiscal quarter ended
   April 29, 2000;

 .  Natural Wonders' Report on Form 8-K dated August 4, 2000; and

 . all other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of Natural Wonders' fiscal year ended January 29, 2000.

     A copy of Natural Wonders' 1999 Annual Report to Stockholders, Natural Wonders' Annual Report on Form 10-K for the year ended January 29, 2000, Natural Wonders' Report on Form 8-K dated May 23, 2000, Natural Wonders' Quarterly Report on Form 10-Q for the quarter ended April 29, 2000 and Natural Wonders' Report on Form 8-K dated August 4, 2000 are included in this proxy statement as Annex D, Annex E, Annex F, Annex G and Annex H, respectively. The documents incorporated by reference in this proxy statement and not delivered with this proxy statement are available from us upon request. We will provide a copy of the document(s) to you, without charge, upon your written or oral request within one business day of our receipt of such request. If exhibits to these documents are not themselves specifically incorporated by reference in this proxy statement, then the exhibits will not be provided. Requests for documents should be directed to: World of Science, Inc., 900 Jefferson Road, Building Four, Rochester, New York 14623. Attention: Charles Callahan, telephone:
716-475-0100.


You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. World of Science has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 15, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 3, 2000, among World of Science, Inc., a New York corporation (the "Company"), Natural Wonders, Inc. a Delaware corporation ("Parent"), and a New York corporation to be formed, as referred to in Section 9.10, which will be a wholly-owned subsidiary of Parent ("Merger Sub"), the Company and Merger Sub being hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS
                                    --------

          The Company desires to merge with Merger Sub and Merger Sub desires to merge with the Company, all upon the terms and subject to the conditions of this Agreement.

          The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Company and Merger Sub, including the provision by Parent and Merger Sub of the funds necessary to accomplish such merger.

          The Company had 4,736,105 issued and outstanding shares of Common Stock, par value $.01 per share ("Common Stock"), at June 30, 2000 which number has not changed materially since such date through the date hereof. The merger of the Company and Merger Sub will require the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

          Merger Sub has 1,000 issued and outstanding shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"). The merger of the Company and Merger Sub will require the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Merger Sub Common Stock.

          The Board of Directors of Parent have approved and adopted this Agreement. The Board of Directors of the Company have adopted this Agreement and have resolved, subject to the terms of this Agreement, to recommend to the shareholders of the Company to vote to approve this Agreement in conjunction with their approval of the merger.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I


                      THE MERGER; CLOSING; EFFECTIVE TIME

          1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company with all its rights, privileges, immunities and powers and all its duties and liabilities as a New York corporation organized under New York Business Corporation Law ("BCL") shall continue unaffected by the Merger, except as set forth in Section 2.1.

          1.2 Closing. The closing of the Merger (the "Closing") shall take place:

               (a) On or before October 2, 2000, unless extended by both the Company and the Parent.

               (b) By the exchange of executed copies of the various Merger documents via facsimile, U.S. Mail, overnight courier or messenger service, on the first business day on or by which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement; or at such other time and place and/or on such other date as the Company and Parent may agree.

          1.3 Effective Time. As soon as practicable following Closing, but in no event more than twenty-four (24) hours following the Closing, the Company, Merger Sub and Parent will cause an executed Certificate of Merger (the "New York Certificate of Merger") to be filed with the Department of State of the State of New York (the "Department"). The Merger shall become effective at the time the New York Certificate of Merger is filed by the Department, and such time is hereinafter referred to as the "Effective Time."

          1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                         OF THE SURVIVING CORPORATION

          2.1 Effect of Merger. The parties agree to the following provisions with respect to the Merger:

               (a) The name of the Surviving Corporation from and after the Effective Time shall continue to be "World of Science, Inc." until changed in accordance with applicable law.

               (b) From and after the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to conform to the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time.

               (c) The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

          3.1 Officers and Directors. The president and the directors of the Merger Sub (who are listed on Schedule 3.1 hereto) immediately prior to the Effective Time shall be the president and the directors of the Surviving Corporation, and the officers of the Company at the Effective Time (who are listed on Schedule 3.1) shall be the officers of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation and removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                  ARTICLE IV

                      CONVERSION OR CANCELLATION OF SHARES
                        IN THE MERGER; APPRAISAL RIGHTS

          4.1 Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:
               (a) At the Effective Time, each share of Common Stock ("Share") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub, Parent, any of Parent's subsidiaries or any subsidiary of the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.15 in cash (the "Merger Consideration").

               (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by Merger Sub, Parent or any of its subsidiaries, and each Share issued and held in the Company's treasury at the Effective Time and each Share issued and outstanding at the Effective Time and owned by any subsidiary of the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (c) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, convert into 1000 shares of Common Stock, par value $.01 per share, of the Surviving Corporation.

          4.2  Payment for Shares.

               (a) Immediately prior to or at the time of the Closing, Parent shall, or shall cause the Merger Sub to, and the Merger Sub shall, irrevocably deposit or cause to be deposited with American Stock Transfer & Trust Company or a similar institution acceptable to both the Parent and the Company (the "Disbursing Agent"), as agent for the holders of Shares, cash in the aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Shares owned by Merger Sub, Parent, any of Parent's subsidiaries or any subsidiary of the Company) and (ii) the Merger Consideration (the "Aggregate Merger Consideration"). The Disbursing Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 4.2(b). Pending distribution pursuant to Section 4.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of the Company's Shares and the funds shall not be used for any other purposes, and the Merger Sub and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments: (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments; and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to
     Section 4.2(b) hereof. Each holder of a certificate or certificates representing Shares cancelled at the Effective Time pursuant to Section 4.1(a) hereof may thereafter surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of Shares, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation .

          (b) After surrender to the Disbursing Agent of any certificate that prior to the Effective Time shall have represented any Shares, the Disbursing Agent shall promptly distribute to the individual, corporation, partnership, joint venture, association, joint stock company, trust, fund, unincorporated association, organization or other entity (each, a "Person") in whose name such certificate shall have been registered a check representing the amount of Merger Consideration into which Shares shall have been converted at the Effective Time pursuant to Section 4.1(a) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such Merger Consideration, and until such surrender and exchange, none of the Merger Consideration shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Time, but in no event more than twenty-four (24) hours after the Effective Time, cause to be distributed to such holders appropriate materials (including a letter of transmittal and instructions for its use in surrendering certificates representing the Shares in exchange for payment of the Merger Consideration) to facilitate such surrender.

          (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for Shares remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts that any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued that has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of appropriate indemnification.

          (d) None of Parent, Merger Sub, the Surviving Corporation or the Disbursing Agent shall be liable to any Person in respect of any certificates representing Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash, if any, in lieu of fractional Shares would otherwise escheat to or become the property of any governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          4.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

          4.4  Appraisal Rights.

               (a) Notwithstanding anything in this Agreement to the contrary, any Shares ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders of the Company who have timely filed with the Company, before the taking of the vote of the shareholders of the Company to approve this Agreement and the Merger, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of this Agreement will not be converted as described in
     Section 4.1(a) hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of Section 623 of the BCL (the "Appraisal Rights Provisions"); provided, however, that all Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in
     Section 4.1(a) hereof. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Parent or the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares.

     Notwithstanding anything in this Agreement to the contrary, if Parent or Merger Sub abandons or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

               (b) The Company shall give Parent: (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

               (c) Each dissenting shareholder who becomes entitled under the BCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the BCL) and such Dissenting Shares shall be canceled.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that:

               (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries (as identified on Schedule 5.1(a)) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing in the aggregate is reasonably likely to have a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the corporate power and authority and has all necessary licenses and other governmental authorizations to carry on its respective businesses as they are now being conducted. Except as set forth in Schedule 5.1(a), neither the Company nor any of its subsidiaries has received written notice that any such license, franchise, permit or other authorization is not valid and sufficient for such ownership and the conduct of such business. The

     Company has made available to Parent a complete and correct copy of each of the Company's and its subsidiaries' Certificates of Incorporation, as amended to date, and each of the Company's and its subsidiaries' Bylaws, as amended to date. Each of the Company's and its subsidiaries' Certificate of Incorporation and Bylaws so delivered are in full force and effect. No jurisdiction in which either the Company or any subsidiary of the Company is authorized to do business specifically restricts in a manner material to the business of the Company and its subsidiaries, any of them from engaging in any lines of business in which the Company or any subsidiary of the Company is currently engaged .

               (b) Authorized Capital. The authorized capital stock of the Company consists of 10,000,000 Shares, of which 4,736,105 Shares were outstanding on June 30, 2000, 5,000,000 shares of preferred stock, par value $.01 per share, none of which were outstanding on June 30, 2000 and 343,850 Shares were held by the Company as treasury stock on June 30, 2000. All of the outstanding Shares have been validly issued and are fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of June 30, 2000, there were 337,500 Shares reserved for issuance (which amounts are sufficient to meet all such commitments) pursuant to the Company's stock option plans and other employee benefit plans (all option plans so referred to being called, collectively, the "Stock Option Plans") and are identified on Schedule 5.1(b). Except as contemplated by this Agreement and the related acquisition arrangements or otherwise set forth in the Company Reports, as hereinafter defined or Schedule 5.1(b), to the best knowledge of the Company there is no existing voting trust or voting agreement with respect to the voting of 10,000 or more Shares.

               (c) Corporate Authority. Subject only to approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

               (d) Compliance. Except as set forth in Schedule 5.1(d) or as otherwise specifically disclosed herein the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, constitute or result in: (i) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries; (ii) a breach or violation of, a default under or the triggering of any obligations pursuant to, any of the Company's or any of its Subsidiaries' employee benefit plans or arrangements, any grant, obligation or award made under any of the foregoing or any contract, arrangement, policy or understanding entered into with any employee or employees of the Company or any of its subsidiaries; or (iii) a breach or violation of, or a default under or an event which, with notice or lapse of time or both, would become a default or permit the acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or lapse of time or both), any provision of any obligation or guarantee for borrowed money, agreement, lease, contract, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries or any of their respective properties and assets is subject, except in the case of clauses (ii) and (iii) above insofar as it relates to Contracts, for such breaches, violations, defaults, events or accelerations which, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, properties, businesses or results of operations of the Company and its subsidiaries and its subsidiaries taken as a whole.

               (e) Company Reports; Financial Statements. The Company has delivered to Parent true and complete copies of: (i) the annual reports on Form 10-K for the fiscal years ending January 31, 1998, January 30, 1999, January 29, 2000, as filed with the Securities and Exchange Commission ("SEC") by the Company; (ii) all other reports required to be filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 31, 1998, including Form 10-Q for the first quarter ended April 29, 2000; (iii) all proxy statements furnished to shareholders of the Company since January 31, 1998; and (iv) all registration statements and other documents as filed with the SEC by the Company under the Securities Act of 1933 since January 31, 1998 (collectively, the "Company Reports"). As of their respective dates, except as otherwise disclosed in
     Schedule 5.1(e), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided that this and any other representation or warranty herein relating to the Company Reports shall be interpreted as if Rule 412 under the Securities Act of 1933 were directly applicable to the same. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity and cash flow of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to the Company and its subsidiaries), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein or may be permitted by Form 10-Q. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since January 29, 2000.

               (f) Absence of Certain Changes. Except as disclosed in the Company Reports or in Schedule 5.1(f), since January 29, 2000, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course and there has not been: (i) any material adverse change in the financial condition, properties or ongoing business of the Company or any its subsidiaries which could result in any such change; (ii) in the case of the Company, any declaration setting aside or payment of any dividend or other distribution with respect to its capital stock; (iii) any change by the Company in accounting principles or methods; or (iv) any restatement or proposed restatement of the Company's balance sheet as of January 29, 2000; provided, however, the expenses and fees incurred by the Company in connection with this Agreement and the transactions contemplated herein, including but not limited to, those fees and expenses identified in Schedule 6.13 to this Agreement, shall be deemed to have been incurred in the ordinary and usual course and shall not be deemed to have a material adverse affect on the prospects, financial condition or results of operations of the Company. Since January 29, 2000, except as provided for herein or as disclosed in the Company Reports or in
     Schedule 5.1(f) and other than in the ordinary course, there has not been any increase in the compensation payable or to become payable by the Company and its subsidiaries to any officer or employee, and the Company has not entered into or made any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees.

               (g) Governmental Approvals. Other than the filings and approvals provided for in Section 1.3 and those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the Securities Exchange Act of 1934 (the "Exchange Act"), no notices, reports or other filings are required to be made by the Company or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authorities of the United States, the several States and any foreign jurisdiction in which the Company or any subsidiary does business in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, the failure to make or obtain any or all of which could have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries, or which could prevent, delay or materially burden the transactions contemplated by this Agreement.

               (h) Litigation and Liabilities. Except as disclosed in the Company Reports or in Schedule 5.1(h), there are no: (i) actions, suits or proceedings pending or, to the best knowledge of the management of the Company, threatened against the Company or any of its subsidiaries; or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the management of the Company is aware, including, without limitation, those relating to environmental and occupational safety, and health matters, that, alone or in the aggregate, could result in a claim against, obligation of or liability to the Company or any of its subsidiaries which could have a material adverse effect on the financial condition of the Company and its subsidiaries; provided, however, the expenses and fees incurred by the
                   --------  -------
     Company in connection with this Agreement and the transactions contemplated herein, including but not limited to, those fees and expenses identified in
     Schedule 6.13 to this Agreement, shall be deemed to have been incurred in the ordinary and usual course and shall not be deemed to have a material adverse affect on the prospects, financial condition or results of operations of the Company.

               (i) Labor and Employment. Except as set forth in Schedule 5.1(i): (i) no collective bargaining agreement presently covers any employees of the Company or any subsidiary of the Company in connection with their employment by the Company or any subsidiary of the Company, nor is any currently being negotiated by the Company or any subsidiary of the Company; (ii) there is no unfair labor practice complaint against the Company or any subsidiary of the Company pending before the National Labor Relations Board or any comparable state, local or foreign agency; (iii) there is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or, to the best knowledge of the Company, threatened against or involving the Company or any subsidiary of the Company; (iv) the Company has not classified or otherwise treated any worker as an independent contractor; and (v) the Company does not have any arrangement or agreement, pursuant to which it leases employees.

               (j)  Employee Benefits.

                    (i) Except as set forth in Schedule 5.1(j), at the date hereof, neither the Company, nor any trade or business (whether or not incorporated) which is under control, or which is treated as a single employer, with Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliate") maintains, contributes or is obligated to contribute to any employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee stock purchase, stock option, bonus or executive compensation plans, programs, funds, trusts, arrangements and practices (such plans, programs, funds, trusts, arrangements and practices of the Company and its ERISA Affiliates being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar arrangements for the provision of benefits or perquisites. Neither the Company nor any ERISA Affiliate maintains, participates in, or contributes to, or has ever maintained, participated in, or contributed to any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, any "Multiple Employer Plan" within the meaning of Section 413(c) of the Code, or any Company Plan subject to Title IV or Section 302 of ERISA.

               (ii) With respect to each Company Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents: (i) a copy of the Company Plan and any amendments thereto (or if the Company Plan is not a written plan, a description thereof); (ii) a copy of the three most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent summary plan description required under ERISA with respect thereto; (iv) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

               (iii) Except as set forth in Schedule 5.1(j), (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Company Plans that could result in any penalties, taxes or liabilities; (ii) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement; (iii) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations; (iv) each of the Company Plans which is intended to be "qualified" within the meaning of
Section 401 (a) of the Code has been determined by the Internal Revenue Service to be qualified, and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired; and (v) there are no pending, or to the knowledge of the Company, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course.

               (iv) Except as set forth in Schedule 5.1(j), no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than: (i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and other applicable law; (ii) death benefits under any tax qualified pension plan; or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary of such employee). The Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code, have complied with the notice and continuation requirements of Section 4980B of the Code or
     Part 6 of Title I of ERISA and the applicable regulations thereunder.

               (v) Schedule 5.1(j) contains a true and complete summary or list of or otherwise describes all material employment contracts and all other employee benefit arrangements with "change of control" or similar provisions and all severance, retirement or termination agreements, arrangements, policies or practices with directors, executive officers or any other employees.

               (vi) Except as set forth in Schedule 5.1(j), there are no agreements which will or may provide payments to any officer, employee, independent contractor, shareholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that may be nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

               (vii) Except as set forth in Schedule 5.1(j) or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, independent contractor or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, independent contractor or officer.

               (viii) All Company Plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant tax laws relating thereto, and the requirements of any trust deed under which they are established.

               (k) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein, except that the Company has employed Raymond James & Associates, Inc. as its financial advisor, pursuant to an agreement dated January 3, 2000, a copy of which is attached with Schedule 5.1(k).

               (l) Proxy Statement. The Company Information (as hereinafter defined) contained in the Company's Proxy Statement with respect to the shareholders meeting referred to in Section 6.3 (the "Proxy Statement") will include in all material respects all statements required to be contained therein and will not, either on the date the Proxy Statement is first mailed to shareholders or on the date of such shareholders meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such shareholders meeting which has become false or misleading. For the purposes of this Agreement, the term "Company Information" means all information with respect to the Company and its affiliates provided specifically for use in the Proxy Statement.

               (m) Tax Matters. Except as set forth in Schedule 5.1(m), each of the Company and the subsidiaries of the Company has filed all Federal, state, local and foreign tax returns required to be filed by it and each such return is complete and accurate in all material respects. The Company and the subsidiaries of the Company have paid all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax") that are shown on such tax returns as due and payable on or before the date hereof, other than such Taxes as are being contested in good faith and which are listed on
     Schedule 5.1(m). The provisions for current and deferred Taxes reflected on the Company's most recent balance sheet included in the Company Reports are sufficient, as of the balance sheet date, in all material respects in accordance with generally accepted accounting principles consistently applied. Except as set forth in Schedule 5.1(m), there are no material claims or assessments pending against the Company or any of the subsidiaries of the Company for any alleged Tax deficiency, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the subsidiaries of the Company, which, (i) in any case involves amounts in excess of $10,000, or (ii) questions the availability to the Company of its net operating loss carry-forward as disclosed in the Company Reports, and there are currently no agreements in effect with respect to the Company, any of the subsidiaries of the Company or the affiliated group of which the Company is the common parent corporation to extend the period of limitations for the assessment or collection of any Tax imposed by the Code.

               (n) Properties. Schedule 5.1(n) contains a true and complete list and brief description of all real estate owned or leased by the Company or any subsidiary of the Company. Except as set forth in Schedule 5.1(n) or the Company Reports: (i) the Company or a subsidiary of the Company has good title to or a leasehold estate in all real properties and improvements listed in Schedule 5.1(n), as well as to or in any personal property, including, without limitation, software used by the Company and its subsidiaries, free and clear of any mortgages, liens, security interests or other encumbrances; (ii) all leases for leased premises remain in full force and effect and, except as otherwise set forth in Schedule 5.1(n), have not been materially modified since January 29, 2000; and (iii) all leased premises are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially interferes with the economic value or use thereof, as such leased premises are currently being used. The Company has delivered to Parent a true and complete list and brief description of all items of machinery, equipment, motor vehicles, office furniture, fixtures and similar personal property owned or leased by the Company or any subsidiary of the Company having (in the case of any item owned) an original cost in excess of $10,000 per item and under which (in the case of any item leased) payments per item to the owner thereof exceed $5,000 per annum. Except as set forth in such Schedule, each of the items of machinery, equipment, motor vehicles, office furniture, fixtures and similar personal property identified in the list previously delivered to Parent is in good operating condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially interferes with the economic value or use thereof, as such property is currently being used.

               (o) No Defaults. This Agreement does not contravene or otherwise avoid any existing contract or agreement by or with the Company. Except as set forth in Schedule 5.1(o), there is no material breach or default, and no event which with notice or lapse of time or both would constitute a material breach or default, on the part of the Company or of any subsidiary of the Company, or to the best knowledge of the Company, of any other party thereto, under any material contract (including, without limitation, contracts with agents, managers and brokers), agreement, lease, license, mortgage, note, bond, indenture, guarantee, instrument or commitment to which the Company or any such subsidiary of the Company is a party or to which the property of any thereof is subject.

               (p) Patents, Trademarks and Names. The Company or a subsidiary of the Company, as the case may be, owns all material rights in its name and logo, pays no royalty to anyone under any of them and has the right to bring actions for the infringement thereof. Except as set forth in Schedule 5.1(p), to the Company's knowledge the conduct by the Company and the subsidiaries of the Company of their business does not infringe in any material respect upon or violate the trademarks, service marks, trade names, trade secrets, copyrights, patents, licenses or rights of any other person or entity, or the right of any other person or entity to the exclusive use of a name in any location.

               (q) Insurance. The Company and its subsidiaries are adequately insured in accordance with retail industry practice in the following areas (excluding policies issued by them and reinsurance or similar items in their favor): liability, theft, fidelity, casualty and other similar normal forms of business insurance held by the Company or any subsidiary of the Company. The Company has provided Parent with a true and complete list of all policies of insurance held by the Company or any subsidiary of the Company (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number and any pending claims thereunder).

               (r) Contracts. Schedule 5.1(r) contains a true and complete list of every agreement (including existing leases and lease proposals) and instruments to which the Company or any subsidiary of the Company is a party or by which any of them is bound and which are not otherwise set forth in the Schedules hereto which: (i) is material to the business of the Company and its subsidiaries taken as a whole; (ii) contains covenants limiting the freedom of the Company or any subsidiary of the Company to compete in any line of business or with any person; (iii) would be effected by the execution of this Agreement; (iv) relates to any consulting agreement; or (v) involves a guarantee of payment or performance; in each case as the same may have been supplemented or amended prior to the date hereof.

               (s)  Dealings with Officers and Directors. Except as set forth in
     Schedule 5.1(s), no Director or officer has a material conflicting interest against the Company and its subsidiaries taken as a whole. Except for the employee benefit arrangements referred to in Section 5.1(j) and as otherwise set forth in the Company Reports or in Schedule 5.1(s), neither the Company nor any subsidiary of the Company is a party to any agreement (other than sales commission agreements entered into in the ordinary course of business) involving payments to any person or entity based on the profits or gross revenues of the Company or any subsidiary of the Company.

               (t) Compliance with Applicable Laws; Licenses, etc. The present conduct by each of the Company and each of its subsidiaries of their respective businesses does not violate any applicable United States Federal, state or local, or foreign, law, statute, order, license or other governmental authorization, rule or regulation, in each case in a manner which, when taken together with any similar or related violations, could have a material adverse effect on the financial condition, properties, businesses, results of operations, or prospects of the Company and its subsidiaries taken as a whole; and neither the Company nor any of its subsidiaries has received written notice that any such violation is being alleged.

               (u) Environmental Matters. The Company is in material compliance with all applicable environmental laws which compliance includes, but is not limited to, the possession of all needed government permits required under applicable environmental laws. Except as set forth in Schedule 5.1(u), there are no environmental claims threatened or pending against the Company or any of its subsidiaries or any facility maintained or operated by the Company or its subsidiaries.

               (v) Disclosure. No representation or warranty made by the Company in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of circumstances under which made, not false or misleading.

          5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company that:

               (a) Corporate Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Parent has made available to the Company a complete and correct copy of Parent's charter documents. Merger Sub has made available to the Company a complete and correct copy of Merger Sub's Certificate of Incorporation and Bylaws. Parent's charter documents and Merger Sub's Certificate of Incorporation and Bylaws so delivered are in full force and effect.

               (b) Corporate Authority. Parent and Merger Sub each have the requisite corporate power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

               (c) Compliance. The execution and delivery of this Agreement by Parent and Merger Sub do not and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, the charter documents of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or
     (ii) a breach or violation of, a default under or an event which, with notice or lapse of time or both would become a default or permit the acceleration of any obligation under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any Contract of Parent or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Parent or Merger Sub or any of their respective properties and assets is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations which, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

               (d) Governmental Approvals. Other than the filings provided for in Section 1.3, and those required under the HSR Act, and the Exchange Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any governmental or regulatory authorities of the United States, the several States and any foreign jurisdictions in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub, the failure to make or obtain any or all of which could prevent, materially hinder or materially burden the transactions contemplated by this Agreement.

               (e) Financing. Parent will use its best efforts to obtain available financing by August 25, 2000 to ensure that Parent and Merger Sub each fulfill and satisfy their respective obligations under this Agreement and to ensure the consummation of the transactions contemplated hereby, including (but not limited to) Parent's or Merger Sub's deposition of cash, in an amount equal to the Aggregate Merger Consideration, with the Disbursing Agent in accordance with Section 4.2(a) for the payment of the Aggregate Merger Consideration in accordance with Sections 4.1(a) and 4.2(a) of this Agreement.

               (f) Proxy Statement. The Acquiror Information (as hereinafter defined) contained in the Proxy Statement will include in all material respects all statements required to be contained therein and will not, either on the date the Proxy Statement is first mailed to shareholders or on the date of the shareholders meeting referred to in Section 6.3, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such shareholders meeting which has become false or misleading. For the purposes of this Agreement, the term "Acquiror Information" means all information with respect to Parent, Merger Sub and its affiliates, the financing of the transactions contemplated hereby, any securities of Parent or Merger Sub, the plans of Parent with respect to the Surviving Corporation after the Effective Time and any other written information concerning Parent or Merger Sub or any of its affiliates specifically for use in the Proxy Statement.

               (g) Form S-2 Status and Annual Report Compliance. Parent meets the requirements for use of Form S-2 of the Securities Act of 1933, and its 1999 Annual Report to Shareholders, at the time of its original preparation, met the requirements of Rule 14a-3 of the Exchange Act.

               (h) Disclosure. No representation or warranty made by the Parent or the Merger Sub in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein, in light of circumstances under which made, not false or misleading.

                                  ARTICLE VI


                                   COVENANTS

          6.1 Interim Operations of the Company. The Company covenants and agrees that after the date hereof, and prior to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

               (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, agents and business partners;

               (b) the Company shall not: (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

               (c) neither the Company nor any of its subsidiaries shall: (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries other than Shares issuable pursuant to options or rights outstanding on the date hereof under the existing employee benefit plans of the Company and its subsidiaries; (ii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary and usual course of business, or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company of any class; (iv) authorize any capital expenditure which is in excess of $10,000 individually or $50,000 in the aggregate, or make any acquisition of, or investment in, assets or stock of any other person in excess of $10,000, individually or $50,000 in the aggregate; or (v) enter into a new lease for permanent stores (for purposes of this Agreement, "permanent store" shall mean a store evidenced by a lease having a term of more than 12 months);

               (d) the Company shall not enter into a lease for a seasonal store: (i) without first notifying Parent of its intention to do so, which notification shall identify the proposed location of the seasonal store;
     (ii) in a mall where Parent currently maintains or has executed a lease to operate a retail specialty Natural Wonders store; (iii) having a lease term beyond January 31, 2001; or (iv) in a mall where the prior year average mall sales per square foot were below $225.

               (e) neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment agreement with any director, officer or other employee of the Company or such subsidiaries (other than in the ordinary course of business and consistent with past practice or as otherwise provided in this Agreement); and neither the Company nor any of its subsidiaries shall adopt, or amend to increase compensation or benefits payable under, any employment agreement or arrangement, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan (other than increases granted in the ordinary course of business and consistent with past practice or as otherwise provided in this Agreement);

               (f) neither the Company nor any of its subsidiaries shall modify, amend or terminate any of its leases, contracts or agreements or waive, release or assign any rights or claims, except in the ordinary and usual course of business;

               (g) neither the Company nor any subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary and usual course of business;

               (h) neither the Company nor any subsidiary shall acquire control or majority ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or majority ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation; an d


               (i) neither the Company nor any of its subsidiaries will enter into an agreement to do any of the foregoing.

          6.1A Interim Operating Agreement. Subject to the terms and conditions of Article VI, the Company and Parent agree to use their best reasonable efforts to cooperate and coordinate with respect to the basic operating procedures described below, during the period following the execution of this Agreement and through and until the Effective Date.

               (a) Immediately after the execution of this Agreement, the Company will provide Parent with access to certain operating information, including, but not limited to, documents and records relating to "open to buy" positions, personnel, inventory and sales, borrowings and cash position. During this operating period, the Parent's involvement would be limited to information gathering. All business and operating decisions would be exclusively made by the Company, and the Parent would have no veto or approval authority.

               (b) After the Parent has received a binding financing commitment in the amount necessary to make the payment described in Sections 4.1(a) and 4.2(a) and released the financing contingency set forth in Section 7(i), the Parent shall have the right to place one or more employees at the Company's headquarters office in Rochester, New York to review, monitor and comment on open to buy and inventory positions. During this operating period, the Parent's employees' involvement would be limited to monitoring and coordinating the future integration of the two companies' operations. All business and operating decisions would be made exclusively by the Company, and the Parent would have no veto or approval authority.

               (c) After the Parent has received a binding financing commitment in the amount necessary to make the payment described in Sections 4.1(a) and 4.2(a) and released the financing contingency, the proxy statement has been cleared by the SEC and the definitive proxy statement has been mailed to the Company's shareholders, the Parent's employees on site at the Rochester headquarters would assume responsibility, in coordination with the Company's management, for direct oversight of inventory decisions (not purchasing decisions) and coordination of the shipment of merchandise out of the Company's distribution center and into the Company's stores.

          6.2 Acquisition Proposals. The Company will not, nor will it permit any of its subsidiaries or any officer, director, employee or any investment banker, attorney, accountant or other agent retained by the Company or any of its subsidiaries to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any subsidiary thereof, or otherwise facilitate any effort or attempt to do or seek any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing in this Section 6.2 or Section 6.1(h) shall prohibit the Company's Board of Directors from participating in any discussions, negotiations or furnishing information in connection with, or from considering, reviewing and accepting an unsolicited third-party offer to acquire the Company. The Company will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. The Company will promptly request or cause to be requested from each other person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company the return all confidential information heretofore furnished to such person by or on behalf of the Company.

          6.3 Board of Directors Approval; Meeting of the Company's Shareholders; Preparation of Proxy Statement. The Company's Board of Directors have voted to approve this Agreement and the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Concurrently with the signing of this Agreement, each member of the Board of Directors of the Company has entered into a voting agreement with the Parent to vote to approve the Merger and each shall recommend that the shareholders approve the Agreement and the Merger. At any such meeting of the Company all of the Shares then owned by Merger Sub and its affiliates will be voted in favor of this Agreement and the Merger. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without the prior review and consultation with Parent and its legal counsel. The Company and its legal counsel will promptly notify the Parent and its legal counsel of the receipt of any SEC comments on the Proxy Statement or any other communication received from the SEC with respect to the Proxy Statement or otherwise related to the Merger.

          6.4 Letter of Company's Accountants. The Company shall cause to be delivered to Parent a letter of the Company's independent auditors, dated a date within two business days before the Closing and addressed to the Company's Board of Directors, in form and substance reasonably satisfactory to Parent, to the effect that:

               (a) they are public accountants, independent with respect to both the Company and its subsidiaries, within the meaning of the Exchange Act and the applicable published rules and regulations thereunder;

               (b) the financial statements of the Company and its consolidated subsidiaries examined by them comply as to form in all material respects with the applicable accounting requirement of the Exchange Act and of the published rules and regulations thereunder; and

               (c) at the request of the Company, they have: (1) reviewed the unaudited financial statements of the Company and its consolidated subsidiaries, included in the Company's Form 10-Q for the period ended April 29, 2000; and (2) consulted with certain officers of the Company responsible for financial and accounting matters as to certain specified matters, and, based on such procedures, nothing has come to their attention which would cause them to believe that (A) any unaudited financial statements of the Company and its consolidated subsidiaries included in the Company's Form 10-Q for the period ended April 29, 2000 do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and of the published rules and regulations thereunder; or (B) such unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles (except as permitted by Form 10-Q of the SEC) applied on a basis substantially consistent with that of the audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the period ended January 29, 2000; or (C) there were, except as set forth in such letter, any material decreases, as compared with the corresponding period in the preceding year, in consolidated revenues or in the total or per share amounts of income before extraordinary items, income before income taxes or net income of the Company and its consolidated subsidiaries.

          6.5 Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; and (b) use their best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          6.6 Access and Agreement to Cooperate. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records (except for minutes of Board meetings relating to any confidential discussion of this Agreement and the transactions contemplated thereby) and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company. Parent and Merger Sub will not, and will cause their respective Representatives not to, use any information obtained pursuant to this Section 6.6 or Section 6.1A for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, pending consummation of the transactions herein contemplated, Parent and Merger Sub will keep confidential, and will cause their respective Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.6 and Section 6.1A. Upon any termination of this Agreement, Parent will collect and deliver to the Company all such documents obtained by it or any of its Representatives or Merger Sub's Representatives then in their possession and any copies thereof. The second, third and fourth sentences of this Section 6.6 shall survive any termination of this Agreement. Company will not, and will cause its representatives not to, use any information obtained from Parent in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, pending consummation of the transactions herein contemplated, the Company will keep confidential, and will cause its representatives to keep confidential, all such information and documents obtained from Parent. Upon any termination of this Agreement, the Company will collect and deliver to Parent all such documents obtained by it or any of its representatives then in their possession and any copies thereof. The obligations set forth in the preceding sentence of this Section 6.6 shall survive any termination of this Agreement.

          6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, any breach or prospective breach of the representations made in Section 5.1(d) received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time; (b) any material adverse change in the financial condition, properties or ongoing businesses of the Company and its subsidiaries or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change; and
(c) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of the Company contained in this Agreement untrue or inaccurate as of the date when made and, except for changes expressly contemplated by this Agreement and except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the

Closing, at and as of the Closing as if made on the Closing Date. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          6.8 Publicity. The Company and Parent shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or other proper authority.

          6.9 Employee Benefits. Immediately prior to and conditional upon the Closing, the Company shall take whatever action is necessary to cause the adoption of resolutions to terminate the Company's 401(k) Plan. The Company shall, within 90 days after the Closing, apply for a determination from the IRS that the termination of the Company's 401(k) Plan has not adversely affected its qualified status under Section 401(a) of the Code. Upon receipt of a favorable IRS determination letter applicable to the termination of the Company's 401(k) Plan, the Parent, in its sole discretion, shall cause its 401(k) Plan to accept any voluntary rollover contribution or transfer from the Company's terminated 401(k) Plan.

          Following the Effective Time, the Company's employees will be permitted to participate in the employee benefit plans of Parent as in effect on the date thereof on terms substantially similar to those provided to employees of Parent. Until such time as Parent causes employees of the Company to participate in the employee benefit plans of Parent, employees of the Company will continue to participate in the Company's benefit plans (other than its Stock Option Plans) on substantially similar terms to those in effect immediately prior to the Closing.

          If any employee of the Company or any of the Company's subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent or any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan, to the extent permitted therein, for all service with the Company and any of the Company's subsidiaries prior to the Effective Time, for purposes of determining eligibility (including, without limitation, waiting periods) and vesting. In addition, if any employees of the Company or its subsidiaries employed as of the Closing Date become covered by a medical plan of Parent or any of its affiliates or the Surviving Corporation, to the extent permitted by the Parent's group insurance providers, such employees shall be given credit for any co-payment or deductible paid under the Company's medical plan prior to the Closing.

          6.10 Stock Options. On or prior to the Effective Time, the Company shall take such actions as may be necessary such that, at the Effective Time, each stock option outstanding pursuant to the Stock Option Plans together with any rights related thereto

("Options"), whether or not then exercisable, shall only entitle the holder thereof, upon surrender thereof, to receive, at or after the Effective Time, an amount in cash equal to the difference between the Merger Consideration per Share and the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option.

          6.11 Indemnification. For six years after the Effective Time, the Surviving Corporation and the Parent, jointly and severally, shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries (an "Indemnified Party") against all losses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under New York law and the Company's Certificate of Incorporation and Bylaws in effect at the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New York law and the Company's Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party. Either the Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of twice the last annual premium paid prior to the date hereof (approximately $120,000) (the "Current Premium"); provided that the Surviving Corporation or Parent, as the case may be, may substitute therefor policies for officers' and directors' liability insurance of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the Company's existing D & O Insurance policy. This
Section 6.11 shall survive the closing of the transactions contemplated hereby, and is expressly intended to be for the benefit of each of the Indemnified Parties and their heirs and representatives (each of whom shall be entitled to enforce this Section 6.11 against Parent, the Company, the Surviving Corporation or any successors and assigns thereof) and shall be binding on all such successors and assigns of the Parent, Merger Sub, the Company and the Surviving Corporation. In connection with any liquidation of the Surviving Corporation, Parent shall expressly assume, and shall cause each of its direct and indirect subsidiaries to assume, the obligations of the Surviving Corporation under this
Section 6.11. In the event that Parent or the Surviving Corporation or any of its successors or assigns: (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that the successors and assigns of Parent, Surviving Corporation and their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.11.

          6.12 Reports; Taxes; etc. Except as otherwise consented to in writing by Parent, prior to the Effective Time of the Merger, the Company will, and will cause each subsidiary of the Company to, duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with Federal, state, local, foreign and other authorities.

          6.13 Expenses. Subject to the terms and conditions of the sentence immediately below, the Parent and the Company will each separately bear its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement. The Parent agrees to pay all reasonable, documented costs and expenses incurred by the Company in connection with the Merger in the following amounts and at the following times: (a) $150,000 upon the filing of the preliminary proxy statement with the SEC; and (b) $250,000 upon the clearance of the proxy statement by the SEC and the mailing of the definitive proxy statement to the Company's shareholders. The Parent acknowledges that if the Merger is completed as contemplated by this Agreement, the Company will have incurred expenses in connection with this Agreement and any transaction contemplated by this Agreement, including (but not limited to) the fees identified on Schedule 6.13 and that such fees and/or expenses will be borne by the Surviving Corporation and Parent, and will have no affect on the Merger Consideration and Parent's or Merger Sub's obligation to pay the Merger Consideration as contemplated in Section 4.2(b) of this Agreement.

          6.14 Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as the other parties may reasonably require in order to carry out the intent of this Agreement.

                                  ARTICLE VII

                                  CONDITIONS

          7.1 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

               (a) Shareholders' Approval. This Agreement shall have been duly approved by the required shareholder vote of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

               (b) No Material Adverse Change. There shall be no material adverse change in the prospects, financial condition or results of operations of the

     Company between January 29, 2000 and the Closing Date, except as previously disclosed to the Parent prior to the execution of this Agreement.

               (c) Fairness Opinion of Raymond James & Associates. The Company's Board of Directors shall have received a written opinion from Raymond James & Associates that the consideration to be paid to the Company in connection with the Merger is fair from a financial point of view to the shareholders of the Company.

               (d) Litigation. There shall not be in effect, nor threatened by any court or governmental or regulatory agency of competent jurisdiction, any preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Merger not be consummated (including any such threatened item, an "Order").

               (e) Opinion of Counsel to the Company. At the Closing, Parent and Merger Sub shall have received from Harris Beach & Wilcox LLP or other counsel of the Company satisfactory to the Parent and Merger Sub a written opinion, dated as of the date of the Closing, substantially to the effect that:

                    (i) Each of the Company and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business.

                    (ii) Since the date of this Agreement, there have been no changes in the authorized capital stock of the Company, and all of the issued and outstanding Shares, as constituted just prior to the time of the Closing, were duly authorized, validly issued, fully paid and nonassessable.

                    (iii) The Company has the corporate power and has taken all requisite corporate action required of it to effect the Merger in accordance with the terms of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, respectively, constitutes the legal, valid and binding obligation of the Company.

                    (iv) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions on the part of the Company contemplated hereby, will not result in any breach, violation, default or acceleration of obligations under any provision of its Certificate of Incorporation or Bylaws, or, to the best knowledge of such counsel, without independent investigation, of any judgment, decree or order of any court or administrative agency having jurisdiction, or of any mortgage, indenture, loan agreement or other instrument evidencing indebtedness or the guaranty of indebtedness for money borrowed, or of any other material agreement, lease, license or other instrument applicable to the Company.

                    (v) To the best knowledge of such counsel without independent investigation, all consents or approvals by governmental authorities or other parties which are required in connection with the consummation by the Company of the transactions contemplated by this Agreement have been obtained.

                    (vi) Such counsel has not independently verified the accuracy, completeness or fairness of the information in the Proxy Statement, although such counsel has generally reviewed and discussed such information, insofar as it relates to the Company, with representatives of the Company and such counsel is familiar with this Agreement. Based upon and subject to the foregoing, such counsel believes (but expresses no opinion) that as of the date of its mailing and as of the date of the shareholders meeting, the Proxy Statement (except for the financial statements, financial projections and other financial data included therein, and except for information included therein with respect to Parent and Merger Sub, as to which such counsel expresses no opinion), appears on its face to be appropriately responsive in all material respects to the requirements of the Exchange Act.

               (f) Other Obligations. The representations and warranties of the Company contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement and except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, at and as of the Closing as if made on the date of Closing. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Company shall have furnished the Parent with a certificate of the Company signed on its behalf by its Chairman and Chief Executive Officer that this condition has been complied with.

               (g) Other Approvals and Consents. All approvals of applications to public authorities, Federal, state, local or foreign, and all consents or approvals of any nongovernmental persons, the granting of which is necessary for the consummation of the Merger or for preventing the termination of any right, privilege, license or agreement of the Company or any subsidiary of the Company which is material to the Company's business, or any material loss or disadvantage to Parent or the Company's business, by reason of the Merger, shall have been obtained, no such consents or approvals shall have imposed any terms or conditions other than those generally and ordinarily contained in all such consents and approvals or such as are not unduly burdensome to Parent or Merger Sub, and all waiting periods specified by law shall have passed.

               (h) Assumption of Employment and Compensation Agreements. The Parent shall have executed and delivered the Assumption and Acknowledgment of Entitlement agreements relating to Fred H. Klaucke's employment agreement and Charles A. Callahan's and Christine M. Luchi's compensation agreements substantially similar to the forms attached to this Agreement as Exhibit A.

               (i) Financing. Prior to August 25, 2000, the Parent shall have obtained the necessary financing to make the payment described in Sections 4.1(a) and 4.2(a) of this Agreement.

               (j) Accountant's Letter. Parent shall have received a copy of the letter of the Company's independent auditors dated the Closing Date in form and substance reasonably satisfactory to Parent, making the statements required by Section 6.4 on the basis of procedures set forth therein carried out by them to a specified date not more than five business days prior to the Closing Date.

          7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

               (a) Shareholders' Approval. This Agreement shall have been duly approved by the required shareholder vote of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

               (b) Litigation. There shall not be in effect, nor threatened by any court or governmental or regulatory agency of competent jurisdiction, any Order; and

               (c) Opinion of Counsel to Parent and Merger Sub. At the Closing the Company shall have received from Sheppard, Mullin, Richter & Hampton LLP, counsel for Parent and Merger Sub a written opinion dated as of the date of the Closing, which opinion is substantially to the effect that (it is agreed that with respect to matters of New York law, the opinion of Sheppard, Mullin, Richter & Hampton LLP, may rely on the opinion of New York counsel reasonably satisfactory to the Company):

                    (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its State of Incorporation .

                    (ii) Each of Parent and Merger Sub has the corporate power and has taken all requisite corporate action required of it to effect the Merger in accordance with the terms of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub.

                    (iii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions on the part of each of Parent and Merger Sub contemplated hereby, will not result in any breach, violation, default or acceleration of obligations under any provision of its respective charter documents or by-laws (to be specifically enumerated in such opinion) or, to the best knowledge of such counsel, of any judgment, decree or order of any court of administrative agency having jurisdiction, or of any mortgage, indenture, loan agreement or other instrument evidencing indebtedness or the guaranty of indebtedness for money borrowed, or of any other material agreement, lease, license or other instrument applicable to Parent or Merger Sub .

                    (iv) To the best knowledge of such counsel, all consents or approvals by governmental authorities or other parties which are required in connection with the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been obtained.

               (d) Other Obligations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date when made and as of the Closing as if made on the date of Closing. The Parent and Merger Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied by them prior to or on the Closing. The Parent and Merger Sub shall have furnished the Company with a certificate corresponding to that called for by Section 7.1(f). Additionally, the condition of Section 7.1(g) shall be satisfied.

               (e) Financing. Prior to August 25, 2000, the Parent shall have obtained the necessary financing to make the payment described in Sections 4.1(a) and 4.2(a) of this Agreement.

               (f) Funds Deposited with Disbursing Agent. Parent shall have obtained the necessary financing to make the payment described in Section 4.1(a) of this Agreement and shall have deposited, or caused to be deposited, in trust with the Disbursing Agent, an amount of cash equal to the Aggregate Merger Consideration for payment to the Company shareholders pursuant to Section 4.2.

               (g) Assumption of Employment and Compensation Agreements. The Parent shall have executed and delivered the Assumption and Acknowledgment of Entitlement agreements relating to Fred H. Klaucke's employment agreement and Charles A. Callahan's and Christine M. Lucchi's compensation agreements substantially similar to the forms attached to this Agreement as Exhibit A.

               (h) Fairness Opinion of Raymond James & Associates. The Company's Board of Directors shall have received a written opinion from Raymond James & Associates that the consideration to be paid to the Company in connection with the Merger is fair from a financial point of view to the shareholders of the Company.

                                 ARTICLE VIII

                                  TERMINATION

          8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Parent and the Company, by action of their respective Boards of Directors. For purposes of this Article VIII and Section 9.2, no action taken by the Board of Directors of the Company shall be effective unless any such action is approved by the affirmative vote of at least a majority of the Board of Directors at the time of such vote who were also members of the Board of Directors of the Company on the date hereof.

          8.2 Termination by either Parent or the Company. It is recognized that in Section 6.5 the parties have agreed to use their best efforts to take actions necessary to make effective the transactions contemplated by this Agreement. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if: (a) the financing contingency described in Sections 7.1(i) and 7.2(e) has not been waived in writing by Parent by August 25, 2000; (b) the Merger has not occurred by October 2, 2000 (unless extended by the mutual consent of the parties); (c) the shareholders of the World of Science do not approve the Merger; or (d) the Effective Time has not occurred, provided that in order to exercise the right of termination the party concerned shall not then be in breach of this Agreement. The Board of Directors of the Company may terminate this Agreement and may abandon the Merger in the event the Board of Directors determines, consistent with its fiduciary duties, to accept an unsolicited third-party offer.

          8.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, before or after the approval by holders of Shares, by action of the Board of Directors of Parent, if there is a material breach of any of the representations and warranties of the Company or if the Company shall have failed to comply in any material respect with any of its covenant or agreements contained herein to be complied with or performed by the Company at or prior to such date of termination.

          8.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if there is a material breach of any of the representations and warranties of Parent or Merger Sub or if Parent or Merger Sub shall have failed to comply in any material respect with any of its covenants and agreements contained herein to be complied with or performed by Parent or Merger Sub at or prior to such date of termination.

          8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, except as otherwise provided herein, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement. In the event the Company violates the exclusivity provisions of Section 6.2 of this Agreement or the Company closes a transaction for the acquisition of all or substantially all of the Company's Shares or assets arising out of an unsolicited third-party purchase offer made prior to the Closing, the Company shall pay the Parent a breakup fee of $150,000 within 30 days of such violation or closing.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

          9.1 Survival. The agreements of the Company, Parent and Merger Sub contained in this Article IX and in Sections 1.3, 1.4, 4.1, 4.2, 4.3, 4.4, 6.9, 6.11, 6.13 and 9.8 shall survive the consummation of the Merger. To the extent provided therein, the agreements of the Company, Parent and Merger Sub contained in Sections 6.6, 6.13, 8.5 and 9.8 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger.

          9.2 Amendment and Waiver. Subject to applicable law, at any time prior to the Effective Time (notwithstanding any shareholder approval), if authorized by their respective Boards of Directors: (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provisions of this Agreement; and (ii) any term or provisions of this Agreement may be waived in writing by the party which is, or whose shareholders or directors are, entitled to the benefits thereof; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration into which each Share will be converted upon consummation of the Merger or shall otherwise materially change the terms of this Agreement, such that shareholder approval would be required.

          9.3 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          9.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Parent or Merger Sub, addressed to Parent or Merger Sub at 4209 Technology Drive, Fremont, CA 94538, Attention: Peter G. Hanelt (with copies to Sheppard, Mullin, Richter & Hampton, LLP, Four Embarcadero Center, San Francisco, CA 94111, Attention: A. John Murphy, Esq. and Renaissance Capital Group, Inc., 200 West Madison Street, Suite 3450, Chicago, Illinois 60606, Attention: Michelle A. Facktor; and if to the Company, addressed to the Company at 900 Jefferson Road, Building 4 Rochester, NY 14623, Attention: Chairman of the Board (with copies to Thomas E. Willett, Esq., Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, NY 14604 and Thomas W. Mullins, Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, or to such other persons or addresses as may be designated in writing by the party to receive such notice).

          9.6 Entire Agreement, etc. This Agreement together with the Schedules and Exhibits attached hereto, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and this Agreement shall continue in force and effect in accordance with its terms, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons (except as specifically mentioned herein) other than the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another directly or indirectly wholly-owned subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all obligations of Merger Sub and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed to be the obligations of, and the representations and warranties made with respect to, such other subsidiary as of the date of such designation.

          9.7 Definition of "Subsidiary." When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          9.8 Obligation of Parent. Whenever this Agreement requires Merger Sub or any assignee to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to itself take, or cause Merger Sub, to take such action, and from and after the Effective Time, any requirement of the Surviving Corporation to take any action, shall be deemed to include an undertaking on the part of Parent to cause Surviving Corporation to take such action.

          9.9 Consent to Jurisdiction. Each party irrevocably agrees that any legal action or proceeding against it arising out of or in connection with this Agreement or for enforcement of any judgment rendered in any such action or proceeding may be brought in the United States courts located in the City of Wilmington, Delaware, and each party hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in person, generally and unconditionally with respect to any such action or proceeding. For the purposes of any such action or proceeding instituted in such courts, (i) Parent and Merger Sub each hereby irrevocably designates Sheppard, Mullin, Richter & Hampton LLP, Four Embarcadero Center, San Francisco, California 94111,
Attention: A. John Murphy, Esq. and the Company hereby irrevocably designates Harris Beach & Wilcox, The Granite Building, 130 East Main Street, Rochester, New York 14604, Attention: Thomas E. Willett, Esq., as their respective agents to receive for and on their behalf service of process therein and each agrees to take any action necessary to continue such designation in full force and effect,
(ii) each party irrevocably consents to the service of process by the mailing of a copy thereof, by registered mail (or equivalent, airmail if overseas), postage prepaid, to the party being served, and (iii) each party irrevocably waives, to the fullest extent permitted by law, any immunity from such action or proceeding, any objection which it may now or hereafter have to the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party hereto or its property in the courts of any other jurisdiction.

          9.10 Formation of Merger Sub. Parent covenants and agrees to use its best efforts to form Merger Sub as soon as reasonably practicable. Parent shall cause Merger Sub to become a party to this Agreement immediately following Merger Sub's formation. The representations and warranties of Merger Sub made herein shall speak as of the date that Merger Sub executes and delivers this Agreement and as of the date of Closing as provided in Section 7.2(d).

          9.11 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties acting by their duly authorized officers on the date first hereinabove written.

                              WORLD OF SCIENCE, INC.



                              By  /s/ Fred H. Klaucke
                                  ----------------------------------------
                                  President and Chief Executive Officer


                              NATURAL WONDERS, INC.



                              By  /s/ Peter G. Hanelt
                                  ----------------------------------------
                                  President and Chief Executive Officer

                                                                         ANNEX B


August 4, 2000


Board of Directors
World of Science, Inc.
900 Jefferson Road, Building 4
Rochester, NY  14623

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.01 (the "Common Stock") of World of Science, Inc. ("World of Science" or the "Company") of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with Natural Wonders, Inc. ("Natural Wonders") pursuant and subject to the Agreement and Plan of Merger between the Company and Natural Wonders (the "Merger Agreement"). The Merger Agreement provides, among other things, that each outstanding share of Common Stock will be converted into the right to receive $1.15 per share (the "Merger Consideration") from Natural Wonders upon the closing of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

     1. reviewed the financial terms and conditions as stated in the August 3, 2000 draft of Merger Agreement and assumed the final form of the Merger Agreement would not vary in any respect material to our analysis;

     2. reviewed the audited financial statements of the Company as of and for the years ended January 29, 2000, January 30, 1999 and January 31, 1998 and the unaudited financial statements for the quarters ended April 29, 2000 and May 1, 1999;

     3. reviewed the Company's Annual Reports filed on Form 10-K for the past three fiscal years ended January 29, 2000, as well as the Company's Form 10-Q for the quarter ended April 29, 2000;

     4. reviewed other Company financial and operating information requested from and/or provided by the Company, including financial and operating projections, lease agreements and other documents related to World of Science;

     5.   reviewed certain other publicly available information on the Company;
          and

     6. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

Board of Directors
World of Science, Inc.
August 4, 2000
Page 2

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or any other party, or that was publicly available, and have not attempted to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 3, 2000 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the shareholders of World of Science. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; (v) the amount of proceeds to common shareholders that would be expected from an orderly liquidation of the Company; and (vi) such other factors as were deemed appropriate.

In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Board of Directors
World of Science, Inc.
August 4, 2000
Page 3

Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld; provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of August 3, 2000, the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.


Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

                                                                         ANNEX C

(S) 623. Procedure to enforce shareholder's right to receive payment for shares.

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporation action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will he made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporation action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment thereof shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, on the case of merger of consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty-day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
(B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause
(A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                                                         ANNEX D

                               naturalwonders.com
growing the business
natural wonders
annual report 1999

history

   Founded in 1987, Natural Wonders is a national specialty retailer with 182 stores, offering unique and quality merchandise focused on the wonders of nature, science, the environment, and education. Stores feature a multi-sensory experience coupled with superb customer service that makes the shopping experience fun and rewarding. With corporate headquarters located in Fremont, California, the stock trades on the NASDAQ National Market System under the symbol NATW. Visit our website at www.naturalwonders.com growing the business

   We are evolving; we are changing; we are growing. Growing the business is complex. It is more than adding stores, it is adding profitable stores. It is more than increasing sales, it is maintaining a healthy profit component for these sales. We are mindful of the importance of evolving to a better state of growth, one that rewards the shareholders for patience with their Natural Wonders investment.

   To evolve, we have created a more effective retailing organization both in merchandising and store operations. The year ended with a positive response from customers that confirmed we are recapturing the wonder in the marketplace. We will now build upon the momentum of last year's program.

Evolution

   "Evolution aptly describes the process that we have begun. Natural Wonders has taken dramatic and decisive action in an effort to regain our credibility with our customers and shareholders." Peter Hanelt, Chief Executive Officer & Chief Financial Officer.

to our shareholders

   We continue along the path of recapturing the wonder that began last year. While not a success by profitability expectations, the year was a major step forward in the evolution of the new Natural Wonders. To be profitable, we must meet two significant challenges. First, the seven-year comparable store sales decline must be reversed. Second, we must eliminate the unprofitable stores within our portfolio. Many of these leases were negotiated in the 1995 to 1997 period. Declining sales and unprofitable stores combined to create the unacceptable losses of the last two years. Solving these two issues is the key to restoring profitability and shareholder value.

   While the progress toward improving sales has been slow, there have been encouraging signs. Since September 1999 we have had a cumulative positive comparable store sales increase and in February 2000 completed the first consecutive three month period with positive monthly comparable store sales increases since 1992.

   We completed the analysis of our unprofitable stores. A $4.1 million charge to expense for the closure of unprofitable stores and related asset impairments was recognized in 1999. This accounted for over 30% of our reported fiscal year loss. Some additional costs associated with closing specific stores will be incurred in fiscal 2000, however, we expect these costs to be fully offset by occupancy cost reductions. We expect to close most of our unprofitable stores by the end of 2000.


   To be prudent, we continue the two year trend of decreasing total company expenses as measured on a per store operating month basis. We are not only offsetting all inflationary expense increases but are decreasing expenses on an absolute basis. This creates the opportunity for ever increasing positive operating leverage as the improving sales trend continues.

evolution

   Last year's theme was recapturing the wonder. This year our theme is evolution.

   Evolution aptly describes the process that we have begun. Natural Wonders has taken dramatic and decisive action to regain our credibility with our customers and shareholders. We expanded our successful holiday store program, closed several unprofitable stores, decreased corporate overhead, and increased our merchandise availability, selection and value. We rebuilt vendor relationships, established key vendor partnerships in important categories, began the expansion of proprietary product development and negotiated new product sourcing arrangements. We also reorganized the field store management organization to increase accountability. Natural Wonders will continue these efforts, particularly increasing merchandising newness and continued closing of unprofitable stores, until we achieve our substantial profitability potential.

not just evolution but successful evolution

   More importantly, the evolution continues into the new fiscal year. The first month of the 2000 fiscal year delivered a positive comparable store result of 5.1% and a healthy gross profit. The outlook for substantial improvement from last year's financial results is very positive for the new fiscal year.

   We believe we are successfully addressing key infrastructure issues in support of our merchandising and sales efforts. We have a reasonable amount of excess capacity in information systems and distribution facilities. The corporate support staff is adequate to support the store base. We had no difficulties with the Y2K transition.

   Natural Wonders embraces the benefits of information technology and continues to improve our systems and their utilization. Our new systems, installed in 1998, are fully integrated into our internal operations. We successfully launched our Internet site last year. Our Internet sales continue to grow and we have effective fulfillment and back office operations. The Internet is an opportunity for us to leverage our brand, sell our products and enhance our corporate visibility. We fully expect the Internet to become a more important brand-building and sales vehicle going forward.

where have all the flowers gone

   The last couple of years witnessed the demise or sale of several independent competitors in our mall-based specialty retail niche. Learningsmith was liquidated, Imaginarium and the Nature Company were sold, World of Science and other specialty gift retailers are being offered for sale. The liquidation of Learningsmith during December of 1999 created extreme promotional activity and adversely affected our sales and margins. Nevertheless, the longer-term impact of a reduced number of competitors is positive for us. We intend, and have the resources, determination and energy, to be the leading survivor within the category. The departure of numerous competitors creates an opportunity for us.

birds of a feather flock together

   We continue to be inspired to deliver a concept known by its unique merchandise and inspired by the wonders of nature and science. As part of our program to recapture the wonder in our stores, we strive to support important natural themes. We are pleased that we are able to assist, through innovative concepts and creative partnerships, such organizations as the Gorilla Foundation and the National Audubon Society. We are proud of our support of these worthwhile organizations.

survival of the fittest

   Not all of our stores are successful. We have a group of stores that are incurring losses at the contribution margin level and the response in these stores to our new merchandising strategies adopted in 1999 was not sufficient to overcome the high occupancy costs in these locations. Most of these stores were opened between 1995 to 1997. These stores represent a substantial drain on corporate profitability and assets. During the fourth quarter of 1999, we recorded a charge of $3.2 million to recognize the asset impairment associated with specific stores targeted for closure. We closed nine stores during 1999 and will close the remainder of the underperforming stores as soon as possible. We have been able to restructure other leases and have received significant occupancy cost reductions as a result. I emphasize that these stores represent a relatively small portion of our real estate base but account for a large part of our operating loss. I am encouraged by the progress to date and the prospects for further success.

   At the same time, we are expanding our store base with carefully selected openings and are actively working with the developer community to increase our presence in attractive malls. We have negotiated leases for stores to open in the new fiscal year and are in active and productive discussions to open several other stores this year.

our holiday stores evolve to regular stores

   During the 1998 holiday season, we doubled our temporary holiday store program and substantially increased our per store contribution margin. In 1999, we again expanded the program with further contribution margin improvement. The stores are different from regular stores in terms of fixtures, physical size, number of items offered and types of malls targeted for the stores. Because of our high holiday sales, these temporary stores can be very profitable even if operationally complex. Based upon their actual results, we believe that we can project with confidence their potential to become successful permanent stores. In fact, in 1998 we converted three temporary stores to permanent stores and subsequently attained projected sales. From the 1999 program, we are converting three other temporary stores to permanent stores and will possibly convert additional stores after further analysis and negotiations.

   Because our holiday stores are appreciated by mall shoppers, offer unique merchandise, are visually attractive and might become regular stores, both the developers and we believe that this program offers mutual benefits. We are in active discussions for the year 2000 program and are confident that once again we can deliver improved per store profitability results.

all in the family, genus: natural wonders

   The process of evolution involves each of the company's executives. They are the ones with the experience and expertise to create improvement. Within this annual report, certain executives will add their observations, comments, and commitments to our message of growth, evolution and success. We promise to give our best each day in order to achieve Natural Wonders' substantial profitability potential and to improve shareholder value.

                                          Peter G. Hanelt
                                          Chief Executive Officer &
                                          Chief Financial Officer

Rejuvenation

   "We will capture our customer through compelling products, bold marketing and engaging visual presentation. Each of these elements will consistently contribute to the Natural Wonders persona." Michael Cape, Vice President, Marketing & Visual

   Natural Wonders nurtures the relationship between people and the earth. It is our business to sell merchandise that generates excitement about the world of nature and science. This is our mission.

   Our goal for 2000 is to rejuvenate the Natural Wonders concept and showcase it to the customer. The following are key initiatives to support this goal.

theme presentations

   This strategy highlights a related group of products that tell a story about a specific place or activity inspired by the wonders of nature, science, education and the environment.

   In 2000 we will support three theme presentations in the store at all times. We have established our theme calendar and determined our merchandising statements based on trends and seasonal merchandise. The merchant team has taken these concepts overseas and to domestic markets and developed their assortment of new and exclusive products based on these themes. We look forward to presenting themes such as the "Rainforest", the "Naturalist" and many more. These presentations support a highly interactive and educational experience in our stores.

marketing partnerships

   We are developing partnerships with non-profit organizations that support the environment and conservation. These relationships are consistent with our merchandising and brand character. Examples include The Gorilla Foundation and our partnership with the National Audubon Society (N.A.S) in support of the "Naturalist" theme presentation. The N.A.S mission is to conserve and restore natural ecosystems, focusing on birds and other wildlife for the benefit of humanity and the earth's biological diversity. Elements of this partnership include: in-store Audubon membership drives, fund raising, joint press releases, a customer sweepstakes for an ecotour, web site links, a feature in the Audubon magazine, newsletters and more. We will heighten awareness for both Natural Wonders and the National Audubon Society through shared marketing vehicles.

engaging the customer

   Our storefront offers a marketing opportunity as each potential customer approaches. We will leverage our window and first fixture presentation with themed and seasonal products, dynamic graphics and visual displays. These will rotate regularly to stay fresh and unique, thus capturing the attention of shoppers.

   We are enhancing our dialog with the Natural Wonders' customer through a direct mail newsletter called "Words of Wonder". This newsletter will highlight new products, promotions, theme presentations, non-profit partnerships, gift ideas, customer letters and important information about conservation. Our newsletter will strengthen our relationship with our customer, build awareness and reinforce the Natural Wonders brand.

   We are partnering with our vendors and mall-marketing resources in a cooperative advertising strategy for print advertising, direct mail and in-store events that will reach out to existing and new customers.

   Our web site will continue to support the "click and mortar" strategy of driving traffic to our stores by highlighting events, promotions, store directory and company information, as well as offer a product assortment for purchase online.

   At Natural Wonders we have a great story to tell and we look forward to communicating it to our customers.

Unique

   "Our mission is to offer a unique assortment and an interactive store environment that differentiates Natural Wonders from the competition." Ken Norton, Executive Vice President, General Merchandise Manager

uniqueness

   Our uniqueness is derived through the merchandise assortment and how it is gathered together through visuals and our theme presentations. Using nature as an overall store concept creates a unique product offering. Nature is represented in the use of materials, texture and patterns. An ever-present quality and value available in all our products also add to our uniqueness.

   Our uniqueness is accentuated by the many different types of products we offer, which include: Ecospheres(R), minerals and fossils, science kits, astronomy, home decor, relaxation, garden accents, fountains, books, music and videos.

growing categories

   Garden is an area that enjoyed wonderful growth in 1999. It is also an area in which we have a unique range of products. Our garden statement includes: chimes, seed kits, cachepots, bird houses and feeders, garden statuary, weather instruments, and of course, fountains.

   Fountains are desired for their tranquil aesthetic qualities. Natural Wonders has become the destination for indoor fountains. We offer an assortment that includes a range of materials and prices. Many of our fountains are proudly made by craftsman in the United States; others are produced overseas for value pricing. We will be updating our assortment of fountains throughout the year in order to keep it fresh and interesting to the customer.

   As the interest in Feng Shui has grown and become a part of everyday America, so the interest in relaxation and aromatherapy has grown. We see relaxation products and aromatherapy transition from the New Age concept to everyday life. Massagers, comfort pillows, incense and diffusers are increasing in popularity. Aromatherapy is transitioning into home fragrance designed to enhance the home and stimulate the senses. Both fountains and relaxation support the home as a daily "retreat" from fast paced everyday life.

   Geology is another area in which we are unique. This uniqueness has garnered a growth category in minerals and fossils. Collectors as well as the customer who finds a particular mineral bookend or sculpture to their liking, come to Natural Wonders to find just what they are looking for.

reach for the stars

   Natural Wonders will continue to be a destination for telescopes and telescope accessories. We will optimize this strategy by increasing our product offering and supporting new marketing and in-store presentations.

Germination

   "Our product offering will be true to our mission of offering merchandise that focuses on the wonders of nature, science, the environment and education." Denise Ellwood, Vice President, Merchandising vision

   Our vision for merchandising our stores is one of synergy throughout the store. This is attained through visual presentation as well as the product assortment itself. Rough ideas for the vision are outlined through blueprint and concept boards developed well in advance of any travel, trade shows or product design.

   For 2000, the vision entails the use of a variety of themes throughout the year, a color palette that is seen in product across categories, visual presentation and packaging. All these elements result in a germination of ideas that lead to unique, impactful products.

product development

   Natural Wonders' development teams work a year in advance to create product that is uniquely our own. We begin with a blueprint that outlines the items, materials, colors, themes and price points that fit into our merchandising vision for the year. From the blueprint, we create concept boards for the various themes and color palettes. The blueprint and concept boards are then sent overseas to our agents. The development teams travel around the world in order to meet with vendors, attend trade shows and work with our agents to source the best factories in which to realize our concepts. This is a new process for Natural Wonders that will come to fruition with proprietary product during the Fall of 2000 and into 2001.

   Ideas for product development come from many sources. Current trends in the home, the garden, relaxation, environment and education are all taken into consideration. We also interpret trends for home decor into merchandise that reflects our interest in nature through use of materials and patterns. Product development is most successful when it offers unique product that the customer perceives as a value due to the quality inherent in the design and through the use of materials.

assortment

   Merchandise teams travel overseas twice a year as well as throughout the United States several times a year to attend trade shows and markets in order to find unique product crafted by talented artisans. All product must fit certain criteria in order to become part of the Natural Wonders' assortment. We search for product that fits into a nature or science view as well as meeting certain quality requirements that would present a value to our customer.

   Samples are gathered from around the world to create a merchandise statement. We sort through the samples gathered and decide upon which items will best show our vision. We look at what materials, colors and patterns are used throughout the categories. Synergy is created as we tell a common story through the merchandise offered in relaxation, garden and home decor gifts.

Structure

   "One of Natural Wonders' competitive advantages has always been the high level of customer service and product knowledge in the stores." William Soncini, Senior Vice President, Operations

   The primary goals of the field organization are to generate sales increases and deliver exceptional customer service. Meeting these goals hinges on the structure of the field group, our commitment to our employees and our ability to communicate effectively.

structure

   While 1999 proved to be one of the most challenging years for Natural Wonders, it has produced significant and exciting changes in the operational group. Faced with disappointing sales results, we began to reassess the entire structure of the field organization. We reviewed what worked, opportunities for improvement and how to maximize the dedication and experience of the employees in the field.

   We realized that one key to revitalizing our stores' performance was to reduce the number of stores reporting to each direct supervisor. By reducing the span of control, especially at the regional level, we could enhance development and improve execution. To achieve this goal, a third regional position was created. Each regional is now responsible for approximately 60 stores resulting in closer supervision, greater accountability and quicker resolution of problems. Regional Managers now have a small group of stores reporting directly to them which allows them to quickly assess the impact of corporate direction on store operations and sales, as well as provide feedback to corporate to improve processes. These structural changes have already resulted in significant sales improvements in the last few months.

employees

   Retailing is often known as employment's revolving door. Keeping good employees is a challenge that must be balanced with the competitive pressures of the marketplace. At Natural Wonders we know that employees are the backbone of the company. To support these critical players we have instituted several training programs, a new bonus program and an extremely competitive benefit package. We've created opportunities for ownership and continue to reward performance. As a result, our employees are committed to Natural Wonders. They bring a rare excitement to their work and we will ensure this energy results in sales increases. One of Natural Wonders' competitive advantages has always been the high level of customer service and product knowledge in the stores. Customer feedback continues to show that we have maintained that level with consistency. In 2000, we will continue to emphasize these factors that have made the Natural Wonders concept viable--creating an interactive shopping environment with helpful and knowledgeable employees.

expectations

   We have dedicated ourselves to quickly recognize individual store issues and correct them. Our expectation is that service and presentation will remain at an all time high, that sales increases will continue and that the quality and caliber of all Natural Wonders associates will be a source of pride. By focusing on these key factors, we, out in the stores, are attending to every detail of our business with confidence and determination.

                            Selected Financial Data

                                          Fiscal Year
                          ----------------------------------------------------
                            1999       1998       1997       1996       1995
                          --------   --------   --------   --------   --------
                          (In thousands, except operating data and per
                                         share amounts)
Summary of Operations
 Data:
Net sales...............  $147,089   $149,821   $149,239   $138,773   $138,080
Cost of goods sold and
 store occupancy
 expenses...............   108,483    106,162    100,998     92,489     93,529
                          --------   --------   --------   --------   --------
Gross margin............    38,606     43,659     48,241     46,284     44,551
Selling, general and
 administrative
 expenses...............    52,001     46,211     45,794     40,894     40,640
                          --------   --------   --------   --------   --------
Operating income
 (loss).................   (13,395)    (2,552)     2,447      5,390      3,911
Net interest and other
 expenses...............       452        465        276        791        944
                          --------   --------   --------   --------   --------
Earnings (loss) before
 income taxes...........   (13,847)    (3,017)     2,171      4,599      2,967
Income tax provision
 (benefit)..............    (5,359)    (1,120)       803      1,698      1,157
                          --------   --------   --------   --------   --------
Net earnings (loss).....  $ (8,488)  $ (1,897)  $  1,368   $  2,901   $  1,810
                          ========   ========   ========   ========   ========
Basic earnings (loss)
 per share..............  $  (1.07)  $  (0.24)  $   0.17   $   0.37   $   0.23
                          ========   ========   ========   ========   ========
Diluted earnings (loss)
 per share..............  $  (1.07)  $  (0.24)  $   0.17   $   0.36   $   0.23
                          ========   ========   ========   ========   ========
Shares used in computing
 basic earnings
 (loss) per share.......     7,905      8,014      8,005      7,862      7,725
Shares used in computing
 diluted earnings
 (loss) per share.......     7,905      8,014      8,200      8,090      7,819
Operating Data:
Number of stores open at
 end of year............       182        180        171        151        146
Average net sales per
 gross square foot (52
 weeks).................  $    328   $    333   $    373   $    380   $    382
Average net sales per
 store (52 weeks).......  $794,000   $831,000   $917,000   $932,000   $936,000
Comparable store net
 sales decrease.........      (4.2)%     (6.8)%     (1.4)%     (0.6)%     (5.7)%
Balance Sheet Data at
 Fiscal Year End:
Working capital.........  $ 18,565   $ 26,812   $ 29,681   $ 33,495   $ 31,252
Total assets............    65,341     70,848     79,337     78,344     77,964
Long-term borrowings....        --         --      1,144      3,377      6,972
Stockholders' equity....    44,640     53,450     55,802     54,156     50,658

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                                                             Fiscal Year
                                                          ---------------------
                                                          1999    1998    1997
                                                          -----   -----   -----
                                                           (Percentage of
                                                             net sales)
Net sales................................................ 100.0%  100.0%  100.0%
Cost of goods sold and store occupancy expenses..........  73.7    70.9    67.7
Gross margin.............................................  26.3    29.1    32.3
Selling, general and administrative expenses.............  35.4    30.8    30.7
Operating income (loss)..................................  (9.1)   (1.7)    1.6
Net interest and other expenses..........................   0.3     0.3     0.2
Income tax provision (benefit)...........................  (3.6)   (0.7)    0.5
Net earnings (loss)......................................  (5.8)%  (1.3)%   0.9%
Number of stores open at end of period...................   182     180     171

Results of Operations

   General The Company's fiscal year ends on the Saturday closest to January
31. Fiscal years 1999, 1998 and 1997 ended January 29, 2000, January 30, 1999, and January 31, 1998, respectively. All references to years, unless otherwise specified, are intended to refer to the Company's fiscal year.

   At the end of 1999, the Company operated 182 stores in 39 states compared to 180 stores in 36 states at the end of 1998 and 171 stores in 36 states at the end of 1997. In 1999, 10 new stores were opened, 9 permanent and 3 temporary stores were closed, and 4 temporary stores were still open on January 29, 2000. In 1998, 9 new stores were opened, 3 stores were closed, and 3 temporary stores were still open on January 30, 1999. In 1997, 9 new stores were opened and 2 closed. On May 22, 1997, the Company acquired 12 locations through the acquisition of substantially all of the operating assets of What A World!, Inc. In addition, in 1999, 26 stores with temporary locations were opened during the holiday season compared to 27 stores in 1998 and 12 stores in 1997. At the end of 1999, 4 temporary stores remained open and 3 will be converted to permanent stores during 2000. At the end of 1998, 3 temporary stores remained open and 2 were converted to permanent stores during 1999. At the end of 1997, 1 temporary store remained open and was converted to a permanent store during 1998.

   Sales Sales decreased 1.8% to $147,089,000 in 1999 from $149,821,000 in
1998. The decrease of $2,732,000 was due primarily to a decrease in comparable store sales partially offset by new stores, stores in temporary locations and Internet sales. The 10 new stores accounted for $4,907,000 of sales increase and the full year of sales from new stores opened in 1998, accounted for $1,067,000 of sales increase. This was fully offset by the decrease in comparable store sales of $5,896,000 and the lost sales impact of 9 closed stores and 6 remodeled stores of $2,907,000.

   The Company defines comparable store sales as the change in sales for stores that have been open for twelve full consecutive months. Comparable store sales in 1999 decreased 4.2% as compared to 1998. The decrease was primarily attributable to the impact of repositioning the merchandise assortment over the first three quarters of the year, as well as delays in implementing the changes. Although overall comparable store sales decreased, some of the Company's stores experienced positive comparable store sales. The average dollar amount per customer transaction increased significantly in 1999, from $22 to $25 (or 13.6%).

   Sales increased 0.4% to $149,821,000 in 1998 from $149,239,000 in 1997. The increase of $582,000 was due primarily to new stores and stores in temporary locations, mostly offset by a decrease in comparable store sales. The 9 new stores accounted for $4,208,000 of the increase, the stores in temporary locations accounted for $3,819,000 of the increase, and the full year of sales from new stores opened in 1997 accounted for $4,814,000 of the increase. This was mostly offset by the decrease in stores opened prior to 1997, which accounted for a $11,604,000 decrease and closed stores for a $654,000 decrease.

   Comparable store sales in 1998 decreased 6.8% as compared to 1997. The decrease was due primarily to a decrease in demand in the Discovery, Media and Geology product categories. The largest decreases occurred primarily in the Ohio, Mid-Atlantic and South Central districts. Although overall comparable store sales decreased, some of the Company's stores experienced positive comparable store sales. The average dollar amount per sales ticket increased slightly in 1998.

   Cost of Goods Sold and Store Occupancy Expenses Cost of goods sold and store occupancy expenses include distribution center costs and other expenses associated with acquiring inventory. These costs increased as a percentage of sales to 73.7% in 1999 from 70.9% in 1998 primarily due to higher costs of goods for inventory, as well as higher occupancy and other fixed expenses on decreased per store sales levels.

   In 1998, cost of goods sold and store occupancy expenses increased as a percentage of sales to 70.9% in 1998 from 67.7% in 1997. The increase was primarily due to the occupancy costs for a greater number of new and temporary stores open in 1998 than 1997 coupled with flat sales.

   Selling, General and Administrative Expenses Selling, general and administrative (SG&A) expenses, which are primarily non-occupancy store expenses and corporate overhead, increased as a percentage of sales to 35.4% in 1999 from 30.8 % in 1998. The increase in expenses was due primarily to expenses and write-offs of $860,000 associated with closed stores as well as a charge of $3,240,000 representing the impairment of certain long-lived store assets, primarily leasehold improvements.

   In 1998, SG&A expenses increased slightly as a percentage of sales to 30.8% compared to 30.7% in 1997. The increase was due the negotiated settlement of a patent infringement claim for $525,000. In addition, benefits of cost controls were offset by the decline in comparable store sales and the expenses associated with the increase in the number of permanent and temporary stores.

   Operating Income (Loss) As a result of the foregoing, there was an operating loss of $ 13,395,000, or 9.1% of sales in 1999 and $2,552,000, or 1.7% of sales in 1998, compared to operating income of $2,447,000, or 1.6% of sales in 1997.

   Net Interest and Other Expenses Net interest and other expenses decreased to $452,000 or 0.3% of sales in 1999 from $465,000 or 0.3% of sales in 1998, which was an increase from $276,000 or 0.2% of sales in 1997. The increase in 1998 from 1997 was due primarily to less interest income due to a lower average investment balance.

   Income Tax Provision (Benefit) The effective tax rate was 38.7% in 1999 and 37.1% in 1998. No valuation allowance was necessary to offset the deferred tax asset at the end of 1999, 1998 or 1997. Management evaluated the need for such an allowance and based on the Company's history of earnings and projected future profitability, determined that one was not necessary. Should actual future results differ from management estimates, the deferred tax assets, including the tax benefit recorded in 1999 and 1998, may not be realized.

   Net Earnings (Loss) As a result of the foregoing, there was a net loss of $8,488,000 or 5.8% of sales in 1999 and $1,897,000 or 1.3% of sales in 1998 compared to net income of $1,368,000 or 0.9% of sales in 1997.

   Liquidity and Capital Resources Seasonal working capital requirements have been met primarily through short-term bank borrowings.

   At fiscal year-end 1999 cash and investments were $3,010,000 in comparison to $12,221,000 at year-end 1998. The decrease was primarily due to operating losses, stock repurchases, construction costs and fixtures for new stores, and the remodeling of existing stores, as well as increased inventory levels.

   In fiscal 2000, the Company plans to open approximately 6 new stores and, during the holiday season, approximately 25 temporary locations. The Company anticipates that cash in 2000 will primarily be used for capital expenditures and merchandise inventory for new stores and temporary locations, and to purchase inventory for the Company's existing stores, particularly prior to and during the peak holiday selling season. Additionally, in fiscal 1997 the Board of Directors of the Company authorized the repurchase of up to $2,000,000 of Natural Wonders outstanding common stock. As of January 29, 2000, the Company had repurchased 334,357 shares of Natural Wonders common stock for a total of $1,250,000.

   The Company entered into an amended and restated credit facility agreement with a commercial bank effective June 15, 1999 for the purpose of financing seasonal working capital needs. This line of credit is for a term of three years, with a maximum credit line of $30,000,000, and is provided by the same bank as the Company's previous credit facility agreement, together with an additional lender acting as administrative agent. The line provides for revolving advances up to the lesser of 60% of the value of eligible inventory, 80% of the net retail liquidation value of eligible inventory, or the maximum credit line. As of January 29, 2000, total availability under the line was $12,284,000, with no amount outstanding. The line includes up to $5,000,000 for the issuance of commercial and standby letters of credit. The line of credit must be fully repaid for a 30-day consecutive period between January 1 and February 15 each year. The Company has the option of choosing interest payable at a rate based on LIBOR plus 2.25% or a rate equal to the bank's prime rate. The agreement contains restrictive covenants, which include maintaining certain minimum tangible net worth levels and requiring bank consent for the payment of dividends. As of January 29, 2000, the Company was not in compliance with the tangible net worth covenant. The noncompliance was waived and the agreement was amended with a revised covenant. At the same time, the administrative agent assumed the commercial bank's participation. The agreement also includes certain prepayment penalties.

   The Company has reviewed its plans to return the Company to profitability, as well as progress on executing those plans, with its lender, when the line was amended at year-end. An important component of the plan addresses the profitability of individual stores. During the fourth quarter 1999, the Company completed an in-depth analysis of its portfolio of store leases. A group of unprofitable store locations was identified for closure and the Company is now actively pursuing the termination or renegotiation of these lease agreements. A long-lived asset impairment reserve was established for most of these locations and outside resources have been retained to support this effort. Charges will be incurred in 2000 in order to close some stores, but the amount of these charges is expected to be less than the operating cost savings from closing these stores. The Company will periodically reassess the success of its real estate strategy as well as the rest of its management plan to return the Company to profitability.

   The Company believes that current cash and short-term investments together with its cash flow from operations and funds available under its credit facilities will be sufficient to fund the Company's operations for the next 12 months.

   The Company was not materially affected by the Year 2000 issue. The Company did not have material expenditures related to the Year 2000 issue and as such, costs associated with Year 2000 have not had a significant impact on the Company's results of operations, liquidity, or capital resources. The Company did not accelerate any system replacements or incur any costs for upgrades or additional personnel in order to make any systems Year 2000 compliant.

   In January 1998, a lawsuit was filed against the Company alleging that certain products sold by the Company infringed two patents of the plaintiff and sought injunctive relief, unspecified damages, and enhanced damages and attorneys fees. In June 1998, the Company reached a negotiated settlement of this claim. The cost of the settlement, including legal expenses and reserves, was approximately $525,000 and was recorded in the first quarter ended May 2, 1998.

   New Accounting Pronouncements SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as delayed by SFAS No. 137, will be effective for the Company in fiscal 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect adoption of this new standard to have a significant impact on its financial statements.

   Inflation and Seasonality The Company does not believe that its operations have been materially affected by inflation during recent years. However, there is no assurance that its business will not be affected by inflation in the future.

   The Company's business is subject to substantial seasonal variations in demand. Historically, a significant portion of the Company's sales and substantially all of its net earnings have been realized during the fourth quarter (which includes the November/December holiday season), and levels of sales and net earnings have been significantly lower in the first three quarters, usually resulting in losses in these quarters. If for any reason the Company's sales were substantially below seasonal norms during the months of November and December, as was the case in 1998, the Company's annual results would be adversely affected. The Company's quarterly results of operations may fluctuate significantly as a result of comparable store sales levels, the timing of new store openings and the amount of revenue contributed by new stores.

   Future Results This report contains forward-looking statements regarding, among other matters, the Company's future strategy, store opening and closing plans, availability of financing and cash flows, merchandising strategy and growth. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements address matters which are subject to a number of risks and uncertainties. In addition to the general risks associated with the operation of specialty retail stores in a highly competitive environment, the success of the Company will depend on a variety of factors. The success of the Company's operations depends upon a number of factors relating to consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. The Company's continued growth also depends upon the demand for its products, which in turn is dependent upon various factors, such as the introduction and acceptance of new products and the continued popularity of existing products, as well as the timely supply of all merchandise. Reference is made to the Company's filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the Company's business.

   Market Risk The Company does not undertake any specific actions to cover its exposure to interest rate risk and the Company is not a party to any interest rate risk management transactions. The Company does not purchase or hold any derivative financial instruments.

                             NATURAL WONDERS, INC.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                                                        January 29, January 30,
                                                           2000        1999
                                                        ----------- -----------
                        ASSETS
Current Assets:
  Cash and cash equivalents............................   $ 3,010     $ 4,841
  Short-term investments...............................        --       7,380
  Merchandise inventories..............................    28,205      22,707
  Prepaid income taxes.................................     1,386       1,403
  Prepaid expenses and other current assets............     3,083       3,262
  Deferred taxes.......................................       588       1,056
                                                          -------     -------
    Total current assets...............................    36,272      40,649
Property and Equipment:
  Leasehold improvements...............................    22,759      30,077
  Furniture, fixtures and equipment....................    21,175      34,106
                                                          -------     -------
                                                           43,934      64,183
  Less accumulated depreciation and amortization.......   (22,757)    (37,510)
                                                          -------     -------
    Total property and equipment.......................    21,177      26,673
Deferred Taxes.........................................     7,707       3,085
Other Assets...........................................       185         441
                                                          -------     -------
Total Assets...........................................   $65,341     $70,848
                                                          =======     =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable...............................   $12,664     $ 8,500
  Accrued compensation and related costs...............     2,300       2,300
  Accrued liabilities..................................     2,743       3,037
                                                          -------     -------
    Total current liabilities..........................    17,707      13,837
Deferred Rent..........................................     2,994       3,561
Commitments and Contingencies (Note 6)
Stockholders' Equity:
  Preferred stock, par value $.0001; authorized
   1,000,000 shares; none issued. Common stock, par
   value $.0001; authorized 17,000,000 shares; issued
   and outstanding 7,869,006 and 7,951,392 shares in
   1999 and 1998.......................................         1           1
  Capital in excess of par value.......................    33,751      34,073
  Retained earnings....................................    10,888      19,376
                                                          -------     -------
    Total stockholders' equity.........................    44,640      53,450
                                                          -------     -------
Total Liabilities and Stockholders' Equity.............   $65,341     $70,848
                                                          =======     =======

                       See notes to financial statements.

                             NATURAL WONDERS, INC.

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                   Fiscal Year
                            ----------------------------
                              1999      1998      1997
                            --------  --------  --------
Net sales.................  $147,089  $149,821  $149,239
Cost of goods sold and
 store occupancy
 expenses.................   108,483   106,162   100,998
                            --------  --------  --------
  Gross margin............    38,606    43,659    48,241
Selling, general and
 administrative expenses..    52,001    46,211    45,794
                            --------  --------  --------
  Operating income
   (loss).................   (13,395)   (2,552)    2,447
Interest expense..........       556       428       625
Other expenses............        59       484       450
Interest and other
 income...................      (163)     (447)     (799)
                            --------  --------  --------
  Earnings (loss) before
   income taxes...........   (13,847)   (3,017)    2,171
Income tax provision
 (benefit)................    (5,359)   (1,120)      803
                            --------  --------  --------
  Net earnings (loss).....  $ (8,488) $ (1,897) $  1,368
                            ========  ========  ========
Net earnings (loss) per
 common share:
  Basic...................  $  (1.07) $  (0.24) $   0.17
  Diluted.................  $  (1.07) $  (0.24) $   0.17
Weighted average common
 shares outstanding:
  Basic...................     7,905     8,014     8,005
  Diluted.................     7,905     8,014     8,200


                       See notes to financial statements.

                             NATURAL WONDERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (In thousands, except share data)

                               Common Stock    Capital in               Total
                             ----------------- Excess of  Retained  Stockholders'
                              Shares    Amount Par Value  Earnings     Equity
                             ---------  ------ ---------- --------  -------------
Balance, February 1, 1997..  7,986,846   $ 1    $34,250    19,905      $54,156
  Exercise of stock
   options.................     60,692              167                    167
  Tax benefit from exercise
   of stock Options........                          27                     27
  Employee stock purchase
   plan....................     24,571               84                     84
  Net earnings.............                                 1,368        1,368
                                                          -------      -------


Balance, January 31, 1998..  8,072,109     1     34,528    21,273       55,802
  Exercise of stock
   options.................     99,592              266                    266
  Tax benefit from exercise
   of stock options........                          97                     97
  Employee stock purchase
   plan....................     15,743               59                     59
  Stock repurchase.........   (243,552)            (900)                  (900)
  Grant of treasury
   shares..................      7,500               23                     23
  Net loss.................                                (1,897)      (1,897)
                                                          -------      -------


Balance, January 30, 1999..  7,951,392     1     34,073    19,376       53,450
  Employee stock purchase
   plan....................      8,419               28                     28
  Stock repurchase.........    (90,805)            (350)                  (350)
  Net loss.................                                (8,488)      (8,488)
                                                          -------      -------
Balance, January 29, 2000..  7,869,006   $ 1    $33,751   $10,888      $44,640
                             =========   ===    =======   =======      =======




                       See notes to financial statements.

                             NATURAL WONDERS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         Fiscal Year
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
Cash Flows From Operating Activities:
  Net earnings (loss)............................ $ (8,488) $ (1,897) $  1,368
    Adjustments to reconcile net earnings (loss)
     to net cash from operating activities:
    Depreciation and amortization................    7,248     7,269     6,174
    Loss on disposal and impairment of long-lived
     assets......................................    4,085       950        48
    Deferred taxes...............................   (4,154)      130    (1,079)
    Changes in assets and liabilities:
      Merchandise inventories....................   (5,498)      477    (2,341)
      Prepaid expenses and other current assets..      435      (415)     (511)
      Prepaid income taxes.......................       17    (1,403)
      Trade accounts payable.....................    4,164       503     2,822
      Accrued compensation and related costs.....               (525)      302
      Accrued liabilities........................     (294)     (599)      838
      Income taxes payable.......................             (1,760)     (160)
      Deferred rent..............................     (567)     (244)     (218)
                                                  --------  --------  --------
Net cash (used in) provided by operating
 activities......................................   (3,052)    2,486     7,243


Cash Flows From Investing Activities:
  Purchases of short-term investments............            (21,381)  (18,100)
  Sales of short-term investments................    7,380    27,401    22,600
  Purchases of property and equipment............   (5,837)   (6,049)   (8,362)
  Business acquisition...........................                         (738)
                                                  --------  --------  --------


Net cash provided by (used in) investing
 activities......................................    1,543       (29)   (4,600)


Cash Flows From Financing Activities:
  Principal payments on capital lease
   obligations...................................             (1,327)   (1,789)
  Principal payments on long-term debt...........             (2,088)   (2,421)
  Purchase of treasury stock.....................     (350)     (900)
  Grant of treasury shares.......................                 23
  Short-term borrowings on bank line of credit...   84,717    54,000    33,900
  Payments on bank line of credit................  (84,717)  (54,000)  (33,900)
  Exercise of stock options and warrants.........                266       167
  Net proceeds from sale of common stock.........       28        59        84
                                                  --------  --------  --------


Net cash used in financing activities............     (322)   (3,967)   (3,959)


Net Decrease in Cash and Cash Equivalents........   (1,831)   (1,510)   (1,316)


Cash and cash equivalents:
  Beginning of year..............................    4,841     6,351     7,667
                                                  --------  --------  --------
  End of year.................................... $  3,010  $  4,841  $  6,351
                                                  ========  ========  ========


Supplemental Information Cash paid during year:
  Interest....................................... $    550  $    442  $    614
  Income taxes................................... $    132  $  1,857  $  2,083
                                                  ========  ========  ========

                       See notes to financial statements.

                             NATURAL WONDERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

   Business. Natural Wonders (the Company) is a specialty retailer, which operates 182 stores, primarily in mall locations, in 39 states. The Company's products are inspired by the wonders of science and nature, and include telescopes, minerals, gardening and outdoor products, educational toys and games and apparel.

   Fiscal Year. The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years 1999, 1998 and 1997 ended January 29, 2000, January 30, 1999, and January 31, 1998, respectively. Fiscal 1999, 1998 and 1997 were 52 weeks.

   Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Significant estimates used in the financial statements include the estimates of (i) expected inventory markdowns, (ii) sales return reserves (iii) impairment of long-lived assets, and (iv) realizability of deferred tax assets. The amounts that the Company will ultimately incur or recover could differ materially from the Company's current estimates. The underlying estimates and facts supporting these estimates could change in 2000 or thereafter.

   Revenue Recognition. Revenue is recognized at the point of sale, net of estimated sales returns.

   Cash and Cash Equivalents. The Company considers all highly liquid investment instruments with an original maturity of three months or less to be cash equivalents.

   Short-Term Investments. Short-term investments consist of highly liquid investments with an original maturity greater than three months. The Company's short-term investments consist primarily of commercial paper and discount notes, which have been classified as available for sale and are carried at fair value, which approximates cost. The Company's policy is to invest cash in excess of immediate operating and expansion needs in investment grade, highly liquid income producing investments. Investments in the instruments of a single entity are limited to the lesser of $5,000,000 or 20% of the market value of the portfolio.

   Merchandise Inventories. Merchandise inventories are stated at lower of average cost or market. Merchandise inventory includes expenses associated with the acquisition and distribution of inventory. Inventory is recorded net of markdown reserves and as such are management's best estimate. For fiscal year ended 1999, the Company implemented a new policy to establish a sales return reserve as a part of merchandise inventories.

   Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the assets, which range from 3 to 10 years. Depreciation expense totaled $7,248,000, $7,269,000 and $6,174,000 for 1999,
1998, and 1997, respectively.

   Store Pre-Opening Costs. Store pre-opening costs are expensed as incurred.

   Rent Expense. Certain of the Company's operating leases contain predetermined fixed increases of the minimum rental rate during the initial term. For these leases, the Company recognizes the related rental expense on a straight-line basis over the lease term. The Company has recorded the difference between the amounts charged to operations and the amounts payable under the leases as deferred rent in the accompanying balance sheets.

                             NATURAL WONDERS, INC.

   Income Taxes. Income taxes are computed using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

   Stock-Based Compensation. The Company accounts for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its fixed cost stock option plans or its employee stock purchase plan.

   Impairment of Long-Lived Assets. The Company periodically reviews its long-lived assets for impairment to determine whether any events or circumstances indicate that the carrying amount of the assets may not be recoverable based on expected future cash flows. In 1999 the Company recorded a charge of $3,240,000 representing the impairment of certain long-lived store assets, primarily leasehold improvements (see Note 2).

   Comprehensive Income (Loss). The Company's comprehensive income (loss) for 1999, 1998 and 1997 is equal to its net income (loss).

   Derivative Instruments. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as delayed by SFAS No. 137, will be effective for the Company in fiscal 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect adoption of this new standard to have a significant impact on its financial statements.

Note 2. Fiscal 1999 Results of Operations and Management Plans for Fiscal 2000

   The Company has incurred significant operating losses and negative cash flows from operations. In 1999 and 1998, the Company had pre-tax net losses of $13,847,000 and $3,017,000, respectively, and in 1999 had net cash used in operating activities of $3,052,000.

   The Company has reviewed its plans to return the Company to profitability, as well as progress on executing those plans, with its lender. Fiscal 2000 will be the first full year of operations under new merchandising strategies implemented by the Company during 1999. As a result of those strategies, merchandise inventories have increased $5,498,000 from $22,707,000 at January 29, 2000 to $28,205,000 at January 30, 2000. Management believes that the build-up of inventory levels with new merchandise is critical to the success of its plans.

   Another important component of the Company's plans addresses the profitability of the individual stores. During the fourth quarter of 1999, the Company completed an analysis of its portfolio of store leases. A group of unprofitable store locations was identified for closure, and the Company is now actively pursuing the termination or renegotiation of these lease agreements. A long-lived asset impairment reserve was established related to these locations, and outside resources have been retained to support this effort. Charges will be incurred in 2000 in order to close some stores, but the amount of these charges is expected to be less than the operating cost savings from closing these stores.

   While there can be no assurance that the implementation of the Company's plans will enable it to return to profitability in 2000, the Company believes that its existing cash and cash equivalents, combined with borrowings available under its credit facility (see Note 3), will be sufficient for the Company to sustain its operations and meet its financial obligations through the end of the next fiscal year.

                             NATURAL WONDERS, INC.

Note 3. Bank Financing and Liquidity

   The Company entered into an amended and restated credit facility agreement with a commercial bank effective June 15, 1999 for the purpose of financing seasonal working capital needs. This line of credit is for a term of three years, with a maximum credit line of $30,000,000, and is provided by the same bank as the Company's previous credit facility agreement, together with an additional lender acting as administrative agent.

   The line provides for revolving advances up to the lesser of 60% of the value of eligible inventory, 80% of the net retail liquidation value of eligible inventory, or the maximum credit line. As of January 29, 2000, total availability under the line was $12,284,000, with no amount outstanding. The line includes up to $5,000,000 for the issuance of commercial and standby letters of credit. The line of credit must be fully repaid for a 30-day consecutive period between January 1 and February 15 each year. The Company has the option of choosing interest payable at a rate based on LIBOR plus 2.25% or a rate equal to the bank's prime rate. The agreement contains restrictive covenants, which include maintaining certain minimum tangible net worth levels and requiring bank consent for the payment of dividends. As of January 29, 2000, the Company was not in compliance with the tangible net worth covenant. The noncompliance was waived and the agreement was amended with a revised covenant. At the same time, the administrative agent assumed the commercial bank's participation. The agreement also includes certain prepayment penalties.

   Outstanding commercial and standby letters of credit as of January 29, 2000 and January 30, 1999 approximated $534,000 and $892,000, respectively.

Note 4. Stockholders' Equity and Benefit Plan

   Stock Option Plans The Company has stock option plans, which allow for the granting of incentive and non-qualified stock options to employees and non-employee directors. There are 2,750,000 shares of common stock authorized for issuance under the plans. Stock options generally are granted at prices equal to the fair market value on the date of grant, vest over a period of three to five years, and expire in ten years. In addition, the Company granted 750,000 shares of common stock to certain executives at an exercise price of $3.625 during 1998. These options vest in different share amounts, upon achieving certain stock prices, which range from $8 per share to $28 per share. Any remaining unvested shares vest seven years after the date of the option grant. Accordingly, no compensation charge has been recognized for these option grants.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net earnings and net earnings per share had the Company adopted the fair value method as of the beginning of 1995. Under SFAS 123, the fair value of stock-based awards is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: five year expected life from date of grant; stock volatility, 110.8% in 1999, 118.9% in 1998 and 64.5% in 1997; risk-free interest rates, 5.7% in 1999, 5.2% in 1998, and 6.2% in 1997; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1999, 1998 and 1997 awards had been amortized to expense over the vesting period of the awards, pro forma net earnings (loss) and net earnings (loss) per share would have been $(8.9) million (basic: $(1.13) per share; diluted: $(1.13) per share) in fiscal 1999, $(2.2) million (basic: $(0.27) per share; diluted: $(0.27) per share) in fiscal 1998, and $1.2 million (basic: $0.15 per share; diluted: $0.14 per share) in fiscal 1997.

                             NATURAL WONDERS, INC.

   Option activity under the plans is as follows:

                                                                     Weighted
                                                        Options      Average
                                                      Outstanding Exercise Price
                                                      ----------- --------------
Outstanding, February 1, 1997
 (164,412 exercisable at a weighted average price of
 $7.33).............................................     722,684       4.54
  Granted (weighted average fair value $3.09).......     328,400       5.17
  Canceled..........................................    (266,217)      4.90
  Exercised.........................................     (60,692)      2.79
                                                       ---------      -----


Outstanding, January 31, 1998
 (253,520 exercisable at a weighted average price of
 $5.41).............................................     724,175       4.83
  Granted (weighted average fair value $3.13).......     995,537       3.73
  Canceled..........................................    (452,333)      4.91
  Exercised.........................................     (99,592)      2.67
                                                       ---------      -----


Outstanding, January 30, 1999
 (115,277 exercisable at a weighted average price of
 $6.21).............................................   1,167,787       4.06
  Granted (weighted average fair value $2.21).......     178,650       2.72
  Canceled..........................................    (124,096)      4.38
                                                       ---------      -----


Outstanding, January 29, 2000
 (205,849 exercisable at a weighted average price of
 $5.16).............................................   1,222,341      $3.83
                                                       ---------      -----

   There were 474,913 shares available for grant under the plan.

   The following table summarizes additional information about stock options at January 29, 2000:

                Options Outstanding                        Options Exercisable
   -----------------------------------------------------------------------------------
                                         Weighted  Weighted
                                         Average   Average                 Weighted
      Range of                          Remaining  Exercise   Number       Average
   Exercise Prices   Number Outstanding Life (Yrs)  Price   Exercisable Exercise Price
   ---------------   ------------------ ---------- -------- ----------- --------------
   $1.09-
    $ 3.56                 172,048         9.06      2.32      37,010       $2.90
   $3.63-
    $ 3.63                 750,000         8.67      3.63          --          --
   $3.75-
    $ 4.50                 184,609         8.34      4.14      86,889        4.09
   $4.56-
    $15.25                 115,684         6.53      6.88      81,950        7.31
   -------               ---------         ----     -----     -------       -----
   $1.09-
    $15.25               1,222,341         8.47     $3.83     205,849       $5.16

   Stock Purchase Plan The Company's employee stock purchase plan enables eligible employees to purchase Natural Wonders' common stock at the average market price on the first or the last day of each six month purchase period, whichever is lower. Employees may authorize periodic payroll deductions of up to 10% of eligible compensation for common stock purchases, up to a maximum amount of 750 shares per six-month period. The total number of shares which may be issued under the plan is 300,000. As of January 29, 2000, 175,175 shares have been issued.

                             NATURAL WONDERS, INC.

Stock Repurchase Program In fiscal 1997 the Board of Directors of the Company authorized the repurchase of up to $2,000,000 of the Company's outstanding common stock. Beginning in February 1998, the Company began repurchasing stock and as of January 29, 2000 had purchased 334,357 shares for a total of $1,250,000.

Benefit Plan The Company has available a defined contribution plan. Eligible employees may contribute 1% to 15% of their compensation and the Company matches 50% of the first 5% of such employee contributions up to $2,000 per year. Total Company contributions to the plan were approximately $132,000, $61,000, and $61,000 in 1999, 1998, and 1997, respectively.

Note 5. Income Taxes

   The income tax provision (benefit) consists of the following:

                                                            Fiscal Year
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
                                                          (in thousands)
Current:
  Federal............................................ $(1,262) $(1,337) $ 1,451
  State..............................................      57       87      431
                                                      -------  -------  -------
                                                       (1,205)  (1,250)   1,882
Deferred.............................................  (4,154)     130   (1,079)
                                                      -------  -------  -------
Total................................................ $(5,359) $(1,120) $   803
                                                      =======  =======  =======

   A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:

                                                                Fiscal Year
                                                               ----------------
                                                               1999  1998  1997
                                                               ----  ----  ----
   Statutory rate............................................. 34.0% 34.0% 34.0%
   State income taxes, net of federal income tax benefit......  4.7   4.8   6.5
   Non taxable interest.......................................   --  (1.7) (5.3)
   Other......................................................   --    --   1.8
                                                               ----  ----  ----
   Effective tax rate......................................... 38.7% 37.1% 37.0%
                                                               ====  ====  ====

                             NATURAL WONDERS, INC.

   The components of the net deferred tax asset at year-end are as follows: (In thousands)

                                                           Fiscal Year
                                                 -------------------------------
                                                      1999            1998
                                                 --------------- ---------------
                                                          Non-            Non-
                                                 Current Current Current Current
                                                 ------- ------- ------- -------
Deferred tax assets:
  Deferred rent.................................         $1,235          $1,470
  Merchandise inventories.......................  $ 457          $  292
  Accrued employee benefits.....................    375             436
  Miscellaneous accruals........................    256     183     587
  Basis in fixed assets.........................          3,249           1,816
  Alternative minimum tax credits and other.....            525     375
  Net operating loss carryforward...............          3,227
                                                  -----  ------  ------  ------
                                                  1,088   8,419   1,690   3,286
                                                  -----  ------  ------  ------
Deferred tax liabilities:
  State taxes and other.........................    500     712     634     201
                                                  -----  ------  ------  ------
Net deferred tax asset..........................  $ 588  $7,707  $1,056  $3,085
                                                  =====  ======  ======  ======

   No valuation allowance has been recorded at January 29, 2000 or January 30, 1999. Management evaluated the need for such an allowance, and based on the Company's history of earnings and projected future profitability, determined that one was not necessary. Realization of deferred of tax assets is dependent upon generating sufficient taxable income prior to the expiration of related benefits. Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized. The deferred tax assets considered realizable could be reduced if estimates of future taxable income during the carryforward periods are reduced.

   At January 29, 2000, the Company has federal and state net operating loss carryforwards of approximately $5,777,887 and $17,333,721, respectively, which expire between 2003 and 2019.

Note 6. Earnings Per Share Basic earnings per share is calculated based upon the weighted average number of common shares outstanding, excluding common share equivalents, during the period. Diluted earnings per share is calculated based upon the weighted average number of shares outstanding plus common share equivalents during the period.

   The following is a reconciliation of the Company's basic and diluted net income (loss) per share computations:

   (Shares in thousands)

                                                   Fiscal Year
                                    -------------------------------------------
                                        1999           1998           1997
                                    -------------  -------------  -------------
                                            Per            Per            Per
                                           Share          Share          Share
                                    Shares Amount  Shares Amount  Shares Amount
                                    ------ ------  ------ ------  ------ ------
                                              (Shares in thousands)
Basic EPS.......................... 7,905  $(1.07) 8,014  $(0.24) 8,005  $0.17
Effect of dilutive stock options...                                 195     --
                                    -----  ------  -----  ------  -----  -----
Diluted EPS........................ 7,905  $(1.07) 8,014  $(0.24) 8,200  $0.17
                                    =====  ======  =====  ======  =====  =====

   In 1999 and 1998, stock options did not have a dilutive effect on EPS because of the net loss.

                             NATURAL WONDERS, INC.

   The following options were not included in the computation of diluted EPS because such options' exercise price was greater than the average market price of the common shares:

                                                                   Fiscal Year
                                                                      1997
                                                                  -------------
Options to purchase shares of common stock.......................       213,000
                                                                  -------------
Exercise prices.................................................. $5.13-$ 15.25
                                                                  -------------
Expiration dates.................................................    June 2003-
                                                                  November 2007

Note 7. Commitments and Contingencies

   Leases The Company leases its office, distribution and retail facilities under operating leases expiring at dates from 2000 to 2010. Certain of the leases include renewal provisions at the Company's option. The Company also subleases space at various locations with both month-to-month and noncancelable sublease agreements.

   The Company leased fixtures and equipment under capital equipment leases during part of 1998 and prior years. All existing leases were bought out during 1998. Interest rates ranged from approximately 7.5% to 15.9%. Some of the leases were subject to fair market value buyout at the end of the initial lease term.

   The aggregate minimum annual rental payments and sublease income under noncancelable operating leases in effect at January 29, 2000 are as follows:

                                                    Fiscal Year Minimum Sublease
                                                       Rent     Income   Total
                                                    ----------- ------- --------
                                                           (In thousands)
2000...............................................   $15,166    $201   $14,965
2001...............................................    13,995     222    13,773
2002...............................................    12,156     230    11,926
2003...............................................    10,775     237    10,538
2004...............................................     6,954      80     6,874
Thereafter.........................................    19,660      --    19,660
                                                      -------    ----   -------
Total minimum lease commitments....................   $78,706    $970   $77,736
                                                      =======    ====   =======

   All of the leases for the Company's retail stores contain clauses which provide for additional rent if sales exceed predetermined levels. The components of rent expense for 1999, 1998 and 1997 were as follows:

                                                       1999     1998     1997
                                                      -------  -------  -------
                                                          (In thousands)
Minimum and deferred rent............................ $15,248  $15,170  $13,800
Percentage rent......................................     170      112       80
Sublease income......................................    (294)    (278)     (99)
                                                      -------  -------  -------
Total rent expense................................... $15,124  $15,004  $13,781
                                                      =======  =======  =======

   Accumulated amortization of property under capital leases as of January 31, 1998 was $2,768,000. During 1998 a number of capital leases expired, the related equipment was purchased and the balances reclassified to equipment. All remaining capital leases were bought out during 1998, the equipment returned or purchased and the balances reclassified to equipment or expensed.

                             NATURAL WONDERS, INC.

Litigation In January 1998, a lawsuit was filed against the Company alleging that certain products sold by the Company infringed two patents of the plaintiff and sought injunctive relief, unspecified damages, and enhanced damages and attorneys fees. In June 1998, the Company reached a negotiated settlement of this claim. The cost of the settlement, including legal expenses and reserves, was approximately $525,000 and was recorded in the first quarter ended May 2, 1998.

   The Company is involved in other litigation in the ordinary course of its business. Management believes that the outcome of such litigation will not have a material adverse effect upon the Company's financial statements.

Note 8. Acquisition

   On May 22, 1997, the company acquired 12 locations through the acquisition of substantially all operating assets of What A World!, Inc. Inventory and store fixtures were the primary assets acquired and certain retail facility leases were assumed. The total purchase price, including acquisition costs, was $738,000 and was recorded using the purchase method of accounting.

Note 9. Quarterly Financial Information (unaudited)

   Summarized quarterly financial information for fiscal years 1999 and 1998 is as follows:

                                                      Quarter Ended
                                             -----------------------------------
                                                       Jul.     Oct.
                                             May 1,     31,      30,    Jan. 29,
Fiscal Year 1999                              1999     1999     1999    2000(1)
----------------                             -------  -------  -------  --------
                                             (In thousands, except per share
                                                         amounts)
Net sales................................... $21,552  $25,415  $23,332  $76,790
Gross margin................................   2,602    4,584    5,733   25,687
Net earnings (loss).........................  (4,359)  (3,959)  (3,884)   3,714
Basic earnings (loss) per share............. $ (0.55) $ (0.50) $ (0.49) $  0.47
Diluted earnings (loss) per share........... $ (0.55) $ (0.50) $ (0.49) $  0.47


                                                      Quarter Ended
                                             -----------------------------------
                                                                Oct.
                                             May 2,   Aug. 1,    31,    Jan. 30,
Fiscal Year 1998                              1998     1998     1998      1999
----------------                             -------  -------  -------  --------
                                             (In thousands, except per share
                                                         amounts)
Net sales................................... $23,265  $27,443  $24,464  $74,648
Gross margin................................   3,827    7,482    5,678   26,670
Net earnings (loss).........................  (4,576)  (1,569)  (2,996)   7,245
Basic earnings (loss) per share............. $ (0.57) $ (0.19) $ (0.38) $  0.91
Diluted earnings (loss) per share........... $ (0.57) $ (0.19) $ (0.38) $  0.91

--------
(1) The Company recorded a charge of $3,240,000 representing the impairment of certain long-lived store assets in the fourth quarter of fiscal 1999.

                             NATURAL WONDERS, INC.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders Natural Wonders, Inc.
Fremont, California

   We have audited the accompanying balance sheets of Natural Wonders, Inc. (the Company) as of January 29, 2000 and January 30, 1999 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Natural Wonders, Inc. as of January 29, 2000 and January 30, 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 29, 2000 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Francisco, California
March 3, 2000

                             CORPORATE INFORMATION

  Board of Directors                          Corporate Officers
  Pearson C. Cummin III                       Peter G. Hanelt
  Chairman of the Board of Directors,         Chief Executive Officer, Chief
  Natural Wonders, Inc.                       Financial
                                              Officer and Director

  General Partner,
  Consumer Venture Partners                   Kenneth G. Norton

  David Folkman                               Executive Vice President,
  Director and Chief Executive Officer,       General
                                              Merchandising Manager

  On-Site Dental Care, Inc.
  Principal, Regent Pacific Management        William J. Soncini
                                              Senior Vice President,
                                              Operations

  Corporation

  Peter G. Hanelt                             Denise A. Ellwood
                                              Vice President, Merchandising

  Chief Executive Officer, Chief Financial
  Officer and Director,                       Debbie M. Wibbenmeyer
  Natural Wonders, Inc.                       Vice President, Merchandise

                                              Planning and Allocation

  Bruce Beda
  Chief Executive Officer                     Michael L. Cape
                                              Vice President, Marketing and
                                              Visual

  Orion Partners LLC

  Julius Jensen III                           Catherine S. Klein
                                              Controller

  Managing General Partner,
  Copley Venture Partners                     Corporate Headquarters
                                              4209 Technology Drive
                                              Fremont, California 94538
                                              (510) 252-9600

                                              Register and Transfer Agent
                                              BankBoston, N.A.
                                              c/o EquiServe
                                              P.O. Box 8218
                                              Boston, Massachusetts 02266-8218
                                              (781) 575-3100

                                              Independent Auditors
                                              Deloitte & Touche LLP
                                              San Francisco, California

                                              Annual Meeting
                                              The Annual Meeting of
                                              Shareholders will be held
                                              Tuesday, May 23, 2000 at 9:00
                                              a.m. (PDT) at the Company's
                                              headquarters.

   Form 10K A copy of the Company's 1999 Form 10K as filed with the SEC may be obtained without charge by calling or writing Investor Relations at the Company's headquarters.

Market Information and Dividend Policy

   Natural Wonders, Inc. common stock trades on the NASDAQ Stock Market under the symbol NATW. Market price for the Company's stock for fiscal 1999 and 1998 is as follows:

   1999                                                          High    Low
   ----                                                          ----    ---
   First Quarter................................................  4 5/8   3 15/16
   Second Quarter...............................................  4 1/8   3 1/2
   Third Quarter................................................   4      1 1/4
   Fourth Quarter...............................................   2      1 1/32


   1998                                                          High    Low
   ----                                                          ----    ---
   First Quarter................................................  5 3/8   3 15/16
   Second Quarter...............................................  4 7/8   3 7/8
   Third Quarter................................................  4 1/2    2
   Fourth Quarter...............................................  5 1/8    3

   As of February 29, 2000, there were approximately 250 stockholders of record and 1,500 beneficial stockholders. The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future.

                                STORE LOCATIONS

                              The Falls Shopping         MICHIGAN
  ALABAMA                     Center                     Briarwood
  *Bel Air Mall               The Gardens                Fairlane Town Center

                              Treasure Coast Square      Genesee Valley Mall
  ARIZONA                     Tyrone Square              Lansing Mall
  Fiesta Mall                 West Shore Plaza           Meridian Mall

  Metrocenter                                            RiverTown Crossings
  Paradise Valley Mall        GEORGIA                    Somerset North

                              Cumberland Mall            Twelve Oaks Mall
  CALIFORNIA                  Gwinnett Place             Woodland
  Antelope Valley Mall        North Point Mall

  Arden Fair Shopping         Perimeter Mall             MINNESOTA
Center                        Town Center at Cobb        Mall of America
  Beverly Center

                                                         Ridgedale Shopping
  Capitola Mall               IDAHO                      Center
  Coddingtown Mall            Boise Towne Square         Rosedale Shopping
  Del Amo Fashion Center                                 Center


  Galleria at South Bay       ILLINOIS
  Galleria at Tyler           Mall at CherryVale         MISSOURI
  Hilltop Mall                Fox Valley Center          Battlefield Mall
  La Cumbre Plaza             Hawthorn Center            Chesterfield Mall

  Main Place/Santa Ana        Orland Square
  Montclair Plaza             St. Clair Square           NEVADA
  NewPark Mall                Stratford Square           Galleria at Sunset
  North County Fair           Woodfield                  Meadowood Mall
  Northridge Fashion          Yorktown Shopping Center   New Hampshire
Center                                                   Pheasant Lane Mall

  Oakridge Mall               INDIANA                    The Mall at
  Palm Desert Town            Castleton Square           Rockingham Park
Center

                              Eastland Mall
  Santa Monica Place          Glenbrook Square           NEW JERSEY
  Sherman Oaks Fashion                                   Cherry Hill Mall
Square                                                   Deptford Mall

                              IOWA
  Stoneridge                  *Coral Ridge Mall          Freehold Raceway Mall
  Stonestown Galleria         Valley West Mall           Mall at Short Hills
  Sun Valley                                             Menlo Park Mall

  The Oaks                    KANSAS                     Monmouth Mall
  The Promenade at            Oak Park Mall              Quaker Bridge Mall
Temecula Valley                                          Rockaway Townsquare

  Topanga Plaza               KENTUCKY                   Willowbrook Mall
  Valencia Town Center

                              Fayette Mall
  Vallco Fashion Park         Florence Mall              NEW MEXICO
  Valley Plaza Shopping       Oxmoor Center              Coronado Center
Center


  Westminster Mall            LOUISIANA                  NEW YORK
  Westside Pavilion           Cortana Mall               Boulevard Mall

                                                         Roosevelt Field Mall

  COLORADO                    MAINE                      Smith Haven Mall
  Cherry Creek                Maine Mall                 Staten Island Mall
  Park Meadows


  The Citadel                 MARYLAND                   NORTH CAROLINA

                              Annapolis Mall             Cary Towne Center
  CONNECTICUT                 Lakeforest                 Carolina Place
  Greenwich                   Montgomery Mall            Four Seasons Town
  Stamford Town Center        Towson Town Center         Centre
  Westfarms



                              MASSACHUSETTS              OHIO
  FLORIDA                     Burlington Mall            Belden Village Mall
  Aventura Mall               Cambridgeside Galleria     Columbus City Center
  Countryside Mall            Emerald Square             Dayton Mall
  De Soto Square              Natick Mall                Great Lakes Mall
  Edison Mall                 Northshore Mall            Mall at Fairfield
  Governor's Square           South Shore Plaza          Commons
  Orange Park Mall                                       Tri-County Mall
  Orlando Fashion Square                                 Tuttle Crossing
  Paddock Mall

  Pembroke Lakes Mall                                    OKLAHOMA
  Regency Square                                         Penn Square Mall
  Sarasota Square                                        Woodland Hills Mall

  OREGON                      TENNESSEE                  VIRGINIA
  Clackamas Town Center       Coolsprings Galleria       Dulles Town Center
  Lloyd Center                Hamilton Place             Fair Oaks
  Valley River Center         Hickory Ridge Mall         MacArthur Center
  Washington Square

                              West Town Mall

                                                         Regency Square
  PENNSYLVANIA                TEXAS                      Springfield Mall
                                                         Tysons Corner Center

  Capital City Mall           Barton Creek Square
  Granite Run Mall            Baybrook Mall              WASHINGTON
  Lehigh Valley Mall          Collin Creek Mall          Alderwood Mall
  Logan Valley Mall           NorthPark Center           Bellis Fair
  Mall at Streamtown          Parks at Arlington         Northgate Shopping
  Monroeville Mall            Vista Ridge Mall           Center
  Ross Park Mall              West Oaks Mall             South Hill Mall
  South Hills Village                                    Southcenter Mall

                              Willowbrook Mall

  SOUTH CAROLINA              UTAH                       Tacoma Mall
                                                         Westlake Center

  Haywood Mall

                              Fashion Place Mall
  SOUTH DAKOTA                Provo Towne Center         WEST VIRGINIA
                                                         Charlestown Town
                                                         Center

  *Empire Mall
                                                         WISCONSIN
                                                         Southridge Mall
--------
* Opening in 2000

                                                                         ANNEX E

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 10-K

( X ) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the fiscal year ended                 January 29, 2000
                         ----------------------------------------------------

(   ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the transition period from                  to
                               ---------------      --------------------------

Commission file number:                      0-20035
                        -------------------------------------------------------

                              NATURAL WONDERS, INC.
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                           77-0141610
------------------------------                              ------------------
State or other jurisdiction of                              (IRS Employer
incorporation or organization                               Identification No.)

           4209 Technology Drive, Fremont, California               94538
--------------------------------------------------------------------------------
            (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code         (510) 252-9600
                                                   ----------------------------

Securities registered pursuant to Section 12(b) of the Act:  NONE

Securities registered pursuant to section 12(g) of the Act: Common Stock, par value $.0001
                                                            -------------------
                                                              (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X___. NO___.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to be the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )

The aggregate market value of the voting stock held by non-affiliates of the Registrant, computed by reference to the average of the closing bid and ask prices of the Registrant's Common Stock as reported on NASDAQ Stock Market on March 31, 2000, was $10,041,285. The number of shares of Common Stock, with $.0001 par value, outstanding on March 31, 2000 was 7,837,406 shares.

Documents incorporated by reference:

Items 5, 6, 7 and 8 of Part II are incorporated by reference from the Company's 1999 Annual Report to Stockholders. Items 10, 11, 12 and 13 of Part III are incorporated by reference from the Company's definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, to be held May 23, 2000. Registrant's definitive Proxy Statement was filed with the Securities and Exchange Commission on April 14, 2000.

                                     PART I
Item 1. BUSINESS

General

Natural Wonders, Inc. (the "Company), is a specialty gift retailer of unique and affordable family gifts inspired by the wonders of science and nature. The Company's merchandise assortment includes telescopes, mineral carvings, globes, home and garden items, ceramics, wind chimes, hats and shirts, books, tapes, cd's, videos and a variety of interactive toys and games. Natural Wonders' merchandise is moderately priced and appeals to consumers' appreciation of the wonders of the world. Target customers are predominantly well educated, middle income families (adults ages 25 and up and children ages 6 to 12).

Natural Wonders was incorporated in California on December 12, 1986, and reincorporated in Delaware on October 27, 1994. The Company operated 182 stores in 39 states at the end of fiscal 1999. In fiscal 1999, the Company opened 10 stores with permanent locations, 9 permanent and 3 temporary stores were closed, and 26 temporary stores were opened and 22 closed during the holiday season. At the end of 1999, 4 of the temporary locations remained opened and 3 will be moved to permanent locations in 2000. During the 2000 calendar year, the Company plans to open approximately 6 new stores and, during the holiday season, approximately 25 temporary locations.


Products and Merchandising

During fiscal 1999, the typical Natural Wonders' store stocked between 1,500 to 2,000 different stock keeping units ("SKU's"). Specific quantities of merchandise are allocated according to the requirements of individual stores based upon a merchandise classification planning system. While items are offered in a wide range of prices, a majority are priced below $25.00.

The following is a description of the Company's merchandise assortment by product category:

Kids & Discovery Educational and interactive toys and games: plush animals, glow in the dark toys, flow-motion and kinetic sculpture products, decorative lighting, creativity and science kits and novelty toys.

Gifts Lighting, ceramics, home decorative, collectibles, kaleidoscopes, paperweights, globes and weather products.

Garden Wind chimes, bird houses, bird feeders, herb nurseries, fountains, sundials and decorative garden accessories such as terracotta thermometers, clocks, and sculpture.

Apparel T-shirts, sweatshirts and hats for both adults and children, and accessories such as totes and backpacks.

Geology Agate boxes and bookends, sandstone coasters, jade vases, carved mineral figurines, fetishes, spheres and mineral games.

Optics Telescopes and accessories, starfinders, binoculars, compasses and thermometers.

Music, Videos and Books Compact discs and cassette tapes including instrumental New Age music or environmental sounds, world music and folk dance, and videotape selections featuring nature and science and computer animated subjects. Educational, pictorial, activity and instructional books for adults and children.

Jewelry Earrings, necklaces, rings, pins, bracelets, and watches.

Stationary Magnets, pens, hi-tech desk and computer accessories, cards, notes and journals.

Relaxation Personal care and relaxation products, home fragrance and comfort products.

Natural Wonders' merchandise organization includes 4 product teams, consisting of senior product managers, a product support team, as well as senior merchandising planners and store planners in the planning and allocation teams. The Company currently purchases merchandise from over 650 vendors. These vendors include artisans, craftsmen and importers, as well as larger manufacturers and distributors. In fiscal 1999, only one vendor accounted for more than 5% of the Company's merchandise purchases. Natural Wonders purchased 9% of its merchandise from Meade Instruments Corporation. Prior to 1999, no one vendor accounted for more that 5% of the Company's merchandise purchases.

Store Opening Costs

In 2000, the Company estimates that the average cost for leasehold improvements, furniture and fixtures will be $260,000 for each new store, before any landlord construction allowances. Capital expenditures for stores with temporary locations are expected to be minimal. Working capital requirements, primarily consisting of inventory purchases, are expected to average $110,000 for each new store and $85,000 for stores with temporary locations. The average pre-opening costs per store, which are expensed as incurred, are estimated to be $11,000 for new stores and $9,000 for stores with temporary locations.

Marketing

Natural Wonders' marketing strategy is to create an atmosphere that generates excitement about the world of nature and science. The strategy includes theme presentations, which highlight a related group of products that tell a story about a specific place or activity. Marketing may also involve developing partnerships with non-profit organizations that support environmental and conservation efforts. Additionally, the Company has created a customer database that enables the Company to engage in special promotional and marketing programs targeted at specific potential customer groups.

Store Environment. Natural Wonders' stores are well lighted with glass storefronts designed to be visible and appealing from a distance. Inside the store, customers find a hands-on environment where they are encouraged to pick up and explore different products. For example, a store may demonstrate Natural Wonders' compact disc and cassette tape offerings of New Age, contemporary and instrumental music and a color monitor may display videotapes depicting science and nature themes from Natural Wonders' video collection.

Customer Service. The products that the Company sells are often enhanced by explanation, demonstration or story-telling. The Company seeks to offer knowledgeable and enthusiastic customer service supported by creative packaging and signage. Store personnel receive comprehensive in-house product and sales instruction administered by field personnel and are trained to engage customers in the fun and fascination of Natural Wonders' products.

Promotional Activities. The Company conducts selected promotional and public relations activities as well as customer loyalty programs designed to promote repeat business.

Distribution

Natural Wonders' merchandise distribution strategy is to process a major portion of its merchandise through a centralized facility located in Louisville, Kentucky. Pre-ticketed merchandise received from suppliers at this facility is inspected and warehoused for distribution to all stores. Orders are picked and shipped to the stores on a weekly basis throughout most of the year. During preparation for the holiday selling season, merchandise shipping activity increases substantially. The Company primarily uses common carriers to ship merchandise to its stores.

Information Systems

In February 1998, the Company completed the installation of a new management information system that integrates its merchandising, distribution, and financial systems. The new system provides detailed information about all aspects of product flow and sales, and includes a data warehouse that allows the management of inventory by SKU and the analysis of store trends.

Competition

The specialty retail business is highly competitive. Within the nature and science segment of specialty retailing, the Company competes with The Nature Company and Discovery Channel stores, a subsidiary of The Discovery Channel, Inc., as well as many other national and regional specialty retailers such as Store of Knowledge and World of Science stores. The Company competes on the basis of product assortment, customer service, store location and attractiveness of store design. Management believes that a moderately priced, high quality merchandise assortment, high level of customer service and open store design will enable it to compete effectively. Natural Wonders also competes with specific segments of a wide variety of department and specialty stores, many of which are larger and have substantially greater resources than the Company. There is no assurance that in the future the Company will not face greater competition from other national or regional retailers.

Seasonality and Quarterly Fluctuations

The Company's business is subject to substantial seasonal variations in demand. Historically, a significant portion of the Company's sales and substantially all of its net income have been realized during the fourth fiscal quarter (which includes the November/December holiday season), and levels of sales and net earnings have been significantly lower in the first three fiscal quarters, usually resulting in losses in these quarters. If for any reason the Company's comparable store sales are substantially below seasonal norms during the months of November and December, as was the case in 1998, the Company's annual results for the full fiscal year would be adversely affected. The Company's quarterly results of operations may fluctuate significantly as a result of comparable store sales levels, the timing of new store openings and the amount of revenue contributed by new stores.

Employees

As of January 29, 2000, the Company had approximately 2,300 employees. A significant number of seasonal employees are hired during each holiday selling season. None of the Company's employees is represented by a labor union.

Future Results

This report contains forward-looking statements regarding, among other matters, the Company's future strategy, store opening plans, availability of financing and cash flows, merchandising strategy and growth. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements address matters which are subject to a number of risks and uncertainties. In addition to the general risks associated with the operation of specialty retail stores in a highly competitive environment, the success of the Company will depend on a variety of factors. The success of the Company's operations depends upon a number of factors relating to consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. The Company's continued growth also depends upon the demand for its products, which in turn is dependent upon various factors, such as the introduction and acceptance of new products and the continued popularity of existing products, as well as the timely supply of all merchandise.

Item 2. PROPERTIES

The Company leases corporate offices in Fremont, California and a distribution facility in Louisville, Kentucky. The corporate facility lease expires in 2004 and the distribution facility lease expires in 2014 with two five-year options to extend such lease. Management believes that the capacity of the corporate offices and distribution center will be sufficient for the foreseeable future.

As of January 29, 2000, the Company operated 182 stores in 39 states occupying approximately 450,000 gross square feet of leased space. The average size of a Natural Wonders store is approximately 2,500 square feet. The Company leases all of the stores with most lease terms ranging from 8 to 10 years and expiring between 2000 and 2009. Leases for the Company's stores typically contain provisions for percentage rental payments after a specified sales level has been achieved.

Item 3. LEGAL PROCEEDINGS

None

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of fiscal 1999.

                                     PART II

Item 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS' MATTERS

The information required by this item is incorporated by reference to the section entitled "Market Information and Dividend Policy" in the Company's 1999 Annual Report to Stockholders for the fiscal year ended January 29, 2000 (the "1999 Annual Report").

Item 6. SELECTED FINANCIAL DATA

The information required by this item is incorporated by reference to the section entitled "Selected Financial Data" in the Company's 1999 Annual Report.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information required by this item is incorporated by reference to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Company's 1999 Annual Report.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The information required by this item is incorporated by reference to the Financial Statements and accompanying Notes in the Company's 1999 Annual Report.

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.
                                    PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this item with respect to the Directors and Executive Officers of the Registrant is incorporated by reference to the definitive Proxy Statement for the Registrant's 2000 Annual Meeting of Stockholders.

There are no family relationships among directors or executive officers of the Company. The executive officers are elected by and serve at the discretion of the Company's Board of Directors. The Company is dependent upon the efforts of its executive officers, the loss of whom could materially affect the Company's business, financial condition and results of operations.

The information concerning compliance with Section 16(a) of the Securities Exchange Act of 1934 is incorporated by reference to the definitive Proxy Statement for the Registrant's 2000 Annual Meeting of Stockholders.

Item 11. EXECUTIVE COMPENSATION

The information required by this item is incorporated by reference to the definitive Proxy Statement for the Registrant's 2000 Annual Meeting of Stockholders.

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required by this item is incorporated by reference to the definitive Proxy Statement for the Registrant's 2000 Annual Meeting of Stockholders.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is incorporated by reference in the definitive Proxy Statement for the Registrant's 2000 Annual Meeting of Stockholders.

                                     PART IV

Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)    Financial Statements, Financial Statement Schedules, and Exhibits.

       1.  Financial Statements

           The following Financial Statements of the Registrant and Independent Auditors' Report on such Financial Statements are incorporated by reference to the Company's 1999 Annual Report to Stockholders.

           Statements of Operations for fiscal years 1999, 1998, and 1997

           Balance Sheets at January 29, 2000 and January 30, 1999

           Statements of Stockholders' Equity for fiscal years 1999, 1998, and 1997

           Statements of Cash Flows for fiscal years 1999, 1998, and 1997

           Notes to Financial Statements

           Independent Auditors' Report

       2.  Financial Statement Schedules

           Schedules not listed above have been omitted because they are not applicable or are not required.

       3.  Exhibits

           A list of Exhibits required to be filed as part of this report is set forth on pages 8 through 10 of this report.

(b) Reports on Form 8-K

No reports on Form 8-K were filed with the Securities and Exchange Commission during the last quarter of fiscal 1999.

                                   SIGNATURES

           Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:         April 25, 2000                NATURAL WONDERS, INC.
                                                (Registrant)

                                     By:  /s/ Peter G. Hanelt
                                          -------------------------------------
                                          Chief Executive Officer, President,
                                          Chief Financial Officer, and Director


           Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

            Signature                                     Title
            ---------                                     -----
        /s/ Pearson C. Cummin III
    --------------------------------------
            (Pearson C. Cummin III)              Chairman of the Board


        /s/ Peter G. Hanelt
    --------------------------------------
            (Peter G. Hanelt)                    Chief Executive Officer, President,
                                                 Chief Financial Officer, and Director
                                                 (Principal Executive, Accounting and
                                                 Financial Officer)

        /s/ David Folkman
    --------------------------------------
            (David Folkman)                      Director


        /s/ Bruce Beda
    --------------------------------------
            (Bruce Beda)                         Director


        /s/ Julius Jensen III
    --------------------------------------
            (Julius Jensen III)                  Director


Date:  April 25, 2000

                                INDEX TO EXHIBITS

                                                                                     Sequentially
Exhibit                                                                                Numbered
Number                                   Description                                     Page
------                                   -----------                                     ----
3.1        Certificate of Incorporation is incorporated by reference to Exhibit
           3.1 of the Form 10-K for the fiscal year ended January 28, 1995
           ("1994 Form 10-K").

3.2        Amended and Restated By-Laws is incorporated by reference to Exhibit
           3.2 of the 1994 Form 10-K.

4.1        Reference is made to Exhibits 3.1 and 3.2.

4.2 Registration Rights Agreement dated July 20, 1990, among the Company and certain holders of Preferred Stock, Common Stock and warrants to purchase Preferred Stock is incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-1, Commission No.
           33-46821 as filed with the Securities and Exchange Commission on March 30, 1992, (the "S-1").

10.1* Amended and Restated 1993 Omnibus Stock Plan is incorporated by reference to Exhibit 10.1 of the 1994 Form 10-K.

10.2*      1992 Employee Stock Purchase Plan is incorporated by reference to
           Exhibit 10.12 of the Form 10-K for the fiscal year ended January 30, 1993 ("1992 Form 10-K").

10.3* 1993 Outside Directors Stock Option Plan is incorporated by reference to Exhibit 10.13 of the 1992 Form 10-K.

10.6       Lease Agreement, dated March 2, 1993, between the Company and John W.
           Rooker is incorporated by reference to Exhibit 10.19 of the 1992 Form
           10-K.

10.11 First Amendment to Lease, dated April 29, 1993, between the Company and John W. Rooker is incorporated by reference to Exhibit 10.28 of the 1993 Form 10-K.

10.12 Second Amendment to Lease, dated May 11, 1993, between the Company and John W. Rooker is incorporated by reference to Exhibit 10.29 of the 1993 Form 10-K.

10.13 Third Amendment to Lease, dated November 3, 1993, between the Company and John W. Rooker is incorporated by reference to Exhibit 10.30 of the 1993 Form 10-K.

10.14      Fourth Amendment to Lease, dated November 24, 1993, between the
           Company and John W. Rooker is incorporated by reference to Exhibit
           10.31 of the 1993 Form 10-K.

10.16      Corporate Office Lease Agreement dated June 9, 1994 between the
           Company and the Lincoln National Life Insurance Company is incorporated by reference to Exhibit 10.33 of the Form 10-Q for the quarterly period ended July 30, 1994.

10.21* 401(k) Plan Adoption Agreement, effective July 1, 1994 is incorporated by reference to Exhibit 10.38 of the 1994 Form 10-K.

10.22      Settlement Agreement, dated April 6, 1995, between the Company and
           The Nature Company is incorporated by reference to Exhibit 10.39 of the 1994 Form 10-K.


           *Plan or agreement pursuant to which the Company's officers or directors have received compensation.



                                                                                     Sequentially
Exhibit                                                                                Numbered
Number                                   Description                                     Page
------                                   -----------                                     ----
10.23*     Form of Director and Officer Indemnity Agreement is incorporated by reference to Exhibit 10.40 of the 1994 Form 10-K.

10.27* Employment Agreement entered into on September 15,1997 between the Company and Kathleen M. Chatfield is incorporated by reference to
           Exhibit 10.27 of the 1997 Form 10-K.

10.28      Credit Agreement entered into on July 1, 1998 between the Company and
           Wells Fargo Bank, National Association is incorporated by reference to Exhibit 10.28 of the 1998 Form 10-Q, for the quarterly period ended August 1, 1998.

10.28.1    Second Amendment to Credit Agreement, entered into on September 15,
           1998 between the Company and Wells Fargo Bank, National Association is incorporated by reference to Exhibit 10.28.1 of the 1998 Form
           10-K.

10.28.2 Third Amendment to Credit Agreement, entered into on January 29, 1999 between the Company and Wells Fargo Bank, National Association is incorporated by reference to Exhibit 10.28.2 of the 1998 Form 10-K. .
           10.28.3 Fourth Amendment to Credit Agreement, entered into on March
           15, 1999 between the Company and Wells Fargo Bank, National
           Association is incorporated by reference to Exhibit 10.28.3 of the 1998 Form 10-K. . 10.28.4 Amended and Restated Loan and Security
           Agreement entered into on June 15, 1999 among the Company, Wells
           Fargo Bank, National Association and Foothill Capital Corporation is incorporated by reference to Exhibit 10.28.4 of the 1999 Form 10-Q, for the quarterly period ended May 1, 1999.

10.28.5    Amendment Number One to Amended and Restated Loan and Security
           Agreement entered into on June 15, 1999 among the Company, Wells
           Fargo Bank, National Association and Foothill Capital Corporation is incorporated by reference to Exhibit 10.28.5 of the 1999 Form10-Q, for the quarterly period ended October 30, 1999.

10.29* Executive Employment Agreement entered into on September 29,1998 between the Company and Kenneth G. Norton is incorporated by reference to Exhibit 10.29 of the 1998 Form 10-K.

10.30* Nonqualified Stock Option Agreement entered into on September 29,1998 between the Company and Kenneth G. Norton is incorporated by reference to Exhibit 10.30 of the 1998 Form 10-K.

10.31* Secured Promissory Note for Kenneth G. Norton, dated October 19, 1998 is incorporated by reference to Exhibit 10.31 of the1998 Form 10-K.

10.32* Nonqualified Stock Option Agreement entered into on September 29,1998 between the Company and Peter G. Hanelt is incorporated by reference to Exhibit 10.32 of the 1998 Form 10-K.

           *Plan or agreement pursuant to which the Company's officers or directors have received compensation.


                                                                                     Sequentially
Exhibit                                                                                Numbered
Number                                   Description                                     Page
------                                   -----------                                     ----
10.33*     Nonqualified Stock Option Agreement entered into on September 29,1998 between the Company and David H. Folkman is incorporated by reference to Exhibit 10.33 of the 1998 Form 10-K.

10.33.1*   Amendment to Nonqualified Stock Option Agreement, entered into on
           April 2, 1999 between the Company and David H. Folkman is incorporated by reference to Exhibit 10.33.1 of the 1998 Form 10-K.

13.1       1999 Annual Report to Stockholders.

27.1       Financial Data Schedule - 1999

           *Plan or agreement pursuant to which the Company's officers or directors have received compensation.

INDEPENDENT AUDITORS' CONSENT



Board of Directors
Natural Wonders, Inc.
Fremont, California

We consent to the incorporation by reference in Registration Statements Nos. 33-80017, 33-62380, 33-62388, 33-62390 333-63779, 333-65521 and 333-49021 of
Natural Wonders, Inc. on Form S-8 of our report dated March 3, 2000, incorporated by reference in this Annual Report on Form 10-K of Natural Wonders, Inc. for the year ended January 29, 2000.


/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP
San Francisco, California
April 21, 2000

                                                                         ANNEX F




                       SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549



                                    Form 8-K




                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


         Date of Report (Date of earliest event reported): May 23, 2000




                              Natural Wonders, Inc.
             (Exact name of Registrant as specified in its charter)




          Delaware                      0-20035              77-0141610
(State or other jurisdiction of      (Commission          (IRS Employer
incorporation or organization)        File Number)        Identification No.)



                4209 Technology Drive, Fremont, California 94538
                    (Address of principal executive offices)
                                   (Zip code)


                                  510-252-9600
              (Registrant's telephone number, including area code)

Item 5. Other Events

         On May 23, 2000, Natural Wonders, Inc. announced that it has signed a letter of intent with World of Science, Inc. Under the terms of the letter of intent, Natural Wonder will purchase all of the issued and outstanding common stock of World of Science.

          A copy of the press release is attached as Exhibit A.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 8, 2000
                                 NATURAL WONDERS, INC.
                                    (Registrant)



                                 /s/ Peter G. Hanelt
                                 --------------------------------------
                                 Peter G. Hanelt,
                                 Chief Executive Officer, President and
                                 Chief Financial Officer
                                 (Signing on behalf of the registrant and
                                 as Principal Accounting and Financial Officer)

Exhibit A:


FOR IMMEDIATE RELEASE

CONTACTS:    Peter G. Hanelt
             Chief Executive Officer/CFO
             Natural Wonders, Inc.
             (510) 252-6607
             www.naturalwonders.com

                         WORLD OF SCIENCE TO MERGE WITH
                         ------------------------------
                                 NATURAL WONDERS
                                 ---------------

NATURAL WONDERS TO ADD 104 STORES AND OVER $60 MILLION IN REVENUE.

            Fremont, CA - May 23, 2000-- Natural Wonders, Inc. (NASDAQ: NATW), a leading specialty retailer of unique and affordable family gifts inspired by the wonders of science and nature, and World of Science, Inc. (NASDAQ: WOSI), another leading retailer of a variety of traditional and distinctive science and nature products, today announced that they have signed a letter of intent with regard to the purchase by Natural Wonders of all of the issued and outstanding stock of World of Science for $6.25 million, in cash, which equates to approximately $1.32 per share.

            The deal is expected to be completed at the beginning of the third quarter, is subject to World of Science shareholder and regulatory approval and will be accounted for using the purchase accounting method.

            For the fiscal year ended January 29, 2000, Natural Wonders reported $147.1 million in revenues and World of Science reported $61.1 million in revenues. As a result of the merger, Natural Wonders will have a store base of 261 regular stores and 19 seasonal stores. Given the holiday store opening plans for Natural Wonders and World of Science, the combined store count is expected to expand to approximately 300 stores by calendar year end.

            Peter G. Hanelt, CEO of Natural Wonders, Inc., said, "Because both companies are well known for their strength in nature and science retailing, we are thrilled with the substantial merchandising and operating synergies. This partnership is a natural fit and will benefit our customers, employees, and shareholders. This merger will substantially increase our 2000 revenue base, improve our earnings potential and increase our number of stores. Within the important markets in the eastern half of the United States, this will approximately double our market presence. Moreover, we will seek to achieve significant operating and administrative synergies as we integrate the businesses."

            World of Science's CEO Fred H. Klaucke said, "As previously announced, our company has been exploring alternatives to maximize shareholder value and we believe that this transaction satisfies that objective. The combination of these two companies will result in a formidable specialty retailer of science and nature products."

            Natural Wonders CEO Hanelt will continue in his role as CEO. World of Science CEO Klaucke will be extensively involved with the integration of the two companies.

About Natural Wonders, Inc.

            Natural Wonders, Inc. is a specialty gift retailer of unique and affordable family gifts inspired by the wonders of science and nature. The Company's merchandise assortment includes telescopes, mineral carvings, globes, home and garden items, ceramics, wind chimes, hats and shirts, books, tapes, cd's, videos, and a variety of interactive toys and games. Natural Wonder's merchandise is moderately priced and appeals to consumers' appreciation of the wonders of the world. Target customers are predominantly well educated, middle income families (adults ages 25 and up and children ages 6 to 12. Natural Wonders' marketing strategy is to create an atmosphere that generates excitement about the world of nature and science. The strategy includes theme presentations, which highlight a related group of products that tell a story about a specific place or activity. Marketing may also involve developing partnerships with non-profit organizations that support environmental and conservation efforts.

About World of Science
            World of Science is a specialty retailer of a variety of traditional and distinctive science and nature products. The Company's merchandising strategy emphasizes both the educational and entertainment values of its products.

            Certain statements in this report, including statements regarding the timing of the merger and its impact on revenue, growth and earnings, the accounting treatment for the merger, first quarter results and new store openings are forward-looking statements within the meaning of the Private

            Securities Litigation Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including the ability to obtain all necessary consents and approvals for the merger; unanticipated operational challenges in connection with combining operations; delays in opening new stores; the ability to retain key personnel; the availability of capital to fund continuing operations of both companies and their affiliates; changes in consumer spending patterns and in demand for popular products; the ability to open and operate new stores on a profitable basis; and prevailing economic conditions. Additional information on factors that may affect the business and financial results of Natural Wonders or World of Science can be found in their filings with the Securities and Exchange Commission.

            Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include the Company's ability to purchase attractive and appropriate merchandise, changes in consumer demands and preferences, competition from other retailers, and uncertainties generally associated with gift retailing. Other risk factors are detailed in the Company's Securities and Exchange Commission filings.

                                      # # #

                                                                         ANNEX G

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 10-Q

(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended April 29, 2000

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-20035



                              Natural Wonders, Inc.
             (Exact name of Registrant as specified in its charter)

           Delaware                                       77-0141610
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                4209 Technology Drive, Fremont, California 94538
                    (Address of principal executive offices)
                                   (Zip code)

                                  510-252-9600
              (Registrant's telephone number, including area code)

          Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                   YES   X              NO
                       -----


Common stock outstanding as of May 27, 2000:  7,848,288  shares of common stock.

                              NATURAL WONDERS, INC.
                              ---------------------
                                      INDEX
                                      -----

                                                                                           Page Number

PART I.     FINANCIAL INFORMATION

Item 1.     Financial Statements (Unaudited)
            Condensed Statements of Operations                                                3
            Quarters ended April 29, 2000 and May 1, 1999

            Condensed Balance Sheets                                                          4
            April 29, 2000, January 29, 2000 and May 1, 1999

            Condensed Statements of Cash Flows                                                5
            Three months ended April 29, 2000 and May 1, 1999

            Notes to Condensed Financial Statements                                           6

Item 2.     Management's Discussion and Analysis of                                           7 - 10
            Financial Condition and Results of Operations

PART II.    OTHER INFORMATION                                                                 11

Item 1.     Legal Proceedings - None

Item 2.     Changes in Securities - None

Item 3.     Defaults Upon Senior Securities - None

Item 4.     Submission of Matters to a Vote of Security Holders - None
Item 5.     Other Information - None

Item 6.     Exhibits and Reports on Form 8-K                                                  11

            Signature                                                                         12


                              NATURAL WONDERS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                               THREE MONTHS ENDED
                                             --------------------
                                              APRIL 29,     MAY 1,
                                               2000         1999
                                             --------    --------
Net sales                                    $ 23,273    $ 21,552
Cost of goods sold and
      store occupancy expenses                 19,002      18,950
                                             --------    --------
           Gross margin                         4,271       2,602
Selling, general & administrative expenses     10,362       9,613
                                             --------    --------
           Operating loss                      (6,091)     (7,011)

Interest expense (income) and other, net          152         (92)
                                             --------    --------
           Loss before taxes                   (6,243)     (6,919)
Income tax benefit                              2,416       2,560
                                             --------    --------
           Net loss                          $ (3,827)   $ (4,359)
                                             ========    ========

Net loss per common share
basic:                                       $  (0.49)   $  (0.55)

Weighted average common shares outstanding
basic:                                          7,859       7,951

Stores open at end of period                      178         178



                   See notes to condensed financial statements

                              NATURAL WONDERS, INC.
                            CONDENSED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                        APRIL 29,   JANUARY 29,    MAY 1,
                                                         2000         2000         1999
                                                       --------    --------    --------
                                ASSETS
Current Assets:
      Cash and cash equivalents                        $     13    $  3,010    $    314
      Short-term investments                                  0           0       3,188
      Merchandise inventories                            29,619      28,205      22,600
      Prepaid income taxes                                3,827       1,386       2,692
      Prepaid expenses and other current assets           3,284       3,671       4,241
                                                       --------    --------    --------
                Total current assets                     36,743      36,272      33,035
Property and Equipment:
      Leasehold improvements                             22,798      22,759      30,500
      Furniture, fixtures and equipment                  21,781      21,175      35,100
                                                       --------    --------    --------
                                                         44,579      43,934      65,600
      Less accumulated depreciation and amortization    (24,213)    (22,757)    (39,322)
                                                       --------    --------    --------
                                                         20,366      21,177      26,278
Other Assets                                              7,761       7,892       3,497
                                                       --------    --------    --------
Total Assets                                           $ 64,870    $ 65,341    $ 62,810
                                                       ========    ========    ========



               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
      Trade accounts payable                           $  9,295    $ 12,664    $  6,426
      Accrued compensation and related costs              1,664       2,300       1,726
      Accrued liabilities                                 2,418       2,743       2,055
      Short-term borrowings                               7,833           0           0
                                                       --------    --------    --------
               Total current liabilities                 21,210      17,707      10,207
Deferred Rents                                            2,881       2,994       3,512
Commitments and Contingencies
Stockholders' Equity:
      Common stock, par value $.0001; authorized
      17,000,000 shares; issued and outstanding
      7,848,288; 7,869,006; 7,951,392 shares                  1           1           1
      Capital in excess of par value                     33,717      33,751      34,073
      Retained earnings                                   7,061      10,888      15,017
                                                       --------    --------    --------
               Total stockholders' equity                40,779      44,640      49,091
                                                       --------    --------    --------
Total Liabilities and Stockholders' Equity             $ 64,870    $ 65,341    $ 62,810
                                                       ========    ========    ========


                   See notes to condensed financial statements

                                        NATURAL WONDERS, INC.
                                 CONDENSED STATEMENTS OF CASH FLOWS
                                       (Dollars in thousands)
                                             (Unaudited)



                                                                           THREE MONTHS ENDED
                                                                           ------------------
                                                                  APRIL 29, 2000           MAY 1, 1999
                                                                  --------------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Loss                                                        $ (3,827)              $ (4,359)
    Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization                                    1,456                  1,812
      Change in operating assets and liabilities:
         Merchandise inventories                                      (1,414)                   107
         Prepaid expenses and other assets                            (1,923)                (1,181)
         Trade accounts payable                                       (3,369)                (2,074)
         Accrued compensation and related costs                         (636)                  (574)
         Accrued liabilities                                            (325)                  (982)
         Deferred rent                                                  (113)                   (51)
                                                                    --------               --------
         Net cash used in operating activities                       (10,151)                (7,302)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Sales of short-term investments                                         0                  7,380
   Purchases of property and equipment                                  (645)                (1,417)
                                                                    --------               --------
         Net cash (used in)/provided by investing activities            (645)                 5,963

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowing on line of credit                                     7,833                      0
   Purchase of treasury stock                                            (46)                     0
   Issuance of common stock under employee stock purchase program         12                      0
                                                                    --------               --------
         Net cash provided by financing activities                     7,799                      0

NET DECREASE IN CASH AND CASH EQUIVALENTS                             (2,997)                (1,339)

CASH AND CASH EQUIVALENTS:
   Beginning of year                                                   3,010                  4,841
                                                                    --------               --------
   End of period                                                    $     13               $  3,502
                                                                    ========               ========

CASH PAID DURING PERIOD:
   Interest                                                         $    151               $      5
   Income taxes                                                     $     25               $      0




                   See notes to condensed financial statements

                              NATURAL WONDERS, INC.
                              ---------------------

NOTES TO CONDENSED FINANCIAL STATEMENTS AS OF APRIL 29, 2000 AND MAY 1, 1999 AND FOR THE THREE MONTH PERIODS ENDED APRIL 29, 2000 AND MAY 1, 1999

1. The financial statements are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented. The results of operations for the quarter ended April 29, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year ending February 3, 2001. This financial information should be read in conjunction with the audited financial statements and notes thereto included in the Company's 1999 Annual Report to Stockholders and Form 10-K for the fiscal year ended January 29, 2000 as filed with the Securities and Exchange Commission.

2. The Company entered into an amended and restated credit facility agreement with a commercial bank, effective June 15, 1999, for the purpose of financing seasonal working capital needs. This line of credit is for a term of three years, with a maximum credit line of $30,000,000, and is provided by the same bank that provided the Company's previous credit facility agreement, together with an additional lender acting as administrative agent. The line provides for revolving advances up to the lesser of 60% of the value of eligible inventory, 80% of the net retail liquidation value of eligible inventory, or the maximum credit line. As of April 29, 2000, total availability under the line was $10,788,000, with $7,833,000 outstanding. The line includes up to $5,000,000 for the issuance of commercial and standby letters of credit. The line of credit must be fully repaid for a 30-day consecutive period between January 1 and February 15 each year. The Company has the option of choosing interest payable at a rate based on LIBOR plus 2.25% or a rate equal to the bank's prime rate. The agreement contains restrictive covenants, which include maintaining certain minimum tangible net worth levels and requiring bank consent for the payment of dividends. As of January 29, 2000, the Company was not in compliance with the tangible net worth covenant. The noncompliance was waived and the agreement was amended with a revised covenant. At the same time, the administrative agent assumed the commercial bank's participation. As of April 29, 2000, the Company was in compliance with the revised tangible net worth covenant. The agreement also includes certain prepayment penalties.

PART I.     FINANCIAL INFORMATION

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Results of Operations

General

            As of April 29, 2000, Natural Wonders operated 178 stores in 39 states compared to 178 stores in 36 states as of May 1, 1999. During the first three months of 2000, four stores were closed (one temporary store and three permanent stores) as compared to one new store opened and three stores closed (one temporary store, one permanent store and one for remodeling) in the first three months of fiscal 1999.

Recent Development

               On May 23, 2000, Natural Wonders, Inc. announced that it had signed a letter of intent with World of Science, Inc. Under the terms of the letter of intent, Natural Wonders will purchase all of the issued and outstanding common stock of World of Science for $6.25 million, in cash, which equates to approximately $1.32 per share. Funding alternatives are currently being evaluated. The deal is expected to be completed at the beginning of the third quarter, is subject to World of Science shareholder and regulatory approval and will be accounted for using the purchase accounting method. A copy of the letter is attached as Exhibit 10.34.

Sales

            During the first quarter of 2000, sales increased 8.1% over the same period in 1999. The increase was primarily due to the increase in comparable store sales. Comparable store sales increased 5.4% in the first quarter of 2000, as compared to the same period in 1999. The increase in the first quarter was primarily attributable to the impact of merchandise assortment changes.

Cost of Goods Sold and Store Occupancy Expenses

            Cost of goods sold and store occupancy expenses include distribution center costs and other expenses associated with acquiring inventory. As a percentage of sales, these costs decreased to 81.6% in the first quarter of 2000 from 87.9% in the first quarter of 1999. The decrease in costs as a percentage of sales in the first quarter was primarily due to the impact of the improvement in comparable store sales on store occupancy fixed expenses as well as improved product margins.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses, (SG&A), are primarily non-occupancy store expenses and corporate overhead. As a percentage of sales, these costs decreased slightly to 44.5% in the first quarter of 2000 from 44.6% in the first quarter of 1999.

Operating Income

            As a result of the foregoing, the operating loss was $6,091,000 or 26.2% of sales in the first quarter of 2000 versus $7,011,000 or 32.5% of sales in the first quarter of 1999.

Interest Expense (Income) and Other, Net

            Interest expense (income) and other, net increased to 0.7% of sales in the first quarter of 2000 from (0.4)% of sales in the first quarter of 1999. The increase was due to the use of the bank line in the first quarter of 2000, as opposed to interest income from investments in the first quarter of 1999.

Net Loss

            As a result of the foregoing, the net loss decreased to $3,827,000 or 16.4% of sales in the first quarter of 2000 from $4,359,000 or 20.2% of sales in the first quarter of 1999.

Liquidity and Capital Resources
-------------------------------

            Seasonal working capital requirements have been met primarily through short-term bank borrowings.

            At April 29, 2000, cash and investments decreased $2,997,000 from prior year-end. This was primarily due to seasonal operating losses, historically incurred in the first three fiscal quarters.

            Compared to the first quarter in the prior year, cash and investments decreased due to lower accounts payable and higher merchandise inventories. The lower inventory level of prior year was primarily attributable to the merchandise assortment transition in process. This was offset in part by lower seasonal operating losses and purchasing less equipment.

            In fiscal 2000, the Company plans to open approximately 4 new stores and, during the holiday season, approximately 25 stores in temporary locations. The Company anticipates that cash in 2000 will primarily be used for capital expenditures and merchandise inventory for new stores and temporary locations, and to purchase inventory for the Company's existing stores, particularly prior to and during the peak holiday selling season. Additionally, in fiscal 1997 the Board of Directors of the Company authorized the repurchase of up to $2,000,000 of Natural Wonders outstanding common stock. As of April 29, 2000, the Company had repurchased 365,957 shares of Natural Wonders common stock at a total cost of $1,297,000.

            The Company entered into an amended and restated credit facility agreement with a commercial bank, effective June 15, 1999, for the purpose of financing seasonal working capital needs. This line of credit is for a term of three years, with a maximum credit line of $30,000,000, and is provided by the same bank that provided the Company's previous credit facility agreement, together with an additional lender acting as administrative agent. The line provides for revolving advances up to the lesser of 60% of the value of eligible inventory, 80% of the net retail liquidation value of eligible inventory, or the maximum credit line. As of April 29, 2000, total availability under the line was $10,788,000, with $7,833,000 outstanding. The line includes up to $5,000,000 for the issuance of commercial and standby letters of credit. The line of credit must be fully repaid for a 30-day consecutive period between January 1 and February 15 each year. The Company has the option of choosing interest payable at a rate based on LIBOR plus 2.25% or a rate equal to the bank's prime rate. The agreement contains restrictive covenants, which include maintaining certain minimum tangible net worth levels and requiring bank consent for the payment of dividends. As of January 29, 2000, the Company was not in compliance with the tangible net worth covenant. The noncompliance was waived and the agreement was amended with a revised covenant. At the same time, the administrative agent assumed the commercial bank's participation. As of April 29, 2000, the Company was in compliance with the revised tangible net worth covenant. The agreement also includes certain prepayment penalties.

            The Company believes that current cash and short-term investments together with its cash flow from operations and funds available under its credit facilities will be sufficient to fund the Company's operations for the next 12 months.

INFLATION AND SEASONALITY
-------------------------

            The Company does not believe that its operations have been materially affected by inflation during recent years. However, there is no assurance that its business will not be affected by inflation in the future.

            The Company's business is subject to substantial seasonal variations in demand. Historically, a significant portion of the Company's sales and substantially all of its net earnings have been realized during the fourth quarter (which includes the November/December holiday season), and levels of sales and net earnings have been significantly lower in the first three quarters, usually resulting in losses in these quarters. If for any reason the Company's sales were substantially below seasonal norms during the months of November and December, as was the case in 1998, the Company's annual results would be adversely affected. The Company's quarterly results of operations may fluctuate significantly as a result of comparable store sales levels, the timing of new store openings and the amount of revenue contributed by new stores.

FUTURE RESULTS
--------------

            This report contains forward-looking statements regarding, among other matters, the Company's future strategy, store opening and closing plans, availability of financing and cash flows, merchandising strategy and growth. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements address matters which are subject to a number of risks and uncertainties. In addition to the general risks associated with the operation of specialty retail stores in a highly competitive environment, the success of the Company will depend on a variety of factors. The success of the Company's operations depends upon a number of factors relating to consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. The Company's continued growth also depends upon the demand for its products, which in turn is dependent upon various factors, such as the introduction and acceptance of new products and the continued popularity of existing products, as well as the timely supply of all merchandise. Reference is made to the Company's filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the Company's business.

PART II.    OTHER INFORMATION


Item 6.     Exhibits and Reports on Form 8-K

a.          Exhibits

            Exhibit 10.34: Letter of intent to purchase World or Science, Inc., signed and acknowledged by Natural Wonders, Inc. and World of Science, Inc. on May 23, 2000

            Exhibit 11.1:     Computation of Per Share Loss

            Exhibit 27:       Financial Data Schedule


b.          Reports on Form 8-K

            The Company filed a report on Form 8-K on June 8, 2000, which included a copy of a press release dated May 23, 2000, announcing the signing of a letter of intent with World of Science, Inc. wherein Natural Wonders would purchase all of the issued and outstanding common stock of World of Science.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 12, 2000
                               NATURAL WONDERS, INC.
                                  (Registrant)



                               /s/ Peter G. Hanelt
                               --------------------------------------
                               Peter G. Hanelt,
                               Chief Executive Officer
                               President
                               Chief Financial Officer
                               (Signing on behalf of the registrant and
                               as Principal Accounting and Financial Officer)

                                                                    Exhibit 11.1


                              NATURAL WONDERS, INC.
                        COMPUTATION OF PER SHARE NET LOSS
                              (Shares in thousands)





                                                               Quarter Ended
                                                               -------------
                                                      April 29, 2000   May 1, 1999
                                                      --------------   -----------
Net loss                                                 $(3,827)       $(4,359)
                                                         =======        =======

Weighted average common shares
       Outstanding, basic and diluted                      7,859          7,951

Per share net loss, basic and diluted                    $ (0.49)       $ (0.55)
                                                         =======        =======



                                                                         ANNEX H

                      SECURITIES AND EXCHANGE COMMISSION


                             Washington, DC  20549



                                   Form 8-K




               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934


       Date of Report (Date of earliest event reported): August 4, 2000



                             Natural Wonders, Inc.
            (Exact name of Registrant as specified in its charter)


        Delaware                            0-20035                            77-0141610
(State or other jurisdiction of           (Commission                (IRS Employer Identification No.)
 incorporation or organization)           File Number)


               4209 Technology Drive, Fremont, California  94538
                   (Address of principal executive offices)
                                  (Zip code)


                                 510-252-9600
             (Registrant's telephone number, including area code)

Item 5. Other Events

    On August 4, 2000, Natural Wonders, Inc. and World of Science, Inc. announced that they had signed a definitive merger agreement, pursuant to which Natural Wonders would purchase all of the issued and outstanding shares of common stock of World of Science, Inc for $1.15 per share.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (c)      Exhibits

     2.1      Agreement and Plan of Merger

    99.1      Press Release dated August 4, 2000

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 14, 2000

                                NATURAL WONDERS, INC.
                                (Registrant)



                                /s/ Peter G. Hanelt
                                ______________________________________
                                Peter G. Hanelt,
                                Attac Chief Executive Officer, President and Chief Financial Officer
                                (Signing on behalf of the registrant and
                                as Principal Accounting and Financial Officer)

                                                 FOR IMMEDIATE RELEASE

CONTACTS:  Peter G. Hanelt                      Charles A. Callahan
           Chief Executive Officer/CFO          Chief Financial Officer
           Natural Wonders, Inc.                World of Science, Inc.
           (510) 252-6607                       (716) 475-0100
           www.naturalwonders.com               www.worldofscience.com
           ----------------------

                        WORLD OF SCIENCE TO MERGE WITH
                        ------------------------------
                                NATURAL WONDERS
                                ---------------

     Fremont, CA - August 4, 2000-- Natural Wonders, Inc. (Nasdaq: NATW), a leading specialty retailer of unique and affordable family gifts inspired by the wonders of nature and science, and World of Science, Inc. (Nasdaq: WOSI), another leading retailer of a variety of traditional and distinctive science and nature products, today announced that they have signed a definitive merger agreement pursuant to which Natural Wonders would purchase all of the shares of common stock of World of Science for $1.15 per share, in cash. The transaction is subject to certain conditions, including approval of the shareholders of World of Science and the receipt of financing commitments by Natural Wonders. The parties expect that the transaction will close prior to the end of the third calendar quarter.

     Peter G. Hanelt, CEO of Natural Wonders, Inc., said, "We are excited at the prospects for Natural Wonders. The combined Company will be the largest mall based specialty retailer within the nature and science category. We have always admired World of Science and now have the opportunity to combine their strengths with Natural Wonders. We expect aggressive growth in profitability beginning with this fiscal year as the powerful synergies of the combination are realized virtually from the closing. We expect to operate approximately 310 stores this holiday season with positive comparable store sales. With very few stores of each Company located in the same malls, the combination gives Natural Wonders an excellent concentration of retail stores in the critically important eastern half of the country and improves substantially our geographical representation throughout the country.''

     World of Science's CEO Fred H. Klaucke said, "I am glad that Natural Wonders was able to present us with a proposal that warranted a resurrection of a proposed transaction that we can recommend to our shareholders for approval. We are pleased to be part of what will become a dynamic mall based specialty retailer of science and nature products. We look forward to working with Natural Wonders in combining the formidable talents and strengths of the two companies. We will all work hard to make the transition as seamless as possible in order to effectuate a prompt closing of the transaction and insure the best possible holiday selling season.''

About Natural Wonders, Inc.

     Natural Wonders, Inc. is a specialty gift retailer of unique and affordable family gifts inspired by the wonders of science and nature. The Company's merchandise assortment includes telescopes, mineral carvings, globes, home and garden items, ceramics, wind chimes, hats and shirts, books, tapes, cd's, videos, and a variety of interactive toys and games. Natural Wonder's merchandise is moderately priced and appeals to consumers' appreciation of the wonders of the world. Target customers are predominantly well educated, middle income families (adults ages 25 and up and children ages 6 to 12. Natural Wonders' marketing strategy is to create an atmosphere that generates excitement about the world of nature and science. The strategy includes theme presentations, which highlight a related group of products that tell a story about a specific place or activity. Marketing may also involve developing partnerships with non-profit organizations that support environmental and conservation efforts.

About World of Science

     World of Science is a specialty retailer of a variety of traditional and distinctive science and nature products. The Company's merchandising strategy emphasizes both the educational and entertainment values of its products.

     Certain statements in this report, including statements regarding the timing of the merger and its impact on revenue, growth and earnings, and new store openings are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including the ability to obtain all necessary consents and approvals for the merger; obtaining the financing needed to fund the merger; unanticipated operational challenges in connection with combining operations; delays in opening new stores; the ability to retain key personnel; the availability of capital to fund continuing operations of both companies and their affiliates; changes in consumer spending patterns and in demand for popular products; the ability to open and operate new stores on a profitable basis; and prevailing economic conditions. Additional information on factors that may affect the business and financial results of Natural Wonders or World of Science can be found in their filings with the Securities and Exchange Commission.

                                     # # #



By                                  /s/  Peter G. Hanelt
                                    --------------------
                                    President and Chief Executive Officer

                                REVOCABLE PROXY

                            WORLD OF SCIENCE, INC.

                       900 JEFFERSON ROAD, BUILDING FOUR
                           ROCHESTER, NEW YORK 14623

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                        WORLD OF SCIENCE, INC. FOR THE
                        SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON September 8, 2000

The undersigned hereby constitutes and appoints Fred H. Klaucke and Richard B. Callen, and each of them, as proxies (the "Proxies") of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $0.01 per share, of World of Science, Inc. ("World of Science") held of record by the undersigned as of the close of business on August 15, 2000, at the Special Meeting of Stockholders (the "Special Meeting") to be held at the principal offices of World of Science at 900 Jefferson Road, Building Four, Rochester, New York, on Friday, September 8, 2000 at 11:00 a.m. local time and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH IN PARAGRAPH 1 ON THE REVERSE SIDE HEREOF. THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING ANY MOTION TO ADJOURN THE SPECIAL MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Stockholders of record who plan to attend the Special Meeting may revoke their proxy by casting their vote at the meeting in person.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

           PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

[X]  PLEASE MARK VOTE
     AS IN THIS EXAMPLE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1


                                                  FOR     AGAINST   ABSTAIN

1.   To approve the Agreement and Plan of Merger  [_]       [_]       [_]
     dated as of August 3, 2000, by and among Natural Wonders, Inc., Merger Sub, a wholly-owned subsidiary of Natural Wonders to be formed, and World of Science, Inc., providing for the merger of Merger Sub with and into World of Science with World of Science being the surviving corporation, as a wholly-owned subsidiary of Natural
     Wonders, Inc.

2. To consider and act upon such other matters as may properly come before the Special
     Meeting and any adjournments or
     postponements thereof.

                                 ________________________________

Please be sure to sign and date this Proxy.

Date:________________________

Stockholder(s) signature(s):

_________________________________________________________________

_________________________________________________________________

Please sign name exactly as shown on reverse. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

               PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.